   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                       CORNERSTONE PROPANE PARTNERS, L.P.

             (Exact name of registrant as specified in its charter)

                           --------------------------

           DELAWARE                          5984                  77-0439862
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                           --------------------------

                              432 WESTRIDGE DRIVE
                         WATSONVILLE, CALIFORNIA 95076
                                 (408) 724-1921

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                RONALD J. GOEDDE
                              432 WESTRIDGE DRIVE
                         WATSONVILLE, CALIFORNIA 95076
                                 (408) 724-1921

           (Name, address, including zip code, and telephone number,

                   including area code, of agent for service)

                           --------------------------

                                WITH A COPY TO:

                                ROBERT J. MINKUS
                             SCHIFF HARDIN & WAITE
                                7200 SEARS TOWER
                              233 S. WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 258-5500

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)    REGISTRATION FEE
Common Units..........................      3,000,000             $22.25           $66,750,000           $19,692

(1) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low sale prices of the Common Units on February 10, 1998, as reported on the New York Stock Exchange composite tape.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 PRELIMINARY PROSPECTUS DATED FEBRUARY 13, 1998

                             3,000,000 COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS

                       CORNERSTONE PROPANE PARTNERS, L.P.
                                ---------------

    This Prospectus relates to up to 3,000,000 Common Units representing limited partner interests in Cornerstone Propane Partners, L.P., a Delaware limited partnership (the "Partnership"), which may be issued from time to time by the Partnership in connection with its acquisition of other businesses, properties or securities. It is expected that the terms of such acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses, properties or securities to be acquired. Common Units issued in such acquisitions will be valued at prices reasonably related to market prices of the Common Units either at the time the terms of an acquisition are agreed upon or at the time of delivery of such Common Units.

    All of the Common Units offered hereby may, subject to certain conditions, be resold pursuant to this Prospectus by the persons who receive such units in acquisitions. See "Outstanding Securities Covered by this Prospectus" on page iii for information relating to resales of Common Units pursuant to this Prospectus.

    The Partnership has registered with the Secretary of the Treasury as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. Any adjustments in the Partnership's tax returns will lead to adjustments in the Unitholders' tax returns and may lead to audits of the Unitholders' tax returns and adjustments of items unrelated to the Partnership. See "Tax Consequences--Administrative Matters."

                            ------------------------

    LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. PURCHASERS OF COMMON UNITS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER "RISK FACTORS," STARTING ON PAGE 9, IN EVALUATING AN INVESTMENT IN THE PARTNERSHIP.

                             ---------------------

    The Common Units are traded on the New York Stock Exchange, Inc. under the symbol "CNO." The last reported sale price of Common Units on the New York Stock Exchange composite tape on February 10, 1998 was $22 per Common Unit.

    All expenses of this offering will be paid by the Partnership. No underwriting discounts or commissions will be paid in connection with the issuance of Common Units by the Partnership, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February   , 1998

                             AVAILABLE INFORMATION

    The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates or from the Web site maintained by the Commission at http://www.sec.gov. The Partnership's Common Units are listed on the New York Stock Exchange, and reports and other information concerning the Partnership can be inspected and copied at the offices of such exchange at 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Partnership with the Commission under the Securities Act with respect to the Common Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement for further information with respect to the Partnership and the Common Units offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS THERETO UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON ORAL OR WRITTEN REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, FROM RONALD J. GOEDDE, CORNERSTONE PROPANE PARTNERS, L.P., AT ITS PRINCIPAL EXECUTIVE OFFICES, 432 WESTRIDGE DRIVE, WATSONVILLE, CALIFORNIA 95076 (TELEPHONE: (408) 724-1921).

    The following documents filed with the Commission by the Partnership (File No. 1-12499) pursuant to Section 13(a) of the Exchange Act are incorporated herein by reference as of their respective dates:

(a) Annual Report on Form 10-K for the year ended June 30, 1997;

(b) Quarterly Report on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997; and

(c) The description on the Common Units contained in the Partnership's Registration Statement on Form 8-A dated November 25, 1996.

    Each document filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Units pursuant hereto shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

    This Prospectus has also been prepared for use by the persons who may receive Common Units covered by the Registration Statement from the Partnership in acquisitions and who may be entitled to offer such Common Units under circumstances requiring the use of a prospectus (such persons being referred to as "Selling Unitholders"); provided, however, that no Selling Unitholder will be authorized to use this Prospectus for an offer of such Common Units without first obtaining the consent of the Partnership. The Partnership may consent to the use of this Prospectus by Selling Unitholders for a limited period of time and subject to limitations and conditions, which may be varied by agreement between the Partnership and the Selling Unitholders. Resales of such Common Units may be made on the New York Stock Exchange or such other exchange on which the Common Units may be listed, in the over-the-counter market, in private transactions or pursuant to underwriting agreements.

    Agreements with Selling Unitholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Partnership; that Selling Unitholders enter into custody agreements with one or more banks with respect to the Common Units offered; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. The Selling Unitholders may be deemed to be underwriters within the meaning of the Securities Act.

    When resales are to be made through a broker or dealer selected by the Partnership, it is anticipated that a member firm of the New York Stock Exchange may be engaged to act as the Selling Unitholders' agent in the sale of units by such Selling Unitholders. The member firm will be entitled to commissions (including negotiated commissions to the extent permissible). Sales of Common Units by the member firm may be made on the New York Stock Exchange or other exchange from time to time at prices related to prices then prevailing. Any such sales may be by block trade. Any such member firm may be deemed to be an underwriter within the meaning of the Securities Act, and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under the Securities Act.

    Upon the Partnership being notified by a Selling Unitholder that any block trade has taken place, a prospectus supplement, if required, will be filed pursuant to Rule 424 under the Securities Act, disclosing the name of the member firm, the number of units involved, the price at which such units were sold by such Selling Unitholder, and the commissions to be paid by such Selling Unitholder to such member firm.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP, ANY SELLING UNITHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................    ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................    ii
OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS.........................   iii
PROSPECTUS SUMMARY........................................................     1
  The Partnership.........................................................     1
  Recent Development......................................................     2
  Summary Pro Forma and Historical Financial and Operating Data...........     2
  The Offering............................................................     4
RISK FACTORS..............................................................     9
  Risks Inherent in the Partnership's Business............................     9
  Risks Inherent in an Investment in the Partnership......................    11
  Conflicts of Interest and Fiduciary Responsibilities....................    15
  Tax Risks...............................................................    17
USE OF PROCEEDS...........................................................    20
SELECTED FINANCIAL AND OPERATING DATA.....................................    21
RECENT DEVELOPMENT........................................................    24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..............................................................    25
  General.................................................................    25
  Analysis of Results of Operations.......................................    25
  Liquidity and Capital Resources.........................................    27
  Recently Issued Accounting Standards....................................    28
  Year 2000 Compliance....................................................    28
BUSINESS..................................................................    29
  General.................................................................    29
  Business Strategy.......................................................    30
PARTNERSHIP STRUCTURE AND MANAGEMENT......................................    32
DESCRIPTION OF THE COMMON UNITS...........................................    34
  The Units...............................................................    34
  Transfer Agent and Registrar............................................    34
  Transfer of Common Units................................................    34
CASH DISTRIBUTION POLICY..................................................    36
  General.................................................................    36
  Quarterly Distributions of Available Cash...............................    37
  Distributions from Operating Surplus During Subordination Period........    37
  Distributions from Operating Surplus after Subordination Period.........    39
  Incentive Distributions--Hypothetical Annualized Yield..................    39
  Distributions from Capital Surplus......................................    40
  Adjustment of Minimum Quarterly Distribution and Target Distribution
    Levels................................................................    41
  Distributions of Cash Upon Liquidation..................................    41
CASH AVAILABLE FOR DISTRIBUTION...........................................    44
THE PARTNERSHIP AGREEMENT.................................................    46
  Organization and Duration...............................................    46
  Purpose.................................................................    46
  Power of Attorney.......................................................    47
  Capital Contributions...................................................    47
  Limited Liability.......................................................    47
  Issuance of Additional Securities.......................................    48

                                                                            PAGE
                                                                            ----
  Amendment of Partnership Agreement......................................    49
  Merger, Sale or Other Disposition of Assets.............................    50
  Termination and Dissolution.............................................    51
  Liquidation and Distribution of Proceeds................................    51
  Withdrawal or Removal of the General Partners...........................    51
  Transfer of General Partners' Interests and Incentive Distribution
    Rights................................................................    52
  Change of Management Provisions.........................................    53
  Limited Call Right......................................................    53
  Meetings; Voting........................................................    54
  Status as Limited Partner or Assignee...................................    54
  Non-Citizen Assignees; Redemption.......................................    55
  Indemnification.........................................................    55
  Books and Reports.......................................................    56
  Right to Inspect Partnership Books and Records..........................    56
  Registration Rights.....................................................    56
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES......................    57
  Conflicts of Interest...................................................    57
  Fiduciary and Other Duties..............................................    59
TAX CONSIDERATIONS........................................................    61
  Classification of the Partnership.......................................    61
  Tax Rates...............................................................    62
  Consequences of Exchanging Property for Common Units....................    62
  Ownership of Units by S Corporations....................................    63
  Partnership Status......................................................    65
  Limited Partner Status..................................................    66
  Tax Consequences of Unit Ownership......................................    67
  Allocation of Partnership Income, Gain, Loss and Deduction..............    68
  Tax Treatment of Operations.............................................    70
  Disposition of Common Units.............................................    72
  Uniformity of Units.....................................................    75
  Administrative Matters..................................................    77
  State, Local and Other Tax Considerations...............................    79
UNITS ELIGIBLE FOR FUTURE SALE............................................    80
PLAN OF DISTRIBUTION......................................................    81
VALIDITY OF THE COMMON UNITS..............................................    81
EXPERTS...................................................................    81
APPENDIX A................................................................   A-1

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND HISTORICAL AND PRO FORMA FINANCIAL DATA INCORPORATED BY REFERENCE IN THIS PROSPECTUS.THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP IS CORNERSTONE PROPANE GP, INC. (THE "MANAGING GENERAL PARTNER), A WHOLLY-OWNED SUBSIDIARY OF NORTHWESTERN GROWTH CORPORATION ("NORTHWESTERN GROWTH"). EXCEPT AS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO, OR DESCRIPTIONS OF, THE ASSETS, BUSINESS AND OPERATIONS OF THE PARTNERSHIP INCLUDE THE PROPANE ASSETS, BUSINESSES AND OPERATIONS OF SYN INC. ("SYNERGY"; IN ITS CAPACITY AS THE SPECIAL GENERAL PARTNER OF THE PARTNERSHIP, THE "SPECIAL GENERAL PARTNER" AND, TOGETHER WITH THE MANAGING GENERAL PARTNER, THE "GENERAL PARTNERS"), EMPIRE ENERGY CORPORATION ("EMPIRE ENERGY") AND CGI HOLDINGS, INC. ("COAST") AS CONDUCTED PRIOR TO THE INITIAL PUBLIC OFFERING OF COMMON UNITS IN DECEMBER 1996 (THE "IPO"). INFORMATION IN THIS PROSPECTUS RELATED TO THE PRO FORMA YEAR ENDED JUNE 30, 1997, REFLECTS A FULL YEAR OF ACTIVITY FOR THE THREE PREDECESSOR COMPANIES, AS IF THE PARTNERSHIP HAD BEEN IN OPERATION ON JULY 1, 1996. CAPITALIZED TERMS NOT DEFINED HEREIN HAVE THE MEANINGS GIVEN IN THE GLOSSARY INCLUDED AS APPENDIX A.

                                THE PARTNERSHIP

    The Partnership believes that it is the fifth largest retail marketer of propane in the United States in terms of volume, serving more than 380,000 residential, commercial, industrial and agricultural customers from 292 customer service centers in 27 states as of December 31, 1997. The Partnership's operations are concentrated in the east coast, south-central and west coast regions of the United States. For the fiscal year ended June 30, 1997, the Partnership had combined retail propane sales of approximately 214 million gallons and pro forma operating income plus depreciation and amortization ("EBITDA") of approximately $41.0 million. The Partnership was formed in 1996 to acquire, own and operate the propane businesses and assets of Synergy, Empire Energy and Coast and commenced operations on December 17, 1996.

    The Partnership believes that it is well positioned to compete successfully in the propane business for the following reasons: (i) management's experience in generating profitable growth at its customer service centers by fostering an entrepreneurial approach by local managers; (ii) the Partnership's large national and geographically diversified operations, which the Partnership believes reduces the effects of adverse weather conditions in any one region on EBITDA and allows it to achieve economies of scale; (iii) the significant proportion of the Partnership's retail sales that is made to residential customers, which are generally more profitable than sales to other customers;
(iv) management's experience in identifying, evaluating and completing both small and large acquisitions; (v) the Partnership's substantial national wholesale supply and logistics business, which provides it with a national presence and a relatively secure source of propane to support the service goals of its customer service centers; (vi) the Partnership's centralized administrative systems that enable local managers to focus on customer service and growth; and (vii) the Partnership's relationship with Northwestern Growth (a subsidiary of Northwestern Public Service Company ("NPS")), which has proven experience in the energy distribution business and in the acquisition and growth of propane businesses.

    Although the Partnership believes it has a number of competitive strengths, the propane industry is highly competitive and includes a number of large national firms and regional firms and several thousand small independent firms. Certain competitors may have greater financial resources or lower operating costs than the Partnership. Further, variations in the weather or the economy in one or more regions in which the Partnership operates can significantly affect the total volume of propane sold by the Partnership and, consequently, the Partnership's results of operations. See "Risk Factors."

    The Partnership's principal executive offices are located at 432 Westridge Drive, Watsonville, California 95076, and its telephone number is (408) 724-1921.

                               RECENT DEVELOPMENT

    On January 14 and 16, 1998, the Partnership sold an aggregate of 1,960,000 Common Units at $22.125 per unit pursuant to an underwritten public offering. Net proceeds to the Partnership were approximately $40.7 million. Pending the use of such proceeds for internal growth and acquisitions, the Partnership used approximately $10.0 million of the net proceeds for general business purposes and the balance to repay amounts outstanding under the Bank Credit Facility. As adjusted for the sale of such 1,960,000 Common Units and the application of the net proceeds, as of December 31, 1997 the Partnership's total long-term debt (including current portion) would have been $234.9 million, total partners' capital would have been $285.8 million and total capitalization would have been $520.7 million.

         SUMMARY PRO FORMA AND HISTORICAL FINANCIAL AND OPERATING DATA

    The following summary pro forma financial and operating data are derived from the pro forma consolidated financial statements of Cornerstone Propane Partners, L.P. incorporated by reference in this Prospectus. The pro forma information for the fiscal year ended June 30, 1997 set forth below has been prepared by combining the historical results of operations of Synergy for the five and one-half months ended December 16, 1996; Empire Energy for the five and one-half months ended December 16, 1996; Coast for the four and one-half months ended December 16, 1996; and the Partnership for the six and one-half months ended June 30, 1997. The pro forma information for the six months ended December 31, 1996 set forth below has been prepared by combining the historical results of operations of Synergy for the five and one-half months ended December 16, 1996; Empire Energy for the five and one-half months ended December 16, 1996; Coast for the four and one-half months ended December 16, 1996; and the Partnership for the period from December 17, 1996 to December 31, 1996. The historical financial and operating data for the six months ended December 31, 1997 are derived from the Partnership's unaudited consolidated financial statements incorporated by reference in this Prospectus and, in the opinion of management, include all adjustments necessary for a fair presentation of such information. The Partnership believes that it is reasonable to combine the results of operations of companies having different fiscal years because each of the fiscal years being combined includes the same winter heating seasons in which the majority of the Partnership's revenue and cash flow was generated. The financial and operating data for the six month periods ended December 31, 1997 and 1996 are not necessarily indicative of the results of operations for the full fiscal years. The following information should not be deemed indicative of future operating results of the Partnership.

                                                             FISCAL YEAR
                                                                ENDED        SIX MONTHS ENDED   SIX MONTHS ENDED
                                                            JUNE 30, 1997    DECEMBER 31, 1996  DECEMBER 31, 1997
                                                             (PRO FORMA)        (PRO FORMA)         (ACTUAL)
                                                           ----------------  -----------------  -----------------
                                                                               (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue..................................................     $  664,197        $   314,937        $   393,935
Cost of sales............................................        534,892            250,909            325,940
                                                                --------           --------           --------
Gross profit.............................................        129,305             64,028             67,995
Operating, general and administrative expenses...........         88,264             42,619             47,417
Depreciation and amortization............................         15,073              7,129              8,901
                                                                --------           --------           --------
Operating income.........................................         25,968             14,280             11,677
Interest expense.........................................         18,215              9,049              9,817
                                                                --------           --------           --------
Net income before income taxes...........................          7,753              5,231              1,860
Income taxes.............................................            109                 50                 52
                                                                --------           --------           --------
Net income...............................................     $    7,644        $     5,181        $     1,808
                                                                --------           --------           --------
                                                                --------           --------           --------

                                                             FISCAL YEAR
                                                                ENDED        SIX MONTHS ENDED   SIX MONTHS ENDED
                                                            JUNE 30, 1997    DECEMBER 31, 1996  DECEMBER 31, 1997
                                                             (PRO FORMA)        (PRO FORMA)         (ACTUAL)
                                                           ----------------  -----------------  -----------------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA
 (AS OF DECEMBER 31, 1997):
Current assets...........................................                                          $    85,375
Total assets.............................................                                              583,763
Current liabilities......................................                                               72,950
Long-term debt (including current maturities)............                                              266,525
Partners capital--General Partners.......................                                                4,917
Partners' capital--Limited Partners......................                                              236,658
Capital expenditures(a)..................................     $   15,977        $    12,254        $    30,544
EBITDA(b)................................................     $   41,041        $    21,409        $    20,578
Net income per Unit(c)...................................     $      .46        $       .31        $       .10
Retail propane gallons sold..............................        213,700            108,800            116,200

------------------------------

(a) Capital expenditures fall generally into three categories: (i) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of the Partnership's retail customer base, (ii) maintenance capital expenditures, which include expenditures for repairs that extend the life of the assets and replacement of property, plant and equipment, and (iii) acquisition capital expenditures.

(b) EBITDA consists of net income before depreciation, amortization, interest and income taxes. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow, and it is not a measure of performance or financial condition under generally accepted accounting principles, but it provides additional information for evaluating the Partnership's ability to distribute the minimum quarterly distribution of $.54 per Common Unit per quarter (the "Minimum Quarterly Distribution") and to service and incur indebtedness. Cash flows in accordance with generally accepted accounting principles consist of cash flows from operating, investing and financing activities; cash flows from operating activities reflect net income (including charges for interest and income taxes, which are not reflected in EBITDA), adjusted for noncash charges or income (which are reflected in EBITDA) and changes in operating assets and liabilities (which are not reflected in EBITDA). Further, cash flows from investing and financing activities are not included in EBITDA.

(c) Net income per Unit is computed by dividing the limited partners' interest in net income by the weighted average number of Common Units and subordinated limited partnership interests in the Partnership ("Subordinated Units") outstanding.

                                  THE OFFERING

Securities Offered................  3,000,000 Common Units to be issued in connection with acquisitions.

Units Outstanding As of the Date
  of This Prospectus..............  13,086,552 Common Units and 6,597,619 Subordinated
                                    Units, representing an aggregate 65.2% and 32.8% limited
                                      partner interest in the Partnership, respectively.

Distributions of Available Cash...  The Partnership will distribute all of its Available
                                    Cash within 45 days after the end of each quarter to the
                                      Unitholders of record on the applicable record date
                                      and to the General Partners. "Available Cash" for any
                                      quarter will consist generally of all cash on hand at
                                      the end of such quarter, as adjusted for reserves. The
                                      Managing General Partner has broad discretion in
                                      making cash disbursements and establishing reserves,
                                      thereby affecting the amount of Available Cash that
                                      will be distributed with respect to any quarter. In
                                      addition, the terms of the Partnership's indebtedness
                                      require that certain reserves for the payment of
                                      principal and interest be maintained. See "Risk
                                      Factors-- Risks Inherent in an Investment in the
                                      Partnership--Cash Distributions Are Not Guaranteed and
                                      May Fluctuate with Partnership Performance" for a
                                      description of the reserves for the payment of
                                      principal and interest that the Partnership will be
                                      required to maintain. Available Cash will generally be
                                      distributed 98% to Unitholders and 2% to the General
                                      Partners, except that if distributions of Available
                                      Cash from Operating Surplus exceed specified target
                                      levels ("Target Distribution Levels") in excess of the
                                      Minimum Quarterly Distribution, the General Partners
                                      will receive a percentage of such excess distributions
                                      that will increase to up to 50% of the excess
                                      distributions above the highest Target Distribution
                                      Level. See "Cash Distribution Policy--Incentive
                                      Distributions--Hypothetical Annualized Yield."

Distributions to Common and
  Subordinated Unitholders........  The Partnership intends, to the extent there is sufficient Available Cash from Operating Surplus, to
                                      distribute to each holder of Common Units at least the
                                      Minimum Quarterly Distribution of $.54 per Common Unit
                                      per quarter. The Minimum Quarterly Distribution is not
                                      guaranteed and is subject to adjustment as described
                                      under "Cash Distribution Policy--Adjustment of Minimum
                                      Quarterly Distribution and Target Distribution
                                      Levels."

                                    With respect to each quarter during the Subordination
                                      Period, which will generally not end prior to December
                                      31, 2001, the Common Unitholders generally have the
                                      right to receive the Minimum Quarterly Distribution,
                                      plus any arrearages thereon ("Common Unit
                                      Arrearages"), and the General Partners have the right
                                      to receive the related distribution on the general
                                      partner interests, before any distribution of
                                      Available Cash

                                      from Operating Surplus is made to the Subordinated
                                      Unitholders. This subordination feature enhances the
                                      Partnership's ability to distribute the Minimum
                                      Quarterly Distribution on the Common Units during the
                                      Subordination Period. Subordinated Units do not accrue
                                      distribution arrearages. Upon expiration of the
                                      Subordination Period, Common Units will no longer
                                      accrue distribution arrearages. See "Cash Distribution
                                      Policy."

Subordination Period..............  The Subordination Period will generally extend until the first day of any quarter beginning after December 31,
                                      2001 in respect of which (i) distributions of
                                      Available Cash from Operating Surplus on the Common
                                      Units and the Subordinated Units with respect to each
                                      of the three consecutive four-quarter periods
                                      immediately preceding such date equaled or exceeded
                                      the sum of the Minimum Quarterly Distribution on all
                                      of the outstanding Common Units and Subordinated Units
                                      during such periods, (ii) the Adjusted Operating
                                      Surplus generated during each of the three consecutive
                                      four-quarter periods immediately preceding such date
                                      equaled or exceeded the sum of the Minimum Quarterly
                                      Distribution on all of the outstanding Common Units
                                      and Subordinated Units and the related distribution on
                                      the general partner interests in the Partnership
                                      during such periods, and (iii) there are no
                                      outstanding Common Unit Arrearages. Upon expiration of
                                      the Subordination Period, all remaining Subordinated
                                      Units will convert into Common Units on a one-for-one
                                      basis and will thereafter participate pro rata with
                                      the other Common Units in distributions of Available
                                      Cash.

Early Conversion of Subordinated
  Units...........................  One quarter of the Subordinated Units will convert into
                                      Common Units on the first day after the record date
                                      established for the distribution in respect of any
                                      quarter ending on or after December 31, 2000, in
                                      respect of which (i) distributions of Available Cash
                                      from Operating Surplus on the Common Units and the
                                      Subordinated Units with respect to each of the three
                                      consecutive four-quarter periods immediately preceding
                                      such date equaled or exceeded the sum of the Minimum
                                      Quarterly Distribution on all of the outstanding
                                      Common Units and Subordinated Units during such
                                      periods, (ii) the Adjusted Operating Surplus generated
                                      during each of the two consecutive four-quarter
                                      periods immediately preceding such date equaled or
                                      exceeded the sum of the Minimum Quarterly Distribution
                                      on all of the outstanding Common Units and
                                      Subordinated Units and the related distribution on the
                                      general partner interests in the Partnership during
                                      such periods, and (iii) there are no outstanding
                                      Common Unit Arrearages.

Incentive Distributions...........  If quarterly distributions of Available Cash exceed the
                                    Target Distribution Levels, the General Partners will
                                      receive

                                      distributions which are generally equal to 15%, then
                                      25% and then 50% of the distributions of Available
                                      Cash that exceed such Target Distribution Levels. The
                                      Target Distribution Levels are based on the amounts of
                                      Available Cash from Operating Surplus distributed with
                                      respect to a given quarter that exceed distributions
                                      made with respect to the Minimum Quarterly
                                      Distribution and Common Unit Arrearages, if any. See
                                      "Cash Distribution Policy--Incentive Distributions--
                                      Hypothetical Annualized Yield." The distributions to
                                      the General Partners described above that are in
                                      excess of their aggregate 2% general partner interest
                                      are referred to herein as the "Incentive
                                      Distributions."

Adjustment of Minimum Quarterly
  Distribution and Target
  Distribution Levels.............  The Minimum Quarterly Distribution and the Target
                                      Distribution Levels are subject to downward
                                      adjustments in the event that the Unitholders receive
                                      distributions of Available Cash from Capital Surplus
                                      or legislation is enacted or existing law is modified
                                      or interpreted by the relevant governmental authority
                                      in a manner that causes the Partnership to be treated
                                      as an association taxable as a corporation or
                                      otherwise taxable as an entity for federal, state or
                                      local income tax purposes. Distributions of Available
                                      Cash from Capital Surplus represent a "return of
                                      capital" rather than a "return on capital." If, as a
                                      result of distributions of Available Cash from Capital
                                      Surplus, the Unitholders receive an amount equal to
                                      the initial public offering price of the Common Units
                                      and any unpaid Common Unit Arrearages, the
                                      distributions of Available Cash payable to the General
                                      Partners and their affiliates will increase to 50% of
                                      all amounts distributed thereafter. See "Cash
                                      Distribution Policy--General," "--Distributions from
                                      Capital Surplus" and "--Adjustment of Minimum
                                      Quarterly Distribution and Target Distribution
                                      Levels."

Partnership's Ability to Issue
  Additional Units................  The Partnership Agreement generally authorizes the
                                    Partnership to issue an unlimited number of additional
                                      limited partner interests and other equity securities
                                      of the Partnership for such consideration and on such
                                      terms and conditions as shall be established by the
                                      Managing General Partner in its sole discretion
                                      without the approval of the Unitholders. During the
                                      Subordination Period, however, the Partnership may not
                                      issue equity securities ranking prior or senior to the
                                      Common Units or an aggregate of more than 4,270,000
                                      Common Units (excluding Common Units issued upon
                                      conversion of Subordinated Units, pursuant to employee
                                      benefit plans or in connection with certain
                                      acquisitions (such as the Common Units offered hereby)
                                      or capital improvements or the repayment of certain
                                      indebtedness) or an equivalent number of securities
                                      ranking on a parity with the Common Units, without the
                                      approval of the holders of a Unit Majority. See

                                      "The Partnership Agreement--Issuance of Additional
                                      Securities."

Limited Call Right................  If at any time less than 20% of the issued and outstanding Common Units are held by persons other than
                                      the Managing General Partner and its affiliates, the
                                      Managing General Partner may purchase all of the
                                      remaining Common Units at a price generally equal to
                                      the then current market price of the Common Units. See
                                      "The Partnership Agreement--Limited Call Right."

Limited Voting Rights.............  Unitholders do not have voting rights except with respect to the following matters, for which the
                                      Partnership Agreement requires the approval of the
                                      holders of at least a majority (and in certain cases a
                                      greater percentage) of the Subordinated Units and the
                                      Common Units: a sale or exchange of all or
                                      substantially all of the Partnership's assets, the
                                      removal or the withdrawal of the General Partners, the
                                      election of a successor Managing General Partner, a
                                      dissolution or reconstitution of the Partnership, a
                                      merger of the Partnership, issuance of limited partner
                                      interests in certain circumstances, approval of
                                      certain actions of the General Partners (including the
                                      transfer by either of the General Partners of its
                                      general partner interest or Incentive Distribution
                                      Rights under certain circumstances) and certain
                                      amendments to the Partnership Agreement, including any
                                      amendment that would cause the Partnership to be
                                      treated as an association taxable as a corporation.
                                      Holders of Subordinated Units will generally vote as a
                                      class separate from the holders of Common Units. After
                                      Subordinated Units convert into Common Units (either
                                      upon termination of the Subordination Period or upon
                                      early conversion), holders of such Common Units will
                                      vote as a single class together with the holders of
                                      the other Common Units. Under the Partnership
                                      Agreement, the Managing General Partner generally is
                                      permitted to effect amendments to the Partnership
                                      Agreement that do not adversely affect Unitholders.
                                      See "The Partnership Agreement."

Change of Management Provisions...  Any person or group (other than the Managing General
                                    Partner and its affiliates) that acquires beneficial
                                      ownership of 20% or more of the Common Units will lose
                                      its voting rights with respect to all of its Common
                                      Units. In addition, if the Managing General Partner is
                                      removed other than for Cause and Units held by the
                                      General Partners and their affiliates are not voted in
                                      favor of such removal, (i) the Subordination Period
                                      will end and all outstanding Subordinated Units will
                                      immediately convert into Common Units on a one-for-one
                                      basis, (ii) any existing Common Unit Arrearages will
                                      be extinguished and (iii) the General Partners will
                                      have the right to convert their general partner
                                      interests (and their rights to receive Incentive
                                      Distributions) into Common Units or to receive cash in
                                      exchange for such interests. These provisions are
                                      intended to discourage a person or group from
                                      attempting

                                      to remove the current Managing General Partner or
                                      otherwise change the management of the Partnership.
                                      The effect of these provisions may be to diminish the
                                      price at which the Common Units trade under certain
                                      circumstances. See "The Partnership Agreement--Change
                                      of Management Provisions."

Removal and Withdrawal of the
  General Partners................  Subject to certain conditions, the Managing General
                                    Partner may be removed upon the approval of the holders
                                      of at least 66 2/3% of the outstanding Units
                                      (including Units held by the General Partners and
                                      their affiliates) and the election of a successor
                                      general partner by the vote of the holders of not less
                                      than a majority of the outstanding Units. A meeting of
                                      holders of the Common Units may be called only by the
                                      Managing General Partner or by the holders of 20% or
                                      more of the outstanding Common Units. The ownership of
                                      the Subordinated Units by the Managing General Partner
                                      and its affiliates effectively gives the Managing
                                      General Partner the ability to prevent its removal.
                                      The Managing General Partner has agreed not to
                                      voluntarily withdraw as general partner of the
                                      Partnership and Cornerstone Propane, L.P. (the
                                      "Operating Partnership") prior to December 31, 2006,
                                      subject to limited exceptions, without obtaining the
                                      approval of at least a Unit Majority and furnishing an
                                      Opinion of Counsel (as defined in the Glossary). The
                                      Special General Partner must withdraw or be removed as
                                      a general partner upon the withdrawal or removal of
                                      the Managing General Partner. See "The Partnership
                                      Agreement--Withdrawal or Removal of the General
                                      Partners" and "--Meetings; Voting."

Distributions Upon Liquidation....  If the Partnership liquidates during the Subordination
                                    Period, under certain circumstances holders of
                                      outstanding Common Units will be entitled to receive
                                      more per Unit in liquidating distributions than
                                      holders of outstanding Subordinated Units. The per
                                      Unit difference will be dependent upon the amount of
                                      gain or loss recognized by the Partnership in
                                      liquidating its assets and will be limited to the
                                      Unrecovered Capital of a Common Unit and any Common
                                      Unit Arrearages thereon. Under certain circumstances
                                      there may be insufficient gain for the holders of
                                      Common Units to fully recover all such amounts, even
                                      though there may be cash available for distribution to
                                      holders of Subordinated Units. Following conversion of
                                      the Subordinated Units into Common Units, all Units
                                      will be treated the same upon liquidation of the
                                      Partnership. See "Cash Distribution
                                      Policy--Distributions of Cash Upon Liquidation."

Listing...........................  The Common Units are listed on the New York Stock
                                    Exchange. Application will be made to list the Common
                                      Units offered hereby on the New York Stock Exchange.

NYSE Symbol.......................  CNO

                                  RISK FACTORS

    LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION, ALTHOUGH MANY OF THE BUSINESS RISKS TO WHICH THE PARTNERSHIP IS SUBJECT ARE SIMILAR TO THOSE THAT WOULD BE FACED BY A CORPORATION ENGAGED IN A SIMILAR BUSINESS. PROSPECTIVE PURCHASERS OF THE COMMON UNITS SHOULD CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON UNITS.

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

    WEATHER CONDITIONS AFFECT THE DEMAND FOR PROPANE

    Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many customers of the Partnership rely heavily on propane as a heating fuel. Accordingly, the volume of retail propane sold is highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. During fiscal 1997, approximately 68.8% of the Partnership's combined retail propane volume and approximately 90% of the Partnership's pro forma EBITDA were attributable to sales during the peak heating season. Actual weather conditions can vary substantially from year to year, significantly affecting the Partnership's financial performance. Furthermore, variations in weather in one or more regions in which the Partnership operates can significantly affect the total volume of propane sold by the Partnership and the margins realized on such sales and, consequently, the Partnership's results of operations. Agricultural demand is also affected by weather, as dry weather during the harvest season reduces demand for propane used in crop drying.

    THE PARTNERSHIP WILL BE SUBJECT TO PRICING AND INVENTORY RISKS

    The retail propane business is a "margin-based" business in which gross profits depend on the excess of sales prices over propane supply costs. Consequently, the Partnership's profitability will be sensitive to changes in wholesale propane prices. Propane is a commodity, the market price of which can be subject to volatile changes in response to changes in supply or other market conditions. The Partnership will have no control over these market conditions. Consequently, the unit price of propane purchased by the Partnership, as well as other propane marketers, can change rapidly over a short period of time. In general, product supply contracts permit suppliers to charge posted prices (plus transportation costs) at the time of delivery or the current prices established at major delivery points. As it may not be possible immediately to pass on to customers rapid increases in the wholesale cost of propane, such increases could reduce the Partnership's gross profits. See "--The Retail Propane Business Is Highly Competitive."

    Propane is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. The Partnership purchases propane from a variety of suppliers pursuant to supply contracts or on the spot market. To the extent that the Partnership purchases propane from foreign (including Canadian) sources, its propane business will be subject to risks of disruption in foreign supply. The Partnership generally attempts to minimize inventory risk by purchasing propane on a short-term basis. However, the Partnership may purchase large volumes of propane during periods of low demand, which generally occur during the summer months, at the then current market price. Because of the potential volatility of propane prices, if the Partnership makes such purchases, the market price for propane could fall below the price at which the Partnership made the purchases, thereby adversely affecting gross margins or sales or rendering sales from such inventory unprofitable. The Partnership engages in hedging of product cost and supply through common hedging practices.

    THE RETAIL PROPANE BUSINESS IS HIGHLY COMPETITIVE

    The Partnership's profitability is affected by the competition for customers among all participants in the retail propane business. The Partnership competes with other distributors of propane, including a number of large national and regional firms and several thousand small independent firms. Some of these competitors are larger or have greater financial resources than the Partnership. Should a competitor attempt to increase market share by reducing prices, the Partnership's financial condition and results of operations could be materially adversely affected. Generally, warmer-than-normal weather further intensifies competition. The Partnership believes that its ability to compete effectively depends on the reliability of its service, its responsiveness to customers and its ability to maintain competitive retail prices.

    THE RETAIL PROPANE BUSINESS FACES COMPETITION FROM ALTERNATIVE ENERGY
     SOURCES

    Propane competes with other sources of energy, some of which are less costly for equivalent energy value. The Partnership competes for customers against suppliers of electricity, natural gas and fuel oil. Electricity is a major competitor of propane, but propane generally enjoys a competitive price advantage over electricity. Except for certain industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a significantly less expensive source of energy than propane. The gradual expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in many areas that previously depended upon propane. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other. The Partnership cannot predict the effect that the development of alternative energy sources might have on its operations.

    THE PARTNERSHIP MAY NOT BE SUCCESSFUL IN GROWING THROUGH ACQUISITIONS

    The retail propane industry is mature, and the Partnership foresees only limited growth in total retail demand for propane. Moreover, as a result of long-standing customer relationships that are typical in the retail home propane industry, the inconvenience of switching tanks and suppliers and propane's higher cost as compared to certain other energy sources, such as natural gas, the Partnership may experience difficulty in acquiring new retail customers, other than through acquisitions. Therefore, while the Partnership's business strategy includes internal growth and start-ups of new customer service locations, the ability of the Partnership's propane business to grow will depend principally upon its ability to acquire other retail propane distributors. In calendar 1997, the Partnership added approximately 28,000 customers and annual retail propane sales of approximately 24 million gallons through acquisitions. However, there can be no assurance that the Partnership will continue to identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance acquisitions will not affect the ability of the Partnership to make distributions to the Unitholders. The Partnership is not required under the Partnership Agreement to seek Unitholder approval of any acquisition. The Partnership is subject to certain covenants in agreements governing its indebtedness that restrict the Partnership's ability to incur indebtedness to finance acquisitions. In addition, to the extent that warm weather adversely affects the Partnership's operating and financial results, the Partnership's access to capital and its acquisition activities may be limited.

    THE PARTNERSHIP IS SUBJECT TO OPERATING AND LITIGATION RISKS WHICH MAY NOT
     BE COVERED BY INSURANCE

    The Partnership's operations are subject to all operating hazards and risks normally incidental to handling, storing and delivering combustible liquids such as propane. As a result, the Partnership is a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Partnership maintains insurance policies with insurers in such amounts and with such coverages and deductibles as it believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices.

    THE PARTNERSHIP IS DEPENDENT UPON KEY PERSONNEL

    The Partnership believes that its success depends to a significant extent upon the efforts and abilities of its senior management team. The failure by the Managing General Partner to retain members of its senior management team could adversely affect the financial condition or results of operations of the Partnership. Each of Messrs. Baxter, Kittrell, Goedde and DiCosimo is employed by the Managing General Partner pursuant to a three-year employment contract. However, each of the executives will be entitled to terminate his agreement and receive a severance amount equal to the total compensation due for the remainder of the employment term upon a "change of control" of NPS, which is defined to include any person or group becoming the beneficial owner of 10% of the voting securities of NPS, and upon certain other circumstances.

    ENERGY EFFICIENCY AND TECHNOLOGY ADVANCES MAY AFFECT DEMAND

    The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane by retail customers. The Partnership cannot predict the materiality of the effect of future conservation measures or the effect that any technological advances in heating, conservation, energy generation or other devices might have on its operations.

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

    CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY FLUCTUATE WITH PARTNERSHIP
     PERFORMANCE

    Although the Partnership will distribute all of its Available Cash, there can be no assurance regarding the amounts of Available Cash to be generated by the Partnership. The actual amounts of Available Cash will depend upon numerous factors, including cash flow generated by operations, required principal and interest payments on the Partnership's debt, the costs of acquisitions (including related debt service payments), restrictions contained in the Partnership's debt instruments, issuances of debt and equity securities by the Partnership, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors, a number of which are beyond the control of the Partnership and the Managing General Partner. Because the Partnership is effectively a holding company for the Operating Partnership, distributions by the Partnership are dependent upon distributions of cash from the Operating Partnership to the Partnership. Cash distributions are dependent primarily on cash flow, including from reserves and working capital borrowings, and not on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when the Partnership records losses and might not be made during periods when the Partnership records profits.

    The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and Subordinated Units outstanding as of the date of this Prospectus and on the General Partners' aggregate 2% general partner interest is approximately $43.4 million ($28.3 million for the Common Units, $14.2 million for the Subordinated Units and $868,000 for the aggregate 2% general partner interest). The amount of pro forma Available Cash from Operating Surplus generated during fiscal 1997 was approximately $22.3 million (including approximately $2.9 million of Available Cash from Operating Surplus of businesses acquired in May and June, 1997 but not reflecting Available Cash from Operating Surplus of businesses acquired subsequent to June 30, 1997). Such amount would have been insufficient by approximately $6.2 million to cover the Minimum Quarterly Distribution for such fiscal year on all of the Common Units currently outstanding and the related distribution on the general partner interests, and would have been insufficient by approximately $20.7 million to cover the Minimum Quarterly Distribution on all Subordinated Units and the related distribution on the general partner interests. For the calculation of pro forma Available Cash from Operating Surplus, see "Cash Available for Distribution."

    The Partnership Agreement gives the Managing General Partner broad discretion in establishing reserves for the proper conduct of the Partnership's business that will affect the amount of Available Cash. Because the business of the Partnership is seasonal, the Managing General Partner will make additions to reserves during certain quarters in order to fund operating expenses, interest payments and cash distributions to partners with respect to other quarters. In addition, the Partnership is required to establish reserves in respect of future payments of principal and interest on the Notes and, in certain instances, in respect of future payments of principal and interest under a $125.0 million bank credit facility (the "Bank Credit Facility"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Financing and Sources of Liquidity." The Partnership anticipates that reserves for interest on the Notes will be established at approximately $4.1 million at each March and September, and the reserves will be eliminated when interest payments are made on the Notes in June and December. The $4.1 million reserved for interest is approximately 9.4% of the amount of Available Cash needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and the Subordinated Units outstanding as of the date of this Prospectus and on the General Partners' general partner interests. Reserves for repayment of principal on the Notes are not required until March 2003 and then will equal 25%, 50% and 75% at each March, June and September, respectively, of the next installment of principal, and the reserves will be eliminated when principal payments are made on the Notes in December. The $20.6 million reserved for principal payments is approximately 47.5% of the amount of Available Cash needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and the Subordinated Units outstanding as of the date of this Prospectus and on the General Partners' general partner interests. Furthermore, the Notes and the Bank Credit Facility limit the Operating Partnership's ability to distribute cash to the Partnership. Distributions from the Operating Partnership will be the Partnership's primary source of Available Cash. Any subsequent refinancing of the Notes, the Bank Credit Facility or any other indebtedness incurred by the Partnership may have similar restrictions, and the Partnership's ability to distribute cash may also be limited during the existence of defaults under any of the Partnership's debt instruments. As a result of these and other factors, there can be no assurance regarding the actual levels of cash distributions to Unitholders by the Partnership.

    THE PARTNERSHIP'S INDEBTEDNESS MAY LIMIT THE PARTNERSHIP'S ABILITY TO MAKE
     DISTRIBUTIONS AND MAY AFFECT ITS OPERATIONS

    At December 31, 1997, the Partnership's total indebtedness was approximately $266.5 million, constituting approximately 52.5% of its total capitalization (without giving effect to the public offering of Common Units in January 1998 described under "Recent Development"). As a result, the Partnership is significantly leveraged and has indebtedness that is substantial in relation to its partners' capital. As of December 31, 1997, the Partnership had approximately $89.0 million of unused borrowing capacity under the Bank Credit Facility (without giving effect to the application of proceeds from the January 1998 public offering of Common Units). Future borrowings could result in a significant increase in the Partnership's leverage. The ability of the Partnership to make principal and interest payments depends on future performance, which performance is subject to many factors, a number of which will be outside the Partnership's control. The Notes and the Bank Credit Facility contain provisions relating to change of control. If such change of control provisions are triggered, such outstanding indebtedness may become due. In such event, there is no assurance that the Partnership would be able to pay the indebtedness. There is no restriction on the ability of the Managing General Partner or Northwestern Growth to enter into a transaction which would trigger such change of control provisions. The Notes and the Bank Credit Facility contain restrictive covenants that limit the ability of the Operating Partnership to distribute cash and to incur additional indebtedness. The payment of principal and interest on such indebtedness and the reserves required by the terms of the Partnership's indebtedness for the future payment thereof will reduce the cash available to make distributions on the Units. The Partnership's leverage may adversely affect the ability of the Partnership to finance its future operations and capital needs, limit its ability to pursue acquisitions and other business opportunities and make its results of operations more susceptible to adverse economic or operating conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Financing and Sources of Liquidity."

    COST REIMBURSEMENTS AND FEES DUE TO THE MANAGING GENERAL PARTNER MAY BE
     SUBSTANTIAL

    Prior to making any distribution on the Common Units, the Partnership will reimburse the Managing General Partner and its affiliates at cost for all expenses incurred on behalf of the Partnership. On a pro forma basis, approximately $48.9 million of expenses (primarily wages and salaries) would have been reimbursed by the Partnership to the Managing General Partner in fiscal 1997 (including $30.7 million actually reimbursed for the six and one-half month period ended June 30, 1997). In addition, the Managing General Partner and its affiliates may provide services to the Partnership for which the Partnership will be charged reasonable fees as determined by the Managing General Partner. The reimbursement of such expenses and the payment of any such fees could adversely affect the ability of the Partnership to make distributions.

    UNITHOLDERS HAVE CERTAIN LIMITS ON THEIR VOTING RIGHTS; THE MANAGING GENERAL
     PARTNER MANAGES AND OPERATES THE PARTNERSHIP

    The Managing General Partner manages and operates the Partnership. Unlike the holders of common stock in a corporation, holders of Common Units have only limited voting rights on matters affecting the Partnership's business. Holders of Common Units have no right to elect the Managing General Partner on an annual or other continuing basis, and the Managing General Partner may not be removed except pursuant to the vote of the holders of at least 66 2/3% of the outstanding Units (including Units owned by the General Partners and their affiliates) and upon the election of a successor general partner by the vote of the holders of not less than a majority of the Outstanding Units. The ownership of the Subordinated Units by the Managing General Partner and its affiliates effectively gives the Managing General Partner the ability to prevent its removal. As a result, holders of Common Units have limited influence on matters affecting the operation of the Partnership, and third parties may find it difficult to attempt to gain control, or influence the activities, of the Partnership. See "The Partnership Agreement."

    THE PARTNERSHIP MAY ISSUE ADDITIONAL COMMON UNITS THEREBY DILUTING EXISTING
     UNITHOLDERS' INTERESTS

    The Partnership has the authority under the Partnership Agreement to issue an unlimited number of additional Common Units or other equity securities for such consideration and on such terms and conditions as are established by the Managing General Partner, in its sole discretion without the approval of the Unitholders. During the Subordination Period, however, the Partnership may not issue equity securities ranking prior or senior to the Common Units or an aggregate of more than 4,270,000 additional Common Units (excluding Common Units issued upon conversion of Subordinated Units, pursuant to employee benefit plans (such as the Restricted Unit Plan) or in connection with certain acquisitions (such as the Common Units offered hereby) or capital improvements or the repayment of certain indebtedness) or an equivalent number of securities ranking on a parity with the Common Units without the approval of holders of a Unit Majority. Under the Restricted Unit Plan, the executive officers and directors of the Managing General Partner are eligible to receive rights which, subject to vesting, entitle them to receive Common Units. The issuance of Common Units pursuant to the Restricted Unit Plan may dilute the interests of holders of Common Units in distributions by the Partnership. As of December 31, 1997, the Partnership had granted rights relating to 476,831 Common Units under the Restricted Unit Plan.

    After the end of the Subordination Period, the Partnership may issue an unlimited number of limited partner interests of any type without the approval of the Unitholders. The Partnership Agreement does not give the holders of Common Units the right to approve the issuance by the Partnership of equity securities ranking junior to the Common Units at any time. Based on the circumstances of each case, the issuance of additional Common Units or securities ranking on a parity with the Common Units may dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Partnership, dilute the interests of holders of Common Units in distributions by the Partnership or make it more difficult for a person or group to remove the Managing General Partner or otherwise change the management of the Partnership.

    If some or all of the Subordinated Units are converted into Common Units, the amount of Available Cash necessary to pay the Minimum Quarterly Distribution with respect to all of the Common Units would be increased proportionately, thereby resulting in a dilution of the interests of existing Common Unitholders in distributions by the Partnership.

    CHANGE OF MANAGEMENT PROVISIONS

    The ownership of Subordinated Units by the Managing General Partner and its affiliates effectively precludes the removal of the Managing General Partner without its consent. In addition, the Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to remove the Managing General Partner of the Partnership or otherwise change the management of the Partnership. If the Managing General Partner is removed as general partner of the Partnership under circumstances where "Cause" does not exist and Units held by the Managing General Partner and its affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their general partner interests (and their rights to receive Incentive Distributions) into Common Units or to receive cash in exchange for such interests. "Cause" is defined as a court of competent jurisdiction having entered a final, non-appealable judgment finding the Managing General Partner liable for actual fraud, gross negligence or willful wanton misconduct in its capacity as a general partner of the Partnership. Further, if any person or group (other than the Managing General Partner or its affiliates) acquires beneficial ownership of 20% or more of any class of Units then outstanding, such person or group will lose voting rights with respect to all of its Units. In addition, the Partnership has substantial latitude in issuing equity securities without Unitholder approval. The Partnership Agreement also contains provisions limiting the ability of Unitholders to call meetings of Unitholders or to acquire information about the Partnership's operations as well as other provisions limiting the Unitholders' ability to influence the manner or direction of management. The effect of these provisions may be to diminish the price at which the Common Units trade under certain circumstances. See "The Partnership Agreement-- Withdrawal or Removal of the General Partners."

    THE MANAGING GENERAL PARTNER WILL HAVE A LIMITED CALL RIGHT WITH RESPECT TO
     THE LIMITED PARTNER INTERESTS

    If at any time less than 20% of the then-issued and outstanding limited partner interests of any class (including Common Units) are held by persons other than the Managing General Partner and its affiliates, the Managing General Partner will have the right, which it may assign to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then-current market price of limited partner interests of such class. As a consequence, a holder of Common Units may be required to sell his Common Units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale. See "The Partnership Agreement--Limited Call Right."

    UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN CERTAIN CIRCUMSTANCES;
     LIABILITY FOR RETURN OF CERTAIN DISTRIBUTIONS

    The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the Unitholders as a group to remove or replace the General Partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the "control" of the Partnership's business, then the Unitholders could be held liable in certain circumstances for the Partnership's obligations to the same extent as a general partner. In addition, under certain circumstances a Unitholder may be liable to the Partnership for the amount of a distribution for a period of three years from the date of the distribution. See "The Partnership Agreement--Limited Liability" for a discussion of the limitations on liability and the implications thereof to a Unitholder.

    HOLDERS OF COMMON UNITS HAVE NOT BEEN REPRESENTED BY COUNSEL

    The holders of the Common Units were not represented by counsel in connection with the preparation of the Partnership Agreement or the other agreements referred to herein.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

    Conflicts of interest could arise as a result of the relationships between the Partnership, on the one hand, and the General Partners and their affiliates, on the other. The directors and officers of the Managing General Partner have fiduciary duties to manage the Managing General Partner in a manner beneficial to its stockholder. At the same time, the Managing General Partner has fiduciary duties to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The duties of the Managing General Partner, as managing general partner, to the Partnership and the Unitholders, therefore, may come into conflict with the duties of management of the Managing General Partner to its stockholder.

    Conflicts of interest might arise with respect to the following matters, among others:

        (i) Decisions of the Managing General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and reserves in any quarter will affect whether, or the extent to which, there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distribution Levels on all Units in a given quarter. In addition, actions by the Managing General Partner may have the effect of enabling the General Partners to receive distributions on the Subordinated Units or Incentive Distributions or hastening the expiration of the Subordination Period or the conversion of Subordinated Units into Common Units.

        (ii) The Partnership relies for its management on employees of the Managing General Partner and its affiliates.

       (iii) Under the terms of the Partnership Agreement, the Partnership reimburses the Managing General Partner and its affiliates for costs incurred in managing and operating the Partnership, including costs incurred in rendering corporate staff and support services to the Partnership.

        (iv) The terms of the Partnership's New Acquisition Incentive Plan could give the senior executives of the Managing General Partner an incentive to cause the Partnership to acquire additional propane operations without regard to whether the operations would prove beneficial to the Partnership and may present the senior executives of the Managing General Partner with a conflict of interest in negotiating the acquisition price on behalf of the Partnership.

        (v) Whenever possible, the Managing General Partner intends to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto to have no recourse against the General Partners or their assets.

        (vi) Any agreements between the Partnership and the Managing General Partner and its affiliates will not grant to the holders of Common Units, separate and apart from the Partnership, the right to enforce the obligations of the Managing General Partner and such affiliates in favor of the Partnership. Therefore, the Managing General Partner, in its capacity as the managing general partner of the Partnership, will be primarily responsible for enforcing such obligations.

       (vii) Under the terms of the Partnership Agreement, the Managing General Partner is not restricted from causing the Partnership to pay the Managing General Partner or its affiliates for any services rendered on terms that are fair and reasonable to the Partnership or entering into additional contractual arrangements with any of such entities on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the Managing General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

      (viii) The Managing General Partner may exercise its right to call for and purchase Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Partnership.

        (ix) The Partnership Agreement provides that the Managing General Partner is generally restricted from engaging in any business activities other than those incidental to its ownership of interests in the Partnership. Notwithstanding the foregoing, the Partnership Agreement permits affiliates of the Managing General Partner (including NPS, Northwestern Growth and the Special General Partner) to compete with the Partnership in the retail sale of propane in the continental United States only if (A) the Managing General Partner determines, in its reasonable judgment prior to the commencement of such activity, that it is not in the best interests of the Partnership to engage in such activity either (1) because of the financial commitments or operating characteristics associated with such activity, or (2) because such activity is not consistent with the Partnership's business strategy or cannot otherwise be integrated with the Partnership's operations on a basis beneficial to the Partnership; or (B) such activity is being undertaken as provided in a joint venture agreement or other agreement between the Partnership and an affiliate of the Managing General Partner and such joint venture or other agreement was determined at the time it was entered into to be fair to the Partnership in the reasonable judgment of the Managing General Partner. See "Conflicts of Interest and Fiduciary Responsibilities--Conflicts of Interest--The General Partners' Affiliates May Compete with the Partnership." In addition, affiliates of the Managing General Partner (including the Special General Partner) may compete with the Partnership in businesses other than the retail sale of propane in the continental United States. There can be no assurance that there will not be competition between the Partnership and affiliates of the Managing General Partner in the future.

        (x) The Partnership Agreement does not prohibit the Partnership from engaging in roll-up transactions. Were the Managing General Partner to cause the Partnership to engage in a roll-up transaction, there could be no assurance that such a transaction would not have a material adverse effect on a Unitholder's investment in the Partnership.

    Unless provided for otherwise in the partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The Partnership Agreement expressly permits the Managing General Partner to resolve conflicts of interest between itself or its affiliates, on the one hand, and the Partnership or the Unitholders, on the other, and to consider, in resolving such conflicts of interest, the interests of other parties in addition to the interests of the Unitholders. In addition, the Partnership Agreement provides that a purchaser of Common Units is deemed to have consented to certain conflicts of interest and actions of the Managing General Partner and its affiliates that might otherwise be prohibited, including those described in clauses (i)-(x) above, and to have agreed that such conflicts of interest and actions do not constitute a breach by the Managing General Partner of any duty stated or implied by law or equity. The Managing General Partner will not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership. The latitude given in the Partnership Agreement to the Managing General Partner in resolving conflicts of interest may significantly limit the ability of a Unitholder to challenge what might otherwise be a breach of fiduciary duty.

    The Partnership Agreement expressly limits the liability of the General Partners by providing that the General Partners, their affiliates and their officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partners and such other persons acted in good faith. In addition, the Partnership is required to indemnify the General Partners, their affiliates and their respective officers, directors, employees, agents and trustees to the fullest extent permitted by law against liabilities, costs and expenses incurred by the General Partners or such other persons, if the General Partners or such persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than a General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful.

    The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and the Managing General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict the fiduciary duties of the General Partners that would be in effect under common law were it not for the Partnership Agreement. See "Conflicts of Interest and Fiduciary Responsibilities--Conflicts of Interest."

TAX RISKS

    For a general discussion of the expected federal income tax consequences of owning and disposing of Common Units, see "Tax Considerations."

    TAX TREATMENT IS DEPENDENT ON PARTNERSHIP STATUS

    The availability to a Common Unitholder of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Assuming the accuracy of certain factual matters as to which the General Partners and the Partnership have made representations, Counsel is of the opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes. No ruling from the IRS as to classification has been or is expected to be requested. Instead, the Partnership intends to rely on such opinion of Counsel (which is not binding on the IRS). One of the representations of the Partnership on which the opinion of Counsel is based is that at least 90% of the Partnership's gross income for each taxable year in the future will be "qualifying income." Whether the Partnership will continue to be classified as a partnership in part depends, therefore, on the Partnership's ability to meet this qualifying income test in the future. See "Tax Considerations--Partnership Status."

    If the Partnership were classified as an association taxable as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates (currently a 35% federal rate), distributions would generally be taxed again to the Unitholders as corporate distributions, and no income, gains, losses or deductions would flow through to the Unitholders. Because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to the holders of Common Units would be substantially reduced. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the holders of Common Units and thus would likely result in a substantial reduction in the value of the Common Units. See "Tax Considerations--Partnership Status."

    There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity-level taxation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement will be subject to change, including a decrease in the Minimum Quarterly Distribution and the Target Distribution Levels to reflect the impact of such law on the Partnership. See "Cash Distribution Policy--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

    NO IRS RULING WITH RESPECT TO TAX CONSEQUENCES

    No ruling has been requested from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting the Partnership. Accordingly, the IRS may adopt positions that differ from Counsel's conclusions expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of Counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the prices at which Common Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the Unitholders and the General Partners.

    CONSEQUENCES OF EXCHANGING PROPERTY FOR COMMON UNITS

    In general, no gain or loss will be recognized for federal income tax purposes by the Partnership or by a person (including any individual, partnership, corporation or corporation taxed under Subchapter S of the Code) contributing property (including stock) to the Partnership in exchange for Common Units. If the Partnership assumes liabilities in connection with a contribution of assets in exchange for Common Units, however, taxable gain may be recognized by the contributing person in certain circumstances.

    TAX LIABILITY EXCEEDING CASH DISTRIBUTIONS

    A Unitholder will be required to pay federal income taxes and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. There is no assurance that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the Partnership or even the tax liability to him resulting from that income. Further, a holder of Common Units may incur a tax liability, in excess of the amount of cash received, upon the sale of his Common Units. See "Tax Considerations--Tax Consequences of Unit Ownership" and "--Disposition of Common Units."

    OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER
     INVESTORS

    Investment in Common Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including IRAs and other retirement plans) from the ownership of Common Units will be unrelated business taxable income and thus will be taxable to such a Unitholder. See "Tax Considerations--Uniformity of Units--Tax-Exempt Organizations and Certain Other Investors."

    DEDUCTIBILITY OF LOSSES

    In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), losses generated by the Partnership will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Passive losses which are not deductible because they exceed the Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. Net passive income from the Partnership may be offset by unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations--Tax Consequences of Unit Ownership--Limitations on Deductibility of Partnership Losses."

    TAX SHELTER REGISTRATION; POTENTIAL IRS AUDIT

    The Partnership has registered with the Secretary of the Treasury as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% profits interest in the Partnership to participate in the income tax audit process are very limited. Further, any adjustments in the Partnership's tax returns will lead to adjustments in the Unitholders' tax returns and may lead to audits of Unitholders' tax returns and adjustments of items unrelated to the Partnership. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholder's personal tax return.

    UNIFORMITY OF COMMON UNITS AND NONCONFORMING DEPRECIATION CONVENTIONS

    Because the Partnership cannot match transferors and transferees of Common Units, uniformity of the economic and tax characteristics of the Common Units to a purchaser of Common Units must be maintained. To maintain uniformity and for other reasons, the Partnership will adopt certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury Regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of Common Units and could have a negative impact on the value of the Common Units. See "Tax Considerations--Uniformity of Units."

    STATE, LOCAL AND OTHER TAX CONSIDERATIONS

    In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which the Partnership does business or owns property. A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Partnership does business or owns property and may be subject to penalties for failure to comply with those requirements. The Partnership currently owns property and conducts business in the following states which currently impose a personal income tax: Alabama, Arizona, Arkansas, California, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, Missouri, New Hampshire, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Utah, Vermont and Virginia. It is the responsibility of each Unitholder to file all United States federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership. See "Tax Considerations-- State, Local and Other Tax Considerations."

    DISPOSITION OF COMMON UNITS

    A Unitholder who sells Common Units will recognize gain or loss equal to the difference between the amount realized (including his share of Partnership nonrecourse liabilities) and his adjusted tax basis in such Common Units. Thus, prior Partnership distributions in excess of cumulative net taxable income in respect of a Common Unit which decreased a Unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the Unitholder's tax basis in such Common Units, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income. Furthermore, should the IRS successfully contest certain conventions to be used by the Partnership, a Unitholder could realize more gain on the sale of Units than would be the case under such conventions without the benefit of decreased income in prior years.

    PARTNERSHIP TAX INFORMATION AND AUDITS

    The Partnership will furnish each holder of Common Units with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. In preparing these schedules, the Partnership will use various accounting and reporting conventions and adopt various depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, the Partnership's tax return may be audited, and any such audit could result in an audit of a partner's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

                                USE OF PROCEEDS

    The Common Units offered hereby may be issued from time to time by the Partnership in connection with the Partnership's acquisition of other businesses, properties or securities. See "Plan of Distribution." Other than the businesses, properties or securities acquired, there will be no proceeds to the Partnership from these offerings.

    The Partnership is from time to time engaged in ongoing discussions with respect to acquisitions, and expects to continue to pursue such acquisition opportunities actively. As of the date of this Prospectus, the Partnership does not have any agreements with respect to any material acquisitions but is involved in ongoing discussions with several companies and is continuing to assess these and other acquisition opportunities.

                     SELECTED FINANCIAL AND OPERATING DATA

    The pro forma information for the fiscal year ended June 30, 1997 set forth below has been prepared by combining the historical results of operations of Synergy for the five and one-half months ended December 16, 1996; Empire Energy for the five and one-half months ended December 16, 1996; Coast for the four and one-half months ended December 16, 1996; and the Partnership for the six and one-half months ended June 30, 1997. The pro forma information for the six months ended December 31, 1996 set forth below has been prepared by combining the historical results of operations of Synergy for the five and one-half months ended December 16, 1996; Empire Energy for the five and one-half months ended December 16, 1996; Coast for the four and one-half months ended December 16, 1996 and the Partnership for the period from December 17, 1996 to December 31, 1996. The information for the six months ended December 31, 1997 is derived from the Partnership's unaudited consolidated financial statements incorporated by reference in this Prospectus and, in the opinion of management, includes all adjustments necessary for a fair presentation of such information. The Partnership believes that it is reasonable to combine the results of operations of companies having different fiscal years because each of the fiscal years being combined includes the same winter heating seasons in which the majority of the Partnership's revenue and cash flow was generated. The financial and operating data for the six month periods ended December 31, 1997 and 1996 are not necessarily indicative of the results of operations for the full fiscal years. The following information should not be deemed indicative of future operating results of the Partnership.

                                                                PREDECESSORS
                                          --------------------------------------------------------
                                                         EMPIRE                     ACQUISITION/
                                            SYNERGY      ENERGY                      DISPOSITION                   PARTNERSHIP
                            PARTNERSHIP    (JULY 1,     (JULY 1,        COAST        ADJUSTMENTS                    PRO FORMA
                           (DECEMBER 17,    1996 TO      1996 TO    (AUG. 1, 1996   (JULY 1, 1996                  YEAR ENDED
                           1996 TO JUNE    DEC. 16,     DEC. 16,     TO DEC. 16,   TO DECEMBER 16,    PRO-FORMA     JUNE 30,
                             30, 1997)       1996)        1996)         1996)         1996)(A)       ADJUSTMENTS      1997
                           -------------  -----------  -----------  -------------  ---------------  -------------  -----------
                                                                     (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
  Revenues...............    $ 389,630     $  44,066    $  43,201     $ 185,460       $   1,840       $             $ 664,197
  Cost of sales..........      315,324        23,322       23,310       173,155           1,339          (1,558)(b)    534,892
                           -------------  -----------  -----------  -------------        ------     -------------  -----------
  Gross profit...........       74,306        20,744       19,891        12,305             501           1,558       129,305
  Operating, general and
    administrative
    expenses.............       50,023        15,071       13,394        10,579             360          (1,163)(c)     88,264
  Depreciation and
    amortization.........        8,519         1,904        2,930         1,604              71              45(d)     15,073
                           -------------  -----------  -----------  -------------        ------     -------------  -----------
  Operating income.......       15,764         3,769        3,567           122              70           2,676        25,968
  Interest expense.......        9,944         3,311        3,621         2,238              86            (985)(e)     18,215
                           -------------  -----------  -----------  -------------        ------     -------------  -----------
  Net income (loss)
    before income
    taxes................        5,820           458          (54)       (2,116)            (16)          3,661         7,753
  Income taxes
    (benefit)............           64           298           32          (748)              7             456(f)        109
                           -------------  -----------  -----------  -------------        ------     -------------  -----------
  Net income (loss)......    $   5,756     $     160    $     (86)    $  (1,368)      $     (23)      $   3,205     $   7,644
                           -------------  -----------  -----------  -------------        ------     -------------  -----------
                           -------------  -----------  -----------  -------------        ------     -------------  -----------

                                                                                       PARTNERSHIP YEAR ENDED
                                                                                            JUNE 30, 1997
                                                                                  ---------------------------------
                                                                                   (IN THOUSANDS, EXCEPT PER UNIT
                                                                                                DATA)
BALANCE SHEET DATA (AS OF JUNE 30, 1997):
  Current assets................................................................              $  70,261
  Total assets..................................................................                540,993
  Current liabilities...........................................................                 60,742
  Long-term debt (including current maturities).................................                237,268
  Partners capital--General Partners............................................                  4,972
  Partners' capital--Limited Partners...........................................                238,957
OPERATING DATA (PRO FORMA):
  Capital expenditures(g).......................................................              $  15,977
  EBITDA(h).....................................................................              $  41,041
  Net income per Unit(i)........................................................              $     .46
  Retail propane gallons sold...................................................                213,700

                                                                        PREDECESSORS
                                                  --------------------------------------------------------
                                                                                            ACQUISITION/
                                                                 EMPIRE                      DISPOSITION
                                   PARTNERSHIP      SYNERGY      ENERGY                      ADJUSTMENTS
                                  (DECEMBER 17,    (JULY 1,     (JULY 1,        COAST       (JULY 1, 1996
                                     1996 TO        1996 TO      1996 TO    (AUG. 1, 1996        TO
                                  DECEMBER 31,     DEC. 16,     DEC. 16,     TO DEC. 16,    DECEMBER 16,      PRO-FORMA
                                      1996)          1996)        1996)         1996)         1996)(A)       ADJUSTMENTS
                                 ---------------  -----------  -----------  -------------  ---------------  -------------
                                                                      (IN THOUSANDS)
Statement of Operations Data:
  Revenue......................     $  40,370      $  44,066    $  43,201    $   185,460      $   1,840       $
  Cost of sales................        31,341         23,322       23,310        173,155          1,339          (1,558)(b)
                                      -------     -----------  -----------  -------------        ------     -------------
  Gross profit.................         9,029         20,744       19,891         12,305            501           1,558
  Operating, general and
    administrative expenses....         4,378         15,071       13,394         10,579            360          (1,163)(c)
  Depreciation and
    amortization...............           575          1,904        2,930          1,604             71              45(d)
                                      -------     -----------  -----------  -------------        ------     -------------
  Operating income.............         4,076          3,769        3,567            122             70           2,676
  Interest expense.............           778          3,311        3,621          2,238             86            (985)(e)
                                      -------     -----------  -----------  -------------        ------     -------------
  Net income (loss) before
    income taxes...............         3,298            458          (54)        (2,116)           (16)          3,661
  Income taxes (benefit).......             5            298           32           (748)             7             456(f)
                                      -------     -----------  -----------  -------------        ------     -------------
  Net income (loss)............     $   3,293      $     160    $     (86)   $    (1,368)     $     (23)      $   3,205
                                      -------     -----------  -----------  -------------        ------     -------------
                                      -------     -----------  -----------  -------------        ------     -------------


                                  PARTNERSHIP
                                   PRO FORMA     PARTNERSHIP
                                  SIX MONTHS     ACTUAL SIX
                                     ENDED      MONTHS ENDED
                                 DECEMBER 31,   DECEMBER 31,
                                     1996           1997
                                 -------------  -------------

Statement of Operations Data:
  Revenue......................    $ 314,937      $ 393,935
  Cost of sales................      250,909        325,940
                                 -------------  -------------
  Gross profit.................       64,028         67,995
  Operating, general and
    administrative expenses....       42,620         47,417
  Depreciation and
    amortization...............        7,128          8,901
                                 -------------  -------------
  Operating income.............       14,280         11,677
  Interest expense.............        9,049          9,817
                                 -------------  -------------
  Net income (loss) before
    income taxes...............        5,231          1,860
  Income taxes (benefit).......           50             52
                                 -------------  -------------
  Net income (loss)............    $   5,181      $   1,808
                                 -------------  -------------
                                 -------------  -------------

                                                                       SIX MONTHS ENDED            SIX MONTHS ENDED
                                                                       DECEMBER 31, 1996          DECEMBER 31, 1997
                                                                          (PRO FORMA)                  (ACTUAL)
                                                               ---------------------------------  ------------------
                                                                       (IN THOUSANDS, EXCEPT PER UNIT DATA)
BALANCE SHEET DATA (AS OF DECEMBER 31, 1997):
  Current assets.............................................                                         $   85,375
  Total assets...............................................                                            583,763
  Current liabilities........................................                                             72,950
  Long-term debt (including current maturities)..............                                            266,525
  Partners capital--General Partners.........................                                              4,917
  Partners' capital--Limited Partners........................                                            236,658
OPERATING DATA:
  Capital expenditures(g)....................................              $  12,254                  $   30,544
  EBITDA(h)..................................................              $  21,409                  $   20,578
  Net income per Unit(i).....................................              $     .31                  $      .10
  Retail propane gallons sold................................                108,800                     116,200

------------------------------

(a) Reflects the results of Myers Propane Gas Company, a subsidiary of NPS, and pro forma five and one-half month (or three month) results of propane operations acquired by Northwestern Growth subsequent to July 1, 1996, all of which were contributed to the Operating Partnership as part of the Transactions.

(b) Reflects elimination of last-in, first-out (LIFO) inventory adjustment as of December 16, 1996, because historically higher inventory levels as of June 30 fiscal year end would not require depletion of LIFO layers.

(c) Reflects the full year (or full quarter) effect of operating expense savings resulting from the consolidation of certain operations subsequent to December 16, 1996, as well as the elimination of certain operating and general and administrative expenses associated with the operation of the Partnership, as follows:

Eliminated bank and consulting fees.................................................     $     149
Consolidation of certain retail locations...........................................           321
Corporate overhead consolidation....................................................           693
                                                                                            ------
                                                                                         $   1,163
                                                                                            ------
                                                                                            ------

(d) Reflects the additional depreciation and amortization expense due to the increase in property and intangibles that result from applying the purchase method of accounting to the Empire Energy and Coast acquisitions.

(e) Reflects the following adjustment to interest expense directly resulting from the Transactions, as follows:

Historical interest expense, net....................................................    $  19,114
Interest expense from acquisitions..................................................           86
                                                                                      -------------
                                                                                           19,200
                                                                                      -------------
Pro forma interest expense, net applicable to the Partnership:
  $220,000 first mortgage notes at a rate of 7.53% per annum........................       16,566
  Interest expense attributable to working capital facility based on actual
    borrowings by the Partnership...................................................          380
  Interest expense attributable to actual purchase contract obligations assumed by
    the Partnership at interest rates ranging from 5% to 10%........................          929
  Debt expense amortization based on $7,401 debt issuance costs.....................          527
  Less--actual interest income of the Partnership for the period from December 17,
    1996 to June 30, 1977...........................................................         (187)
                                                                                      -------------
Pro forma interest expense, net adjustment..........................................       18,215
                                                                                      -------------
                                                                                        $    (985)
                                                                                      -------------
                                                                                      -------------

(f) Reflects the elimination of income tax provision (benefit), because income taxes are not borne by the Partnership (except for income taxes applicable to operations conducted by the Partnership's corporate subsidiary).

(g) The Partnership's capital expenditures fall generally into three categories:
    (i) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of the Partnership's retail customer base, (ii) maintenance capital expenditures, which include expenditures for repairs that extend the life of the assets and replacement of property, plant and equipment, and (iii) acquisition capital expenditures.

(h) EBITDA consists of net income before depreciation, amortization, interest and income taxes. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow, and it is not a measure of performance or financial condition under generally accepted accounting principles, but it provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution and to service and incur indebtedness. Cash flows in accordance with generally accepted accounting principles consist of cash flows from operating, investing and financing activities; cash flows from operating activities reflect net income (including charges for interest and income taxes, which are not reflected in EBITDA), adjusted for noncash charges or income (which are reflected in EBITDA) and changes in operating assets and liabilities (which are not reflected in EBITDA). Further, cash flows from investing and financing activities are not included in EBITDA.

(i) Net income per Unit is computed by dividing the limited partners' interest in net income by the weighted average number of Units outstanding.

                               RECENT DEVELOPMENT

    On January 14 and 16, 1998, the Partnership sold an aggregate of 1,960,000 Common Units at $22.125 per unit in pursuant to an underwritten public offering. Net proceeds to the Partnership were approximately $40.7 million. Pending the use of such proceeds for internal growth and acquisitions, the Partnership used approximately $10.0 million of the net proceeds for general business purposes and the balance to repay amounts outstanding under the Bank Credit Facility. As adjusted for the sale of such 1,960,000 Common Units and the application of the net proceeds, as of December 31, 1997 the Partnership's total long-term debt (including current portfolio) would have been $234.9 million, total partners' capital would have been $285.8 million and total capitalization would have been $520.7 million.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE HISTORICAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PARTNERSHIP SHOULD BE READ IN CONJUNCTION WITH THE SELECTED PRO FORMA FINANCIAL AND OPERATING DATA AND NOTES THERETO, THE SELECTED HISTORICAL FINANCIAL AND OPERATING DATA AND NOTES THERETO AND THE HISTORICAL FINANCIAL STATEMENTS AND NOTES THERETO INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

GENERAL

    The Partnership is a Delaware limited partnership formed to own and operate the propane business and assets of Synergy, Empire Energy and Coast. The Partnership believes that it is the fifth largest retail marketer of propane in the United States, serving more than 380,000 residential, commercial, industrial and agricultural customers from 292 customer service centers in 27 states as of December 31, 1997.

    Because a substantial portion of the Partnership's propane is used in the weather-sensitive residential markets, the temperatures realized in the Partnership's areas of operations, particularly during the six-month peak heating season, have a significant effect on the financial performance of the Partnership. In any given area, warmer-than-normal temperatures will tend to result in reduced propane use, while sustained colder-than-normal temperatures will tend to result in greater propane use. Therefore, information on normal temperatures is used by the Partnership in understanding how historical results of operations are affected by temperatures that are colder or warmer than normal and in preparing forecasts of future operations, which are based on the assumption that normal weather will prevail in each of the Partnership's regions.

    Gross profit margins are not only affected by weather patterns but also by changes in customer mix. For example, sales to residential customers ordinarily generate higher margins than sales to other customer groups, such as commercial or agricultural customers. In addition, gross profit margins vary by geographic region. Accordingly, profit margins could vary significantly from year to year in a period of identical sales volumes.

ANALYSIS OF RESULTS OF OPERATIONS

    The following discussion compares the results of operations and other data of the Partnership for the six months ended December 31, 1997 to the pro forma six months ended December 31, 1996 and for the pro forma year ended June 30, 1997 to the pro forma year ended June 30, 1996. Note all pro forma information has been prepared assuming that the Partnership had been in existence at the beginning of the periods presented.

SIX MONTHS ENDED DECEMBER 31,                                                                1997         1996
THOUSANDS OF DOLLARS (UNAUDITED)                                                           (ACTUAL)   (PRO FORMA)
----------------------------------------------------------------------------------------  ----------  ------------
Revenues................................................................................  $  393,935   $  314,937
Cost of sales...........................................................................     325,940      250,909
                                                                                          ----------  ------------
Gross profit............................................................................  $   67,995   $   64,028
                                                                                          ----------  ------------
                                                                                          ----------  ------------

    VOLUME.  During the six months ended December 31, 1997, the Partnership sold
116.2 million retail propane gallons, an increase of 7.4 million gallons, or 6.8%, from the 108.8 million retail propane gallons sold during the pro forma six months ended December 31, 1996. Wholesale volumes were 340.9 million gallons and 184.7 million gallons, respectively, for the six months ended December 31, 1997 and 1996, which represents an increase of 156.2 million gallons or 84.6%. The increase in wholesale volume is primarily attributable to the expansion of the wholesale business due to the formation of the Partnership in December 1996. Acquisitions of new propane businesses since January 1, 1997, accounted for 8.2 million retail gallons during the six months ended December 31, 1997.

    The average number of heating degree days, in the markets served by the Partnership, for the six months ended December 31, 1997 was approximately 6% cooler than normal and approximately 8% cooler than last year, respectively. While this indicator generally measures the impact of temperatures on the Partnership's business, other factors such as geographic mix, magnitude and duration of temperature and weather conditions can also impact sales volumes. The overall impact of weather is estimated to have had a slightly adverse impact on the Partnership's retail sales volume (excluding acquisitions) and earnings compared to both normal and year ago levels for the six months ended December
31. The six months ended December 31 historically accounts for approximately 50% and 48% of the Partnership's retail sales volume and EBITDA, respectively.

    REVENUES. Revenues increased by $79.0 million, or 25.1%, to $393.9 million for the six months ended December 31, 1997, as compared to $314.9 million for the pro forma six months ended December 31, 1996. This increase was attributable to an increase in wholesale revenues of $80.0 million or 41.4% to $273.4 million for the six months ended December 31, 1997, as compared to $193.4 million for the pro forma six months ended December 31, 1996, reflecting the increase in wholesale volume mentioned above. The revenues for the retail business decreased by $1.0 million, or .8%, to $120.5 million for the six months ended December 31, 1997, as compared to $121.5 million for the pro forma six months ended December 31, 1996. This decrease was a result of a reduction in both the average cost and the average sales price per gallon of propane offset by the increase in sales volume described above.

    COST OF PRODUCT SOLD. Cost of product sold increased by $75.0 million, or 29.9%, to $325.9 million for the six months ended December 31, 1997, as compared to $250.9 million for the pro forma six months ended December 31, 1996. The increase in cost of product sold was primarily due to the increased sales volume described above. As a percentage of revenues, cost of product sold increased to 82.7% for the six months ended December 31, 1997, as compared to 79.7% for the pro forma six months ended December 31, 1996.

    GROSS PROFIT. Gross profit increased by $4.0 million, or 6.2%, to 68.0 million for the six months ended December 31, 1997, as compared to $64.0 million for the pro forma six months ended December 31, 1996. Retail per gallon margins for the six months ended December 31, 1997, were slightly smaller than for the same period last year, primarily due to changes in customer mix. As a percentage of revenues, gross profit decreased to 17.3% for the six months ended December 31, 1997, as compared to 20.3% for the pro forma six months ended December 31, 1996. Gross profit from propane businesses acquired since January 1, 1997, was $4.4 million for the six months ended December 31, 1997.

    OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $4.8 million, or 11.3%, to $47.4 million for the six months ended December 31, 1997, as compared to $42.6 million for the pro forma six months ended December 31, 1996. Approximately $2.4 million of this increase was attributable to increases in operating expenses resulting from the acquisitions of new businesses since January 1, 1997, and the correspondingly increased sales volumes discussed above. As a percentage of revenues, operating, general and administrative expenses decreased to 12.0% for the six months ended December 31, 1997, as compared to 13.5% for the pro forma six months ended December 31, 1996.

PRO FORMA FISCAL YEARS ENDED JUNE 30,
THOUSANDS OF DOLLARS (UNAUDITED)                                                               1997        1996
------------------------------------------------------------------------------------------  ----------  ----------
Revenues..................................................................................  $  664,197  $  595,790
Cost of sales.............................................................................     534,892     455,984
                                                                                            ----------  ----------
Gross profit..............................................................................  $  129,305  $  139,806
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    VOLUME. During the year ended June 30, 1997, the Partnership sold 213.7 million retail propane gallons, a decrease of 21.3 million gallons or 9.1% from the 235.0 million retail propane gallons sold during the year ended June 30, 1996. The decrease in retail volume was primarily attributable to the decline in volume of sales in the three months ended March 31, 1997, compared to the three months ended March 31, 1996. The decline in retail volume was primarily attributed to national temperatures that averaged 14% warmer than last year and 13% warmer in the markets served by the Partnership. Wholesale sales volumes were 330.1 million gallons and 328.3 million gallons for the years ended June 30, 1997 and 1996, respectively.

    REVENUES. Revenues increased by $68.4 million or 11.5% to $664.2 million for the year ended June 30, 1997, as compared to $595.8 million for the year ended June 30, 1996. This increase was attributable to an increase in wholesale revenues of $84.5 million or 26.7% to $400.7 million for the year ended June 30, 1997, as compared to $316.2 million for the year ended June 30, 1996, due primarily to higher product costs and sales prices. Revenues for the retail business declined by $16.1 million or 5.8% to $263.5 million for the year ended June 30, 1997, as compared to $279.6 million for the year ended June 30, 1996. This decrease was due to the decline in retail sales volume described above.

    COST OF PRODUCT SOLD. Cost of product sold increased by $78.9 million, or 17.3% to $534.9 million for the year ended June 30, 1997, as compared to $456.0 million for the year ended June 30, 1996. The increase in cost of product sold was primarily due to the higher product costs described above. As a percentage of revenues, cost of product sold increased to 80.5% for the year ended June 30, 1997, as compared to 76.5% for the year ended June 30, 1996.

    GROSS PROFIT. Gross profit decreased $10.5 million or 7.5% to $129.3 million for the year ended June 30, 1997, as compared to $139.8 million for the year ended June 30, 1996, primarily due to the reduction in retail sales volume and higher product costs as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    OPERATING ACTIVITIES. Cash provided by operating activities during the six-month period ended December 31, 1997, was $10.4 million. Cash flow from operations included net income of $1.8 million, and noncash charges of $8.9 million for the period were comprised of depreciation and amortization expense. The impact of working capital changes decreased cash flow by approximately $0.3 million.

    INVESTING ACTIVITIES. Cash used in investment activities for the six-month period ended December 31, 1997, totaled $13.3 million, which was principally used for purchases of property, plant and equipment and the Partnership's recent acquisitions.

    FINANCING ACTIVITIES. Cash provided by financing activities was $4.3 million for the six months ended December 31, 1997, which principally reflects additional borrowings on the working capital facility of $31.4 million offset by repayments of purchase contract obligations of $6.1 million, payment of financing costs of $2.4 million and cash distributions paid to Unitholders of $18.9 million.

    FINANCING AND SOURCES OF LIQUIDITY. The Operating Partnership's obligations under the Note Agreement and the Bank Credit Facility are secured by a security interest in the Operating Partnership's inventory, accounts receivable and certain customer storage tanks. The Note Agreement and the Bank Credit Facility contain various terms and covenants including financial ratio covenants with respect to debt and interest coverage and limitations, among others, on the ability of the Operating Partnership and its subsidiary to incur additional indebtedness, create liens, make investments and loans, enter into mergers, consolidations or sales of all or substantially all assets and make asset sales. Generally, so long as no default exists or would result, the Partnership is permitted to make distributions during each fiscal quarter in an amount not in excess of Available Cash with respect to the immediately preceding quarter. The Operating Partnership was in compliance with all terms and covenants at December 31, 1997.

    On January 14 and 16, 1998, the partnership sold an aggregate of 1,960,000 Common Units at $22.125 per unit pursuant to an underwritten public offering. Net proceeds to the Partnership were approximately

$40.7 million. Pending the use of such proceeds for internal growth and acquisitions, the Partnership used approximately $10.0 million of net proceeds for general business purposes and the balance to repay amounts outstanding under the Bank Credit Facility.

RECENTLY ISSUED ACCOUNTING STANDARDS

    Financial Accounting Standards Board Statement No. 128, "Earnings per Share" ("Statement No. 128"), issued in February 1997 and effective for fiscal years ending after December 15, 1997, establishes and simplifies standards for computing and presenting earnings per share. Implementation of Statement No. 128 did not have a material impact on the Partnership's computation or presentation of earnings per unit, as the Partnership's common stock equivalents have had no material effect on earnings per unit amounts.

YEAR 2000 COMPLIANCE

    The Partnership utilizes software and related technologies throughout its businesses that will be affected by the date change in the year 2000. An internal study is currently under way to determine the full scope and related costs to insure that the Partnership's systems continue to meet its internal needs and the needs of its customers. The Partnership will begin to incur expenses in 1998 to resolve this issue. The expenses may continue through the year 1999 but are not expected to be material to the Partnership's operations.

                                    BUSINESS

GENERAL

    The Partnership is principally engaged in (i) the retail distribution of propane for residential, commercial, industrial, agricultural and other retail uses, (ii) the wholesale marketing and distribution of propane and natural gas liquids to the retail propane industry, the chemical and petrochemical industries and other commercial and agricultural markets, (iii) the repair and maintenance of propane heating systems and appliances and (iv) the sale of propane-related supplies, appliances and other equipment.

    Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative stand-alone energy sources. The retail propane business of the Partnership consists principally of transporting propane to its retail distribution outlets and then to tanks located on its customers' premises. Retail propane use falls into four broad categories: (i) residential, (ii) industrial and commercial, (iii) agricultural and (iv) other applications, including motor fuel sales. Residential customers use propane primarily for space and water heating. Industrial customers use propane primarily as fuel for forklifts and stationary engines, to fire furnaces, as a cutting gas, in mining operations and in other process applications. Commercial customers, such as restaurants, motels, laundries and commercial buildings, use propane in a variety of applications, including cooking, heating and drying. In the agricultural market, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control. Other retail uses include motor fuel for cars and trucks, outdoor cooking and other recreational purposes, propane resales and sales to state and local governments. In its wholesale operations, the Partnership sells propane principally to large industrial customers and other propane distributors.

    The retail propane business is a "margin-based" business in which gross profits depend on the excess of sales prices over propane supply costs. Sales of propane to residential and commercial customers, which account for the vast majority of the Partnership's gross profit, have provided a relatively stable source of income for the Partnership. Based on pro forma fiscal 1997 retail propane gallons sold, the customer base consisted of 55% residential, 26% commercial and industrial and 19% agricultural and other customers. Sales to residential customers have generally provided higher gross margins than other retail propane sales. While commercial propane sales are generally less profitable than residential retail sales, the Partnership has traditionally relied on this customer base to provide a steady, noncyclical source of revenues. No single customer accounted for more than 1% of total revenues.

    Because a substantial amount of propane is sold for heating purposes, the severity of winter and resulting residential and commercial heating usage have an important impact on the Partnership's earnings. Approximately two-thirds of the Partnership's retail propane sales usually occur during the six-month heating season from October through March. As a result of this seasonality, the Partnership's sales and operating profits are concentrated in its second and third fiscal quarters. Cash flows from operations, however, are greatest from November through April, when customers pay for propane purchased during the six-month peak season. To the extent the Managing General Partner deems appropriate, the Partnership may reserve cash from these periods for distribution to Unitholders during periods with lower cash flows from operations. Sales and profits are subject to variation from month to month and from year to year, depending on temperature fluctuations.

    The Partnership's wholesale operations engage in the marketing of propane to independent dealers, major interstate marketers and the chemical and petrochemical industries. The Partnership participates to a lesser extent in the marketing of other natural gas liquids, the processing and marketing of natural gas and the gathering of crude oil. The Partnership either owns or has contractual rights to use transshipment terminals, rail cars, long-haul tanker trucks, pipelines and storage capacity. The Partnership believes that its wholesale marketing and processing activities position it to achieve product cost advantages and to avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors.

    Propane competes primarily with natural gas, electricity and fuel oil as an energy source, principally on the basis of price, availability and portability. Propane is more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, but serves as a substitute for natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other.

    As of December 31, 1997, the Partnership's retail operations consisted of 292 customer service centers in 27 states. As of such date, the Partnership owned a fleet of approximately 50 transport truck tractors, approximately 60 transport trailers, approximately 940 bobtail trucks and approximately 900 other delivery and service vehicles. In addition, in its retail operations, the Partnership owns an aggregate of approximately 21 million gallons of above-ground propane storage capacity at its customer service centers. In many states, certain fire safety regulations restrict the refilling of a leased tank solely to the propane supplier that owns the tank. The inconvenience of switching tanks minimizes a customer's tendency to switch among suppliers of propane.

BUSINESS STRATEGY

    The principal elements of the Partnership's business strategy are to (i) extend and refine its existing service orientation, (ii) continue to pursue balanced growth through small and large acquisitions, internal growth at its existing customer service centers and start-ups of new customer service centers,
(iii) enhance the profitability of its existing operations by continuing to integrate the Combined Operations, implement entrepreneurially oriented local manager incentive programs, where appropriate, and centralize administrative systems and (iv) capitalize on the Partnership's national wholesale supply and logistics business.

    FOCUS ON CUSTOMER SERVICE. The Partnership seeks to be recognized in the marketplace as the most customer service-oriented propane supplier. Although propane is a commodity product, the Partnership believes that it will be able to distinguish itself from the competition by providing reliable and timely delivery of propane at competitive prices. The Partnership believes that establishing and clearly communicating standards of service and performance expectations at all levels of the Partnership, and rewarding its employees accordingly, will enable the Partnership to achieve its service goals. The Partnership has incentive programs at certain customer service centers targeted to fostering an entrepreneurial environment at the customer service center level. These programs provide substantial rewards to local managers for managing service-oriented and profitable operations. The Partnership intends to expand such incentive programs to additional customer service locations, where appropriate.

    CONTINUED BALANCED GROWTH. The Partnership intends to continue to pursue balanced growth through small and large acquisitions, internal growth at its existing customer service centers and start-ups of new customer service centers. Acquisitions are expected to be the principal means of growth for the Partnership, as the retail propane industry is mature and overall demand for propane is expected to experience limited growth in the foreseeable future. The Partnership believes that the fragmented nature of the retail propane industry provides significant opportunities for growth through strategic acquisitions. Industry sources indicate that there are over 8,000 retail propane operations in the United States, of which the ten largest account for approximately 33% of industry volumes. The Partnership's acquisition strategy concentrates on companies that have one or more of the following characteristics: (i) locations in areas serviced by the Partnership that may be combined with existing operations, providing greater economies of scale at the customer service center level, (ii) a recent record of growth and a local reputation for quality service, (iii) locations in areas that are relatively colder and (iv) operations with a relatively high proportion of sales to the more profitable residential customer segment. As part of its acquisition program, the Partnership generally expects to retain the name and identity of the acquired entity, which the Partnership believes will preserve the goodwill of the acquired business and promote continued local customer loyalty. The Partnership's ability to make acquisitions is facilitated by the availability of a

$75.0 million acquisition credit facility and the ability to issue additional limited partner interests. In calendar 1997, the Partnership acquired businesses in Arizona, California, Florida, New Hampshire and North Carolina which added approximately 28,000 customers and annual retail propane sales of approximately 24 million gallons. The aggregate purchase price for these acquisitions was approximately $44 million, of which approximately $30 million was in the form of Common Units (approximately 1.3 million Common Units). There can be no assurance, however, that the Partnership will continue to identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance an acquisition will not affect the ability of the Partnership to make distributions to the Unitholders. The Partnership is not required under the Partnership Agreement to seek Unitholder approval of any acquisition.

    The Partnership is from time to time engaged in ongoing discussions with respect to acquisitions, and expects to continue to pursue such acquisition opportunities actively. As of the date of this Prospectus, the Partnership does not have any agreements with respect to any material acquisitions but is involved in ongoing discussions with several companies and is continuing to assess these and other acquisition opportunities. The Partnership is unable to predict the size, number or timing of any future acquisitions.

    In addition to pursuing growth through acquisitions, the Partnership continues to focus on internal growth at its existing customer service centers. The Partnership seeks to achieve internal growth by, among other things, providing superior service and instituting programs that encourage employees, existing customers and local real estate agents and contractors to refer new accounts. This strategy is being implemented primarily through the Partnership's incentive programs that reward local managers for managing service-oriented and profitable operations.

    In some instances, the Partnership may identify a market that has one or more of the characteristics that would make it attractive for an acquisition but in which there are no attractive available acquisition candidates. In certain of these cases, the Partnership may seek to penetrate the market by establishing a new customer service center. The Partnership believes it can successfully initiate these start-up operations in attractive markets by identifying and hiring local managers with proven propane service experience and establishing programs that reward service-oriented and profitable operations and that allow the managers to share in the growth of the business.

    ENHANCE PROFITABILITY OF ITS EXISTING OPERATIONS. The Partnership believes that it can enhance the profitability of its customer service centers by integrating the Combined Operations, reducing inefficiencies in areas where there is a geographic overlap of services and implementing "best practices" and management incentive programs throughout the Partnership's operations. In integrating the Combined Operations, the Partnership is in the process of consolidating and centralizing ongoing administrative functions and systems, which should enable local managers to devote their time to providing customer service and achieving other performance goals. In addition, the Partnership believes it can improve efficiencies in areas where there is a geographic overlap of services provided by customer service centers. The Partnership's management has identified effective operating programs and strategies used by one of the constituent companies prior to the IPO but not used by one or more of the others. The Partnership believes that the implementation of these "best practices" throughout the Combined Operations will improve customer retention, foster expansion of its customer base and create operating efficiencies and cost savings opportunities. Furthermore, the Partnership believes that instituting management incentive programs, where appropriate, and fostering an entrepreneurial approach at additional customer service centers will give managers the incentive to increase such customer service centers' profitability.

    CAPITALIZE ON NATIONAL SUPPLY AND LOGISTICS BUSINESS. The Partnership has a national wholesale natural gas liquids supply and logistics business with sales of approximately 330 million gallons in fiscal 1997. The Partnership believes that this business provides it with a reasonably secure, competitively priced and efficient supply base to support the service goals of its existing customer service centers. In addition, the Partnership believes its wholesale and logistics business positions it well for expansion through acquisitions or start-up operations in new markets. As part of its wholesale business, the Partnership also provides product supply and financial and technical assistance to certain small independent retailers. While these arrangements provide some economic return to the Partnership, the Partnership believes their greater value lies in the resulting relationships, which position the Partnership to acquire such businesses in the event they become available for purchase.

                      PARTNERSHIP STRUCTURE AND MANAGEMENT

    The Partnership conducts, in substantially every respect, the propane businesses that were formerly conducted by Synergy, Empire Energy and Coast (as well as those businesses that have been acquired since the IPO). The operations of the Partnership are conducted through, and the operating assets are owned by, the Operating Partnership, a Delaware limited partnership, and any other subsidiary operating partnerships and corporations. The Partnership owns a 98.9899% limited partner interest in the Operating Partnership. The General Partners are also the general partners of the Operating Partnership, with an aggregate 1.0101% general partner interest in the Operating Partnership. The General Partners therefore own an aggregate 2% general partner interest in the Partnership and the Operating Partnership on a combined basis.

    The senior executives who managed Coast prior to the IPO manage and operate the Partnership's business as the senior executives of the Managing General Partner. The Managing General Partner and its affiliates do not receive any management fee or other compensation in connection with its management of the Partnership, but are reimbursed at cost for all direct and indirect expenses incurred on behalf of the Partnership and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the Managing General Partner or its affiliates in connection with the operation of the Partnership's business. The Special General Partner has no duty or right to participate in the management or operation of the Partnership.

    Conflicts of interest may arise between the Managing General Partner and its affiliates, on the one hand, and the Partnership, the Operating Partnership and the Unitholders, on the other, including conflicts relating to the compensation of the officers and employees of the Managing General Partner and the determination of fees and expenses that are allocable to the Partnership. The Managing General Partner has an audit committee (the "Audit Committee"), consisting of three members, including two independent members of its Board of Directors, that is available at the Managing General Partner's discretion to review matters involving conflicts of interest. See "Conflicts of Interest and Fiduciary Responsibilities."

    The following chart depicts the organization and ownership of the Partnership and the Operating Partnership as of the date of this Prospectus. The percentages reflected in the following chart represent the approximate ownership interest in each of the Partnership and the Operating Partnership individually and not on an aggregate basis. Except in the following chart, the ownership percentages referred to in this Prospectus reflect the approximate effective ownership interest of the Unitholders in the Partnership and the Operating Partnership on a combined basis. The 2% ownership percentage of the General Partners referred to in this Prospectus reflects the approximate effective ownership interest of the General Partners in the Partnership and the Operating Partnership on a combined basis.

              [The following is a description of a graphic chart]

    EFFECTIVE AGGREGATE OWNERSHIP OF THE PARTNERSHIP AND THE OPERATING
PARTNERSHIP
Public Unitholders' Common Units 65.2%
General Partners' Subordinated Units 32.8%
General Partners' Combined General Partner Interest 2.0%

    NORTHWESTERN PUBLIC SERVICE COMPANY ("NPS") has 100% Ownership of NORTHWESTERN GROWTH CORPORATION ("Northwestern Growth"), which has 100% Ownership of CORNERSTONE PROPANE GP, INC. ("Managing General Partner").

    The Managing General Partner owns (i) 5,677,040 Subordinated Units (representing a 28.5522% Limited Partner Interest) and has a 0.7686% Managing General Partner Interest in CORNERSTONE PROPANE PARTNERS, L.P. ("Partnership"),
(ii) a 0.7764% Managing General Partner interest in CORNERSTONE PROPANE, L.P. ("Operating Partnership") and (iii) an 82.5% Common Stock Ownership Interest in SYN INC. ("Synergy" or "Special General Partner"). (The remaining 17.5% Common Stock Ownership Interest in Synergy is owned by unaffiliated shareholders.)

    Synergy owns (i) 920,579 Subordinated Units (representing a 4.6300% Limited Partner Interest) and a 0.2314% Special General Partner Interest in the Partnership and (ii) a 0.2337% Special General Partner Interest in the Operating Partnership.

    The remaining 65.8178% Limited Partnership Interest in the Partnership is owned by the PUBLIC UNITHOLDERS (13,086,552 Common Units).

    The Partnership has a 98.9899% Limited Partner Interest in the Operating Partnership and the Operating Partnership has 100% ownership of Cornerstone Sales & Service Corporation.

                        DESCRIPTION OF THE COMMON UNITS

THE UNITS

    The Common Units and the Subordinated Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and to exercise the rights or privileges available to limited partners under the Partnership Agreement. The holders of Common Units do not have preemptive rights to acquire additional Common Units or other partnership interests that may be issued by the Partnership. For a description of the relative rights and preferences of holders of Common Units and Subordinated Units in and to Partnership distributions, together with a description of the circumstances under which Subordinated Units may convert into Common Units, see "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the Partnership Agreement, see "The Partnership Agreement."

TRANSFER AGENT AND REGISTRAR

    Continental Stock Transfer & Trust Company serves as registrar and transfer agent (the "Transfer Agent") for the Common Units and receives a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Common Units will be borne by the Partnership and not by the holders of Common Units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Common Unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of the Partnership's cash distributions. The Partnership has agreed to indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

    The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the Partnership of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the Managing General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF COMMON UNITS

    Persons acquiring Common Units in this offering and subsequent transferees of Common Units (or their brokers, agents or nominees on their behalf) who wish to become Unitholders of record will be required to execute transfer applications before the acquisition or transfer of such Common Units will be registered on the records of the Transfer Agent and before cash distributions or federal income tax allocations can be made to the acquiror or transferee. Until a Common Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. By executing and delivering a transfer application, the transferee of Common Units (i) becomes the record holder of such Common Units and shall constitute an assignee until admitted into the Partnership as a substituted limited partner, (ii) automatically requests admission as a substituted limited partner in the Partnership, (iii) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, (iv) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (v) grants powers of attorney to officers of the Managing General Partner and any liquidator of the Partnership as specified in the Partnership Agreement, and
(vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Partnership in respect of the transferred

Common Units upon the consent of the Managing General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the Managing General Partner.

    Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Common Units. A person acquiring Common Units who does not execute and deliver a transfer application obtains only (a) the right to assign the Common Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Common Units. Thus, a person acquiring Common Units who does not execute and deliver a transfer application will not receive cash distributions or federal income tax allocations unless the Common Units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application with respect to such Common Units, and may not receive certain federal income tax information or reports furnished to record holders of Common Units. The transferor of Common Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Common Units, but a transferee agrees, by acceptance of the certificate representing Common Units, that the transferor will not have a duty to insure the execution of the transfer application by the transferee and will have no liability or responsibility if such transferee neglects to or chooses not to execute and forward the transfer application to the Transfer Agent. See "The Partnership Agreement--Status as Limited Partner or Assignee."

                            CASH DISTRIBUTION POLICY

GENERAL

    The Partnership will distribute to its partners, on a quarterly basis, all of its Available Cash in the manner described herein. Available Cash is defined in the Glossary and generally means, with respect to any quarter of the Partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Managing General Partner to (i) provide for the proper conduct of the Partnership's business, (ii) comply with applicable law or any Partnership debt instrument or other agreement, or (iii) provide funds for distributions to Unitholders and the General Partners in respect of any one or more of the next four quarters.

    Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed to Unitholders relative to the General Partners, and under certain circumstances it determines whether holders of Subordinated Units receive any distributions. See "--Quarterly Distributions of Available Cash."

    Operating Surplus is defined in the Glossary and refers generally to (i) the cash balance of the Partnership on the date the Partnership commenced operations, plus $25.0 million, plus all cash receipts of the Partnership from its operations since the closing of the Transactions, less (ii) all Partnership operating expenses, debt service payments (including reserves therefor but not including payments required in connection with the sale of assets or any refinancing with the proceeds of new indebtedness or an equity offering), maintenance capital expenditures and reserves established for future Partnership operations, in each case since the closing of the Transactions.

    Capital Surplus is also defined in the Glossary and will generally be generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets all as disposed of in the ordinary course of business).

    To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is from Operating Surplus or from Capital Surplus, all Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any Available Cash in excess of such amount (irrespective of its source) will be deemed to be from Capital Surplus and distributed accordingly.

    If Available Cash from Capital Surplus is distributed in respect of each Common Unit in an aggregate amount per Common Unit equal to $21.00 per Common Unit (the "Initial Unit Price"), plus any Common Unit Arrearages, the distinction between Operating Surplus and Capital Surplus will cease, and all distributions of Available Cash will be treated as if they were from Operating Surplus. The Partnership does not anticipate that there will be significant distributions from Capital Surplus.

    The Subordinated Units are a separate class of interests in the Partnership, and the rights of holders of such interests to participate in distributions to partners differ from the rights of the holders of Common Units. For any given quarter, any Available Cash will be distributed to the General Partners and to the holders of Common Units, and may also be distributed to the holders of Subordinated Units depending upon the amount of Available Cash for the quarter, the amount of Common Unit Arrearages, if any, and other factors discussed below.

    The Incentive Distributions represent the right to receive an increasing percentage of quarterly distributions of Available Cash from Operating Surplus after the Target Distribution Levels have been achieved. The Target Distribution Levels are based on the amounts of Available Cash from Operating Surplus distributed in excess of the payments made with respect to the Minimum Quarterly Distribution and Common Unit Arrearages, if any, and the related 2% distribution to the General Partners.

    Subject to the limitations described under "The Partnership Agreement--Issuance of Additional Securities," the Partnership has the authority to issue additional Common Units or other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the Managing General Partner in its sole discretion and without the approval of the Unitholders. It is possible that the Partnership will fund acquisitions of other propane businesses through the issuance of additional Common Units or other equity securities of the Partnership. Holders of any additional Common Units issued by the Partnership will be entitled to share equally with the then-existing holders of Common Units in distributions of Available Cash by the Partnership. In addition, the issuance of additional Partnership Interests may dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Partnership. The General Partners will be required to make an additional capital contribution to the Partnership or the Operating Partnership in connection with the issuance of additional Partnership Interests.

    The discussion in the sections below indicates the percentages of cash distributions required to be made to the General Partners and the holders of Common Units and the circumstances under which holders of Subordinated Units are entitled to cash distributions and the amounts thereof. Distributions and allocations to the General Partners will be made pro rata in accordance with their respective general partner interests. For a discussion of Available Cash from Operating Surplus available for distributions with respect to the Common Units on a pro forma basis, see "Cash Available for Distribution."

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

    The Partnership will make distributions to its partners with respect to each quarter of the Partnership prior to its liquidation in an amount equal to 100% of its Available Cash for such quarter. The Partnership expects to make distributions of all Available Cash within 45 days after the end of each quarter to holders of record on the applicable record date. The Minimum Quarterly Distribution and the Target Distribution Levels are also subject to certain other adjustments as described below under "--Distributions from Capital Surplus" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

    With respect to each quarter during the Subordination Period, to the extent there is sufficient Available Cash, the holders of Common Units will have the right to receive the Minimum Quarterly Distribution, plus any Common Unit Arrearages, prior to any distribution of Available Cash to the holders of Subordinated Units. This subordination feature will enhance the Partnership's ability to distribute the Minimum Quarterly Distribution on the Common Units during the Subordination Period. There is no guarantee, however, that the Minimum Quarterly Distribution will be made on the Common Units. Upon expiration of the Subordination Period, all Subordinated Units will be converted on a one-for-one basis into Common Units and will participate pro rata with all other Common Units in future distributions of Available Cash. Under certain circumstances, up to 1,649,405 Subordinated Units may convert into Common Units prior to the expiration of the Subordination Period. Common Units will not accrue arrearages with respect to distributions for any quarter after the Subordination Period and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

DISTRIBUTIONS FROM OPERATING SURPLUS DURING SUBORDINATION PERIOD

    The Subordination Period will generally extend until the first day of any quarter beginning after December 31, 2001 in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interests in the Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages.

    Prior to the end of the Subordination Period, one quarter of the Subordinated Units (1,649,405 Subordinated Units) will convert into Common Units on a one-for-one basis on the first day after the record date established for the distribution in respect of any quarter ending on or after December 31, 2000 in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the two consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interests in the Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages.

    Upon expiration of the Subordination Period, all remaining Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate, pro rata, with the other Common Units in distributions of Available Cash. In addition, if the Managing General Partner is removed as managing general partner of the Partnership under circumstances where Cause does not exist and Units held by the Managing General Partner and its affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their general partner interests (and the rights of each of them to receive Incentive Distributions) into Common Units or to receive cash in exchange for such interests.

    "Adjusted Operating Surplus" for any period generally means Operating Surplus generated during such period, less (a) any net increase in working capital borrowings during such period and (b) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period; and plus (x) any net decrease in working capital borrowings during such period and (y) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Operating Surplus generated during a period is equal to the difference between (i) the Operating Surplus determined at the end of such period and (ii) the Operating Surplus determined at the beginning of such period.

    Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter during the Subordination Period will be made in the following manner:

        FIRST, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, until there has been distributed in respect of each outstanding Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

        SECOND, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, until there has been distributed in respect of each outstanding Common Unit an amount equal to any Common Unit Arrearages accrued and unpaid with respect to any prior quarters during the Subordination Period;

        THIRD, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partners, until there has been distributed in respect of each outstanding Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

        THEREAFTER, in the manner described in "--Incentive
    Distributions--Hypothetical Annualized Yield" below.

    The above references to the 2% of Available Cash from Operating Surplus distributed to the General Partners are references to the amount of the percentage interest in distributions from the Partnership and the Operating Partnership of the General Partners on a combined basis (exclusive of their interest as holders of the Subordinated Units). The General Partners own a combined 1% general partner interest in the Partnership and a combined 1.0101% general partner interest in the Operating Partnership. Other references in this Prospectus to the General Partners' 2% interest or to distributions of 2% of Available Cash are also references to the amount of the combined percentage interest in the Partnership and the Operating Partnership of the General Partners (exclusive of their interest as holders of the Subordinated Units). With respect to any Common Unit, the term "Common Unit Arrearages" refers to the amount by which the Minimum Quarterly Distribution in any quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a Common Unit, cumulative for such quarter and all prior quarters during the Subordination Period. Common Unit Arrearages will not accrue interest.

DISTRIBUTIONS FROM OPERATING SURPLUS AFTER SUBORDINATION PERIOD

    Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter after the Subordination Period will be made in the following manner:

        FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

        THEREAFTER, in the manner described in "--Incentive
    Distributions--Hypothetical Annualized Yield" below.

INCENTIVE DISTRIBUTIONS--HYPOTHETICAL ANNUALIZED YIELD

    For any quarter for which Available Cash from Operating Surplus is distributed to the Common and Subordinated Unitholders in an amount equal to the Minimum Quarterly Distribution on all Units and to the Common Unitholders in an amount equal to any unpaid Common Unit Arrearages, then any additional Available Cash from Operating Surplus in respect of such quarter will be distributed among the Unitholders and the General Partners in the following manner:

        FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.594 for such quarter in respect of each outstanding Unit (the "First Target Distribution");

        SECOND, 85% to all Unitholders, pro rata, and 15% to the General Partners, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.700 for such quarter in respect of each outstanding Unit (the "Second Target Distribution");

        THIRD, 75% to all Unitholders, pro rata, and 25% to the General Partners, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.900 for such quarter in respect of each outstanding Unit (the "Third Target Distribution"); and

        THEREAFTER, 50% to all Unitholders, pro rata, and 50% to the General Partners.

    The distributions to the General Partners set forth above (other than in their capacity as holders of the Subordinated Units) that are in excess of their aggregate 2% general partner interest represent the Incentive Distributions. The right to receive Incentive Distributions is not part of the general partner interest and may be transferred separately from such interests. See "The Partnership Agreement--Transfer of General Partners' Interests and Incentive Distribution Rights."

    The following table illustrates the percentage allocation of the additional Available Cash from Operating Surplus between the Unitholders and the General Partners up to the various Target Distribution Levels and a hypothetical annualized percentage yield to be realized by a Unitholder at each Target Distribution Level. For purposes of the following table, the annualized percentage yield is calculated on a pretax basis assuming that (i) the Common Unit was issued for a capital contribution of $21.00 per Common Unit (equal to the initial public offering price) and (ii) the Partnership distributed each quarter during the first year following the investment the amount set forth under the column "Total Quarterly Distribution Target Amount." The calculations are also based on the assumption that the quarterly distribution amounts shown do not include any Common Unit Arrearages. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the General Partners and the Unitholders in any Available Cash from Operating Surplus distributed up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until Available Cash distributed reaches the next Target Distribution Level, if any. The percentage interests shown for the Unitholders and the General Partners for the Minimum Quarterly Distribution are also applicable to quarterly distribution amounts that are less than the Minimum Quarterly Distribution.

                                                                                            MARGINAL PERCENTAGE
                                                                                         INTEREST IN DISTRIBUTIONS
                                                TOTAL QUARTERLY                          --------------------------
                                              DISTRIBUTION TARGET       HYPOTHETICAL                      GENERAL
                                                    AMOUNT            ANNUALIZED YIELD    UNITHOLDERS    PARTNERS
                                           -------------------------  -----------------  -------------  -----------
Minimum Quarterly Distribution...........           $0.540                 10.286%               98%            2%
First Target Distribution................           $0.594                 11.314%               98%            2%
Second Target Distribution...............           $0.700                 13.333%               85%           15%
Third Target Distribution................           $0.900                 17.143%               75%           25%
Thereafter...............................        above $0.900           above 17.143%            50%           50%

DISTRIBUTIONS FROM CAPITAL SURPLUS

    Distributions by the Partnership of Available Cash from Capital Surplus will be made in the following manner:

        FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, until the Partnership has distributed, in respect of each outstanding Common Unit issued in the IPO, with the Available Cash from Capital Surplus in an aggregate amount per Common Unit equal to the Initial Unit Price;

        SECOND, 98% to the holders of Common Units, pro rata, and 2% to the General Partners, until the Partnership has distributed, in respect of each outstanding Common Unit, Available Cash from Capital Surplus in an aggregate amount equal to any unpaid Common Unit Arrearages with respect to such Common Unit; and

        THEREAFTER, all distributions of Available Cash from Capital Surplus will be distributed as if they were from Operating Surplus.

    As a distribution of Available Cash from Capital Surplus is made, it is treated as if it were a repayment of the Initial Unit Price with respect to Common Units issued in the IPO-- it is a "return of capital" rather than a "return on capital." To reflect such repayment, the Minimum Quarterly Distribution and the Target Distribution Levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the Unrecovered Capital of the Common Units immediately after giving effect to such repayment and the denominator of which is the Unrecovered Capital of the Common Units immediately prior to such repayment. This adjustment to the Minimum Quarterly Distribution may make it more likely that Subordinated Units will be converted into Common Units (whether pursuant to the termination of the Subordination Period or to the provisions permitting early conversion of some Subordinated Units) and may accelerate the dates at which such conversions occur.

    When "payback" of the Initial Unit Price has occurred, i.e., when the Unrecovered Capital of the Common Units is zero (and any accrued Common Unit Arrearages have been paid), then in effect the Minimum Quarterly Distribution and each of the Target Distribution Levels will have been reduced to zero for subsequent quarters. Thereafter, all distributions of Available Cash from all sources will be treated as if they were from Operating Surplus. Because the Minimum Quarterly Distribution and the Target Distribution Levels will have been reduced to zero, the General Partners will be entitled thereafter to receive 50% of all distributions of Available Cash in their capacities as General Partners and as holders of the Incentive Distribution Rights (in addition to any distributions to which they may be entitled as holders of Units).

    Distributions of Available Cash from Capital Surplus will not reduce the Minimum Quarterly Distribution or Target Distribution Levels for the quarter with respect to which they are distributed.

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

    In addition to reductions of the Minimum Quarterly Distribution and Target Distribution Levels made upon a distribution of Available Cash from Capital Surplus, the Minimum Quarterly Distribution, the Target Distribution Levels, the Unrecovered Capital, the number of additional Common Units issuable during the Subordination Period without a Unitholder vote, the number of Common Units issuable upon conversion of the Subordinated Units and other amounts calculated on a per Unit basis will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Common Units (whether effected by a distribution payable in Common Units or otherwise), but not by reason of the issuance of additional Common Units for cash or property. For example, in the event of a two-for-one split of the Common Units (assuming no prior adjustments), the Minimum Quarterly Distribution, each of the Target Distribution Levels and the Unrecovered Capital of the Common Units would each be reduced to 50% of its initial level.

    The Minimum Quarterly Distribution and the Target Distribution Levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority in a manner that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and the Target Distribution Levels would be reduced to an amount equal to the product of (i) the Minimum Quarterly Distribution and each of the Target Distribution Levels, respectively, multiplied by (ii) one minus the sum of (x) the maximum effective federal income tax rate to which the Partnership is then subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Partnership is subject as an entity for the taxable year in which such event occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the Target Distribution Levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

    Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of from time to time and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Partnership in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the Unitholders and the General Partners in accordance with their respective capital account balances as so adjusted.

    Partners are entitled to liquidating distributions in accordance with capital account balances. The allocations of gains and losses upon liquidation are intended, to the extent possible, to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Subordinated Units upon the liquidation of the Partnership, to the extent required to permit Common Unitholders to receive their Unrecovered Capital plus any unpaid Common Unit Arrearages. Thus, net losses recognized upon liquidation of the Partnership will be allocated to the holders of the Subordinated Units to the extent of their capital account balances before any loss is allocated to the holders of the Common Units, and net gains recognized upon liquidation will be allocated first to restore negative balances in the capital account of the General Partners and any Unitholders and then to the Common Unitholders until their capital account balances equal their Unrecovered Capital plus unpaid Common Unit Arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of the Partnership to enable the holders of Common Units to fully recover all of such amounts, even though there may be cash available for distribution to the holders of Subordinated Units.

    The manner of such adjustment is as provided in the Partnership Agreement, which is an exhibit to the Registration Statement of which this Prospectus is a part. If the liquidation of the Partnership occurs before the end of the Subordination Period, any net gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

        FIRST, to the General Partners and the holders of Units having negative balances in their capital accounts to the extent of and in proportion to such negative balances;

        SECOND, 98% to the holders of Common Units, pro rata, and 2% to the General Partners, until the capital account for each Common Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Common Unit, (ii) the amount of the Minimum Quarterly Distribution for the quarter during which liquidation of the Partnership occurs and (iii) any unpaid Common Unit Arrearages in respect of such Common Unit;

        THIRD, 98% to the holders of Subordinated Units, pro rata, and 2% to the General Partners, until the capital account for each Subordinated Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Subordinated Unit and (ii) the amount of the Minimum Quarterly Distribution for the quarter during which the liquidation of the Partnership occurs;

        FOURTH, 98% to all Unitholders, pro rata, and 2% to the General Partners, until there has been allocated under this paragraph FOURTH an amount per Unit equal to (a) the sum of the excess of the First Target Distribution per Unit over the Minimum Quarterly Distribution per Unit for each quarter of the Partnership's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Minimum Quarterly Distribution per Unit that were distributed 98% to the Unitholders, pro rata, and 2% to the General Partners for each quarter of the Partnership's existence;

        FIFTH, 85% to the Unitholders, pro rata, and 15% to the General Partners, until there has been allocated under this paragraph FIFTH an amount per Unit equal to (a) the sum of the excess of the Second Target Distribution per Unit over the First Target Distribution per Unit for each quarter of the Partnership's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution per Unit that were distributed 85% to the Unitholders, pro rata, and 15% to the General Partners for each quarter of the Partnership's existence;

        SIXTH, 75% to all Unitholders, pro rata, and 25% to the General Partners, until there has been allocated under this paragraph SIXTH an amount per Unit equal to (a) the sum of the excess of the Third Target Distribution per Unit over the Second Target Distribution per Unit for each quarter of the Partnership's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution per Unit that were distributed 75% to the Unitholders, pro rata, and 25% to the General Partners for each quarter of the Partnership's existence; and

        THEREAFTER, 50% to all Unitholders, pro rata, and 50% to the General Partners.

    If the liquidation occurs after the Subordination Period, the distinction between Common Units and Subordinated Units will disappear, so that clauses (ii) and (iii) of paragraph SECOND above and all of paragraph THIRD above will no longer be applicable.

    Upon liquidation of the Partnership, any loss will generally be allocated to the General Partners and the Unitholders as follows:

        FIRST, 98% to holders of Subordinated Units in proportion to the positive balances in their respective capital accounts and 2% to the General Partners, until the capital accounts of the holders of the Subordinated Units have been reduced to zero;

        SECOND, 98% to the holders of Common Units in proportion to the positive balances in their respective capital accounts and 2% to the General Partners, until the capital accounts of the Common Unitholders have been reduced to zero; and

        THEREAFTER, 100% to the General Partners.

    If the liquidation occurs after the Subordination Period, the distinction between Common Units and Subordinated Units will disappear, so that all of paragraph FIRST above will no longer be applicable.

    Any allocation made to the General Partners herein shall be made to the General Partners pro rata in accordance with their respective general partner interests. In addition, interim adjustments to capital accounts will be made at the time the Partnership issues additional interests in the Partnership or makes distributions of property. Such adjustments will be based on the fair market value of the interests or the property distributed and any gain or loss resulting therefrom will be allocated to the Unitholders and the General Partners in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional interests in the Partnership, distributions of property by the Partnership, or upon liquidation of the Partnership, will be allocated in a manner which results, to the extent possible, in the capital account balances of the General Partners equaling the amount which would have been the General Partners' capital account balances if no prior positive adjustments to the capital accounts had been made.

                        CASH AVAILABLE FOR DISTRIBUTION

    The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution of $.54 per Common Unit per quarter for four quarters on the Common Units and Subordinated Units outstanding as of the date of this Prospectus and on the aggregate 2% general partner interest of the General Partners is approximately $43.4 million ($28.3 million for the Common Units, $14.2 million for the Subordinated Units and $868,000 for the aggregate 2% general partner interest of the General Partners). The amount of pro forma Available Cash from Operating Surplus generated during fiscal 1997 was approximately $22.3 million (including approximately $2.9 million of Available Cash from Operating Surplus of businesses acquired in May and June, 1997 but not reflecting Available Cash from Operating Surplus of businesses acquired subsequent to June 30, 1997). Such amount would have been insufficient by approximately $6.2 million to cover the full Minimum Quarterly Distribution for such fiscal year on all of the Common Units currently outstanding and the related distribution on the general partner interests, and would have been insufficient by approximately $20.7 million to cover the Minimum Quarterly Distribution on all Subordinated Units currently outstanding and the related distribution on the general partner interests. See "Risk Factors--Risks Inherent in an Investment in the Partnership--Cash Distributions Are Not Guaranteed and May Fluctuate with Partnership Performance."

                PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS
                                 (IN THOUSANDS)

                                                                                                    FISCAL YEAR
                                                                                                       ENDED
                                                                                                   JUNE 30, 1997
                                                                                                  ----------------
Pro forma operating income(a)...................................................................     $   25,968
Add: Pro forma depreciation and amortization....................................................         15,073
                                                                                                        -------
Pro forma EBITDA(a)(b)..........................................................................         41,041
Less: Pro forma interest expense................................................................         18,215
    Pro forma capital expenditures--maintenance(c)..............................................          3,500
                                                                                                        -------
Pro forma Available Cash from Operating Surplus before acquisitions(a)(d).......................         19,326
Available Cash from Operating Surplus of businesses acquired in May and June, 1997(e)...........          2,951
                                                                                                        -------
Pro Forma Available Cash from Operating Surplus(a)(d)...........................................     $   22,277
                                                                                                        -------
                                                                                                        -------

------------------------------

(a) The pro forma amounts of operating income, EBITDA and Available Cash from Operating Surplus do not reflect (i) savings of certain non-recurring expenses incurred by Empire Energy, (ii) propane acquisition and logistics costs savings and (iii) insurance savings that the Partnership believes are achievable as a result of the Transactions.

(b) EBITDA consists of net income before depreciation, amortization, interest and income taxes. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow, and it is not a measure of performance or financial condition under generally accepted accounting principles, but it provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution and to service and incur indebtedness. Cash flows in accordance with generally accepted accounting principles consist of cash flows from operating, investing and financing activities; cash flows from operating activities reflect net income (including charges for interest and income taxes, which are not reflected in EBITDA), adjusted for noncash charges or income (which are reflected in EBITDA) and changes in operating assets and liabilities (which are not reflected in EBITDA). Further, cash flows from investing and financing activities are not included in EBITDA.

(c) Based upon estimated maintenance capital expenditures for fiscal 1998.

(d) Available Cash from Operating Surplus generated during a specified period refers generally to (i) all cash receipts of the Partnership from its operations generated during such period, less (ii) all Partnership operating expenses, debt service payments (including any increases in reserves therefor but not including amounts paid from any reduction in reserves, or payments required in connection with the sale of assets, or any refinancing with the proceeds of new indebtedness or an equity offering) and maintenance capital expenditures, in each case during such period. For a complete definition of Operating Surplus, see the Glossary.

(e) Reflects Available Cash from Operating Surplus of businesses acquired in May and June, 1997 as if they had been acquired July 1, 1996.

    The amount of pro forma Available Cash from Operating Surplus for fiscal 1997 set forth above was derived from the pro forma consolidated financial statements of the Partnership. The pro forma adjustments are based upon currently available information and certain estimates and assumptions. The pro forma consolidated financial statements do not purport to present the results of operations of the Partnership had the Transactions actually been completed as of the dates indicated. Furthermore, the pro forma consolidated financial statements are based on accrual accounting concepts while Operating Surplus is defined in the Partnership Agreement on a cash accounting basis. As a consequence, the amount of pro forma Available Cash from Operating Surplus shown above should only be viewed as a general indication of the amount of Available Cash from Operating Surplus that might in fact have been generated by the Partnership had it been formed in earlier periods.

    The Partnership is required to establish reserves for the future payment of principal and interest on the Notes and the indebtedness under the Bank Credit Facility. See "Risk Factors--Risks Inherent in an Investment in the Partnership--Cash Distributions Are Not Guaranteed and May Fluctuate with Partnership Performance." There are other provisions in such agreements which will, under certain circumstances, restrict the Partnership's ability to make distributions to its partners. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Financing and Sources of Liquidity."

                           THE PARTNERSHIP AGREEMENT

    The following paragraphs are a summary of the material provisions of the Partnership Agreement. The Partnership Agreement for the Partnership and the Partnership Agreement for the Operating Partnership (the "Operating Partnership Agreement") are exhibits to the Registration Statement of which this Prospectus constitutes a part. The Partnership will provide prospective investors with a copy of the Partnership Agreement and the Operating Partnership Agreement upon request at no charge. The discussions presented herein and below of the material provisions of the Partnership Agreement are qualified in their entirety by reference to the Partnership Agreements for the Partnership and for the Operating Partnership. The Partnership is the sole limited partner of the Operating Partnership, which owns, manages and operates the Partnership's business. The General Partners serve as the general partners of the Partnership and of the Operating Partnership, owning an aggregate 2% general partner interest in the Partnership and the Operating Partnership on a combined basis. The Managing General Partner manages and operates the Partnership, and the Special General Partner has no duty or right to participate in the management or operation of the Partnership. Unless the context otherwise requires, references herein to the "Partnership Agreement" constitute references to the Partnership Agreement and the Operating Partnership Agreement, collectively.

    Certain provisions of the Partnership Agreement are summarized elsewhere in this Prospectus under various headings. With regard to the transfer of Common Units, see "Description of the Common Units-- Transfer of Common Units." With regard to distributions of Available Cash, see "Cash Distribution Policy." With regard to allocations of taxable income and taxable loss, see "Tax Considerations." Persons considering acquiring Common Units are urged to review these sections of this Prospectus and the Partnership Agreement carefully.

ORGANIZATION AND DURATION

    The Partnership and the Operating Partnership were organized in October 1996 and November 1996, respectively, as Delaware limited partnerships. The General Partners are the general partners of the Partnership and the Operating Partnership. The General Partners own an aggregate 2% interest as general partners and the right to receive Incentive Distributions, and the Unitholders (including the General Partners as holders of Subordinated Units) own a 98% interest as limited partners, in the Partnership and the Operating Partnership on a combined basis. The Partnership will dissolve on December 31, 2086, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

PURPOSE

    The purpose of the Partnership under the Partnership Agreement is limited to serving as the limited partner of the Operating Partnership and engaging in any business activity that may be engaged in by the Operating Partnership. The Operating Partnership Agreement provides that the Operating Partnership may, directly or indirectly, engage in (i) the Combined Operations as conducted immediately prior to the IPO, (ii) any other activity approved by the Managing General Partner but only to the extent that the Managing General Partner reasonably determines that, as of the date of the acquisition or commencement of such activity, such activity generates "qualifying income" (as such term is defined in Section 7704 of the Code) or (iii) any activity that enhances the operations of an activity that is described in (i) or (ii) above. Although the Managing General Partner has the ability under the Partnership Agreement to cause the Partnership and the Operating Partnership to engage in activities other than propane marketing and related businesses, the Managing General Partner has no current intention of doing so. The Managing General Partner is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Partnership.

POWER OF ATTORNEY

    Each Limited Partner, and each person who acquires a Unit from a Unitholder and executes and delivers a transfer application with respect thereto, grants to the Managing General Partner and, if a liquidator of the Partnership has been appointed, such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership or the amendment of the Partnership Agreement in accordance with the terms thereof and to make consents and waivers contained in the Partnership Agreement.

CAPITAL CONTRIBUTIONS

    The Unitholders are not obligated to make additional capital contributions to the Partnership, except as described below under "--Limited Liability."

LIMITED LIABILITY

    Assuming that a Limited Partner does not participate in the control of the business of the Partnership within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Partnership in respect of his Common Units plus his share of any undistributed profits and assets of the Partnership. If it were determined, however, that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partners, to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then a Limited Partner could be held personally liable for the Partnership's obligations under the laws of the State of Delaware to the same extent as the General Partners with respect to persons who transact business with the Partnership reasonably believing, based on the Limited Partner's conduct, that the Limited Partner is a general partner.

    Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.

    The Operating Partnership currently conducts business in at least 27 states. Maintenance of limited liability may require compliance with legal requirements in such jurisdictions in which the Operating Partnership conducts business, including qualifying the Operating Partnership to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of its limited partner interest in the Operating Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partners, to approve certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted

"participation in the control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then the Limited Partners could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partners under certain circumstances. The Partnership will operate in such manner as the Managing General Partner deems reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.

ISSUANCE OF ADDITIONAL SECURITIES

    The Partnership Agreement authorizes the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the Managing General Partner in its sole discretion without the approval of any limited partners; provided that, during the Subordination Period, except as provided in clauses (i) and (ii) below, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 4,270,000 additional Common Units (excluding Common Units issued upon conversion of Subordinated Units, upon conversion of the general partner interests and Incentive Distribution Rights as a result of a withdrawal of a General Partner, and pursuant to the employee benefit plans of the Managing General Partner, the Partnership or other members of the Partnership Group and subject to adjustment in the event of a combination or subdivision of Common Units) or an equivalent number of securities ranking on a parity with the Common Units without the approval of the holders of at least a Unit Majority. During the Subordination Period, the Partnership may also issue an unlimited number of additional Common Units or parity securities without the approval of the Unitholders (i) if such issuance occurs (A) in connection with an Acquisition or a Capital Improvement or (B) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be effected, would have resulted in an increase in (1) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all outstanding Units) with respect to each of the four most recently completed quarters (on a pro forma basis) as compared to (2) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all outstanding Units) (excluding Adjusted Operating Surplus attributable to the Acquisition or Capital Improvement) with respect to each of such four most recently completed quarters (provided that if the issuance of Units with respect to an Acquisition or Capital Improvement occurs within the first four full quarters after the closing of the IPO, then Adjusted Operating Surplus as used in clauses (1) (determined on a pro forma basis) and (2) above will be calculated (A) for each quarter, if any, that commenced after the closing of the IPO for which actual results of operations are available, based on the actual Adjusted Operating Surplus of the Partnership generated with respect to such quarter and (B) for each other quarter, on a pro forma basis not inconsistent with the procedures, as applicable, set forth in "Cash Available for Distribution" (which Units may include all or a portion of the Common Units offered hereby); or (ii) if the proceeds from such issuance are used exclusively to repay up to $75.0 million in indebtedness of a member of the Partnership Group, in each case only where the aggregate amount of distributions that would have been paid with respect to such newly issued Units and the related additional distributions that would have been made to the General Partners in respect of the (actual or pro forma) four-quarter period ending prior to the first day of the quarter in which the issuance is to be consummated (assuming such additional Units had been outstanding throughout such period and that distributions equal to the distributions that were actually paid on the outstanding Units during the period were paid on such additional Units) did not exceed the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period). In accordance with Delaware law and the provisions of the Partnership Agreement, the Partnership may also issue additional partnership interests that, in the sole discretion of the Managing General Partner, may have special voting rights to which the Common Units are not entitled.

    Upon issuance of additional Partnership Securities, the General Partners will be required to make additional capital contributions to the extent necessary to maintain their 2% general partner interest in the Partnership and the Operating Partnership. Moreover, the Managing General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Subordinated Units or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities or rights to persons other than the Managing General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partners and their affiliates in the Partnership (including their interest represented by Subordinated Units) that existed immediately prior to each such issuance. The holders of Common Units do not have preemptive rights to acquire additional Common Units or other partnership interests that may be issued by the Partnership.

AMENDMENT OF PARTNERSHIP AGREEMENT

    Amendments to the Partnership Agreement may be proposed only by or with the consent of the Managing General Partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment (other than certain amendments discussed below), the Managing General Partner is required to seek written approval of the holders of the number of Units required to approve such amendment or call a meeting of the Limited Partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments (unless otherwise specified) must be approved by holders of a Unit Majority, except that no amendment may be made which would (i) enlarge the obligations of any Limited Partner without its consent, unless approved by at least a majority of the type or class of Units so affected, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the Managing General Partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion, (iii) change the term of the Partnership, (iv) provide that the Partnership is not dissolved upon the expiration of its term or upon an election to dissolve the Partnership by the Managing General Partner that is approved by holders of a Unit Majority or (v) give any person the right to dissolve the Partnership other than the Managing General Partner's right to dissolve the Partnership with the approval of holders of a Unit Majority.

    The Managing General Partner may generally make amendments to the Partnership Agreement without the approval of any Partner or assignee to reflect
(i) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership, (ii) admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement, (iii) a change that, in the discretion of the Managing General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that neither the Partnership nor the Operating Partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes, (iv) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, or the General Partners or their directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed, (v) subject to the limitations on the issuance of additional Common Units or other limited or general partner interests described above, an amendment that in the discretion of the Managing General Partner is necessary or advisable in connection with the authorization of additional limited or general partner interests, (vi) any amendment expressly permitted in the Partnership Agreement to be made by the Managing General

Partner acting alone, (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement, (viii) any amendment that, in the discretion of the Managing General Partner, is necessary or advisable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Operating Partnership) as otherwise permitted by the Partnership Agreement, (ix) a change in the fiscal year and/or taxable year of the Partnership and changes related thereto, and (x) any other amendments substantially similar to any of the foregoing.

    In addition to the Managing General Partner's right to amend the Partnership Agreement as described above, the Managing General Partner may make amendments to the Partnership Agreement without the approval of any Partner or assignee if such amendments, in the discretion of the Managing General Partner, (i) do not adversely affect the Limited Partners in any material respect, (ii) are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (iii) are necessary or advisable to facilitate the trading of the Common Units (including the division of any class or classes of outstanding Partnership Securities into different classes to facilitate uniformity of tax consequences within such classes of Partnership Securities) or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Common Units are or will be listed for trading, compliance with any of which the Managing General Partner deems to be in the best interests of the Partnership and the Limited Partners, (iv) are necessary or advisable in connection with any action taken by the Managing General Partner relating to splits or combinations of Units pursuant to the provisions of the Partnership Agreement or (v) are required to effect the intent expressed in this Prospectus or the intent of the Partnership Agreement or contemplated by the Partnership Agreement.

    The Managing General Partner will not be required to obtain an Opinion of Counsel (as defined below) in the event of the amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement will become effective without the approval of holders of at least 90% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability under applicable law of any limited partner in the Partnership or the limited partner of the Operating Partnership.

    Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding Units in relation to other classes of Units will require the approval of at least a majority of the type or class of Units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

MERGER, SALE OR OTHER DISPOSITION OF ASSETS

    The Managing General Partner is generally prohibited, without the prior approval of holders of a Unit Majority, from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership; provided that the Managing General Partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval. The Managing General Partner may also sell all or substantially all of the Partnership's assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. Furthermore, provided that certain conditions are satisfied, the Managing General Partner may merge the Partnership or any member of the Partnership Group into, or convey some or all of the Partnership Group's assets to, a newly formed entity if the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity. The Unitholders are not entitled to dissenters' rights of appraisal under the

Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership, a sale of substantially all of the Partnership's assets or any other transaction or event.

TERMINATION AND DISSOLUTION

    The Partnership will continue until December 31, 2086, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon (i) the election of the Managing General Partner to dissolve the Partnership, if approved by the holders of a Unit Majority, (ii) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership and the Operating Partnership, (iii) the entry of a decree of judicial dissolution of the Partnership or (iv) the withdrawal or removal of the Managing General Partner or any other event that results in its ceasing to be the Managing General Partner (other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor). Upon a dissolution pursuant to clause (iv), the holders of a Unit Majority may also elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as general partner an entity approved by the holders of a Unit Majority subject to receipt by the Partnership of an opinion of counsel to the effect that (x) such action would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (hereinafter, an "Opinion of Counsel").

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

    Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will, acting with all of the powers of the Managing General Partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Partnership's assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy--Distributions of Cash Upon Liquidation." Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNERS

    The Managing General Partner has agreed not to withdraw voluntarily as a general partner of the Partnership and the Operating Partnership prior to December 31, 2006 (with limited exceptions described below), without obtaining the approval of the holders of a Unit Majority and furnishing an Opinion of Counsel. On or after December 31, 2006, the Managing General Partner may withdraw as the Managing General Partner (without first obtaining approval from any Unitholder) by giving 90 days' written notice, and such withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, the Managing General Partner may withdraw without Unitholder approval upon 90 days' notice to the Limited Partners if at least 50% of the outstanding Common Units are held or controlled by one person and its affiliates (other than the Managing General Partner and its affiliates). In addition, the Partnership Agreement permits the General Partners (in certain limited instances) to sell or otherwise transfer all of their general partner interests in the Partnership without the approval of the Unitholders. See "--Transfer of General Partners' Interests."

    Upon the withdrawal of the Managing General Partner under any circumstances (other than as a result of a transfer by the Managing General Partner of all or a part of its general partner interests in the Partnership), the holders of a Unit Majority may select a successor to such withdrawing Managing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the

Partnership will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal the holders of a Unit Majority agree in writing to continue the business of the Partnership and to appoint a successor Managing General Partner. See "--Termination and Dissolution."

    The Managing General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units (including Units held by the General Partners and their affiliates) and the Partnership receives an Opinion of Counsel. The ownership of the Subordinated Units by the Managing General Partner and its affiliates effectively gives the Managing General Partner the ability to prevent its removal. Any such removal is also subject to the approval of a successor general partner by the vote of the holders of not less than a Unit Majority. The Partnership Agreement also provides that if the Managing General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partners and their affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their partner interests (and all the Incentive Distribution Rights) into Common Units or to receive cash in exchange for such interests.

    Withdrawal or removal of the Managing General Partner as a general partner of the Partnership also constitutes withdrawal or removal, as the case may be, of the Managing General Partner as a general partner of the Operating Partnership. Any withdrawal or removal of the Managing General Partner will result in the simultaneous withdrawal or removal of the Special General Partner from the Partnership and the Operating Partnership.

    In the event of removal of the General Partners under circumstances where Cause exists or withdrawal of the General Partners where such withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interests and Incentive Distribution Rights of the departing General Partners (the "Departing Partners") in the Partnership and the Operating Partnership for a cash payment equal to the fair market value of such interests. Under all other circumstances where the General Partners withdraw or are removed by the Limited Partners, the Departing Partners will have the option to require the successor general partner to purchase such general partner interest of the Departing Partners and their Incentive Distribution Rights for such amount. In each case, such fair market value will be determined by agreement between the Departing Partners and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the Departing Partners and the successor general partner (or if no expert can be agreed upon, by an expert chosen by agreement of the experts selected by each of them). In addition, the Partnership will be required to reimburse the Departing Partners for all amounts due the Departing Partners, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the Departing Partners for the benefit of the Partnership.

    If the above-described option is not exercised by either the Departing Partners or the successor general partner, as applicable, the Departing Partners' general partner interests in the Partnership and the Operating Partnership and their Incentive Distribution Rights will be converted into Common Units equal to the fair market value of such interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

TRANSFER OF GENERAL PARTNERS' INTERESTS AND INCENTIVE DISTRIBUTION RIGHTS

    Except for a transfer by a General Partner of all, but not less than all, of its general partner interest in the Partnership and the Operating Partnership to
(a) an affiliate of such General Partner or (b) another person in connection with the merger or consolidation of such General Partner with or into another person or the transfer by such General Partner of all or substantially all of its assets to another person, such

General Partner may not transfer all or any part of its general partner interest in the Partnership and the Operating Partnership to another person prior to December 31, 2006, without the approval of the holders of at least a Unit Majority; provided that, in each case, such transferee assumes the rights and duties of such General Partner to whose interest such transferee has succeeded, agrees to be bound by the provisions of the Partnership Agreement, furnishes an Opinion of Counsel and agrees to acquire all (or the appropriate portion thereof, as applicable) of such General Partner's interest in the Operating Partnership and agrees to be bound by the provisions of the Operating Partnership Agreement. The Special General Partner cannot transfer its general partner interest in the Partnership and the Operating Partnership without the approval of the Managing General Partner. The General Partners shall have the right at any time, however, to transfer their Subordinated Units to one or more persons without Unitholder approval. At any time, the stockholders of the General Partners may sell or transfer all or part of their interest in the General Partners to an affiliate or a third party without the approval of the Unitholders. Each General Partner or its affiliates or a subsequent holder may transfer its Incentive Distribution Rights to another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person without the prior approval of the Unitholders. Holders of Incentive Distribution Rights may also transfer such rights to their affiliates without the prior approval of the Unitholders. Prior to December 31, 2006, other transfers of the Incentive Distribution Rights will require the affirmative vote of holders of at least a Unit Majority. On or after December 31, 2006, the Incentive Distribution Rights will be freely transferable.

CHANGE OF MANAGEMENT PROVISIONS

    The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove the Managing General Partner as general partner of the Partnership or otherwise change the management of the Partnership. If any person or group other than the Managing General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of Units, such person or group loses voting rights with respect to all of its Units. The Partnership Agreement also provides that if the Managing General Partner is removed as a general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partners and their affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their partner interests (and all of their Incentive Distribution Rights) into Common Units or to receive cash in exchange for such interests.

LIMITED CALL RIGHT

    If at any time not more than 20% of the then-issued and outstanding limited partner interests of any class (including Common Units) are held by persons other than the Managing General Partner and its affiliates, the Managing General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons as of a record date to be selected by the Managing General Partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of such a purchase shall be the greater of (i) the highest price paid by the Managing General Partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which the Managing General Partner first mails notice of its election to purchase such limited partner interests, and (ii) the Current Market Price as of the date three days prior to the date such notice is mailed. As a consequence of the Managing General Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased even though he may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his limited partner interests. The tax consequences to a Unitholder of the exercise of this call right are the same as a sale by such Unitholder of his Common Units in the market. See "Tax Considerations--Disposition of Common Units."

MEETINGS; VOTING

    Except as described below with respect to a Person or group owning 20% or more of all Units, Unitholders or assignees who are record holders of Units on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Common Units that are owned by an assignee who is a record holder but who has not yet been admitted as a limited partner, the Managing General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such Common Units on any matter, vote such Common Units at the written direction of such record holder. Absent such direction, such Common Units will not be voted (except that, in the case of Common Units held by the Managing General Partner on behalf of Non-citizen Assignees (as defined below), the Managing General Partner shall distribute the votes in respect of such Common Units in the same ratios as the votes of partners in respect of other Units are cast).

    The Managing General Partner does not anticipate that any meeting of Unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the Unitholders may be taken either at a meeting of the Unitholders or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of Units as would be necessary to authorize or take such action at a meeting of all of the Unitholders. Meetings of the Unitholders of the Partnership may be called by the Managing General Partner or by Unitholders owning at least 20% of the outstanding Units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Unitholders of such class or classes, unless any such action by the Unitholders requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage.

    Each record holder of a Unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued by the Partnership. See "--Issuance of Additional Securities." However, if at any time any person or group (other than the Managing General Partner and its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of Units then outstanding, such person or group will lose voting rights with respect to all of its Units and such Units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of Unitholders, calculating required votes, determining the presence of a quorum or for other similar Partnership purposes. The Partnership Agreement provides that Common Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the Partnership Agreement, Subordinated Units will vote together with Common Units as a single class.

    Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Common Units (whether or not such record holder has been admitted as a limited partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the Transfer Agent at the request of the Partnership.

STATUS AS LIMITED PARTNER OR ASSIGNEE

    Except as described above under "--Limited Liability," the Common Units will be fully paid, and Unitholders will not be required to make additional contributions to the Partnership.

    An assignee of a Common Unit, subsequent to executing and delivering a Transfer Application, but pending its admission as a substituted Limited Partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a Limited Partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The Managing General Partner will vote and exercise other powers attributable to Common Units owned by an assignee who has not become a substitute Limited Partner at the written direction of such assignee. See "--Meetings; Voting." Transferees who do not execute and deliver a Transfer Application will be treated neither as assignees nor as record holders of Common Units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Common Units. See "Description of the Common Units--Transfer of Common Units."

NON-CITIZEN ASSIGNEES; REDEMPTION

    If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the Managing General Partner, create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any Limited Partner or assignee, the Partnership may redeem the Units held by such Limited Partner or assignee at their Current Market Price (as defined in the Glossary). In order to avoid any such cancellation or forfeiture, the Managing General Partner may require each Limited Partner or assignee to furnish information about his nationality, citizenship or related status. If a Limited Partner or assignee fails to furnish information about such nationality, citizenship or other related status within 30 days after a request for such information or the Managing General Partner determines after receipt of such information that the Limited Partner or assignee is not an eligible citizen, such Limited Partner or assignee may be treated as a non-citizen assignee ("Non-citizen Assignee"). In addition to other limitations on the rights of an assignee who is not a substituted Limited Partner, a Non-citizen Assignee does not have the right to direct the voting of his Units and may not receive distributions in kind upon liquidation of the Partnership.

INDEMNIFICATION

    The Partnership Agreement provides that the Partnership will indemnify the General Partners, any Departing Partner, any Person who is or was an affiliate of a General Partner or any Departing Partner, any Person who is or was a member, partner, officer, director, employee, agent or trustee of a General Partner or any Departing Partner or any affiliate of a General Partner or any Departing Partner, or any Person who is or was serving at the request of a General Partner or any Departing Partner or any affiliate of any such person, any affiliate of a General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partners shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partners or their affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

BOOKS AND REPORTS

    The Managing General Partner is required to keep appropriate books of the business of the Partnership at the principal offices of the Partnership. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax purposes, the fiscal year of the Partnership is the calendar year. For financial reporting purposes, however, the fiscal year of the Partnership is a fiscal year ending on June 30.

    As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the Managing General Partner will furnish or make available to each record holder of Units (as of a record date selected by the Managing General Partner) an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter (except the last quarter of each fiscal year), the Managing General Partner will furnish or make available to each record holder of Units (as of a record date selected by the Managing General Partner) a report containing unaudited financial statements of the Partnership with respect to such quarter and such other information as may be required by law.

    The Partnership will furnish each record holder of a Unit information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The Partnership's ability to furnish such summary information to Unitholders will depend on the cooperation of such Unitholders in supplying certain information to the Partnership. Every Unitholder (without regard to whether he supplies such information to the Partnership) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

    The Partnership Agreement provides that a Limited Partner can for a purpose reasonably related to such Limited Partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each partner, (ii) a copy of the Partnership's tax returns, (iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner, (iv) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition, and
(vi) such other information regarding the affairs of the Partnership as is just and reasonable. The Partnership may, and intends to, keep confidential from the Limited Partners trade secrets or other information the disclosure of which the Partnership believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

REGISTRATION RIGHTS

    Pursuant to the terms of the Partnership Agreement and subject to certain limitations described therein, the Partnership has agreed to register for resale under the Securities Act and applicable state securities laws any Common Units or other securities of the Partnership (including Subordinated Units) proposed to be sold by the General Partners or any of their affiliates if an exemption from such registration requirements is not otherwise available for such proposed transaction. The Partnership is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions. See "Units Eligible for Future Sale."

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

CONFLICTS OF INTEREST

    Certain conflicts of interest exist and may arise in the future as a result of the relationships between the General Partners and their stockholders, on the one hand, and the Partnership and its limited partners, on the other hand. The directors and officers of the Managing General Partner have fiduciary duties to manage the Managing General Partner, including its investments in its subsidiaries and affiliates, in a manner beneficial to its stockholder. At the same time, the Managing General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The Partnership Agreement contains provisions that allow the Managing General Partner to take into account the interests of parties in addition to the Partnership in resolving conflicts of interest, thereby limiting its fiduciary duty to the Unitholders, as well as provisions that may restrict the remedies available to Unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of the Managing General Partner to its stockholder may, therefore, come into conflict with the duties of the Managing General Partner to the Partnership and the Unitholders. The Audit Committee of the Board of Directors of the Managing General Partner will, at the request of the Managing General Partner, review conflicts of interest that may arise between the Managing General Partner or its affiliates, on the one hand, and the Partnership, on the other. The Partnership Agreement provides that the Managing General Partner may adopt a resolution or course of action that has not been approved by a majority of the members of the Audit Committee.

    The fiduciary obligations of general partners is a developing area of law. The provisions of the Delaware Act that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been resolved in a court of law, and the Managing General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict fiduciary duties of the Managing General Partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the Managing General Partner and its officers and directors and the remedies available to the Unitholders.

    THE PARTNERSHIP REIMBURSES THE MANAGING GENERAL PARTNER AND ITS AFFILIATES
     FOR CERTAIN EXPENSES

    Under the terms of the Partnership Agreement, the Managing General Partner and its affiliates are reimbursed by the Partnership for certain expenses incurred on behalf of the Partnership, including costs incurred in providing corporate staff and support services to the Partnership. The Partnership Agreement provides that the Managing General Partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner in its sole discretion.

    THE MANAGING GENERAL PARTNER INTENDS TO LIMIT ITS LIABILITY WITH RESPECT TO
     THE PARTNERSHIP'S OBLIGATIONS

    Whenever possible, the Managing General Partner intends to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto having no recourse against the General Partners or their assets. The Partnership Agreement provides that any action by the Managing General Partner in so limiting the liability of the General Partners or that of the Partnership will not be deemed to be a breach of the Managing General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

    THE NEW ACQUISITION INCENTIVE PLAN MAY GIVE MANAGEMENT INCENTIVES TO MAKE
     ACQUISITIONS THAT ARE NOT BENEFICIAL TO THE PARTNERSHIP

    The terms of the New Acquisition Incentive Plan could give the senior executives of the Managing General Partner an incentive to cause the Partnership to acquire additional propane operations without regard to whether the operations would prove beneficial to the Partnership and may present the senior executives of the Managing General Partner with a conflict of interest in negotiating the acquisition price

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on behalf of the Partnership. Mr. Baxter, the only participant in the New
Acquisition Incentive Plan who is a member of the Board of Directors of the Managing General Partner, has agreed that he will not participate in any board deliberations regarding potential acquisitions subject to the New Acquisition Incentive Plan. The Partnership believes that the fact that the ultimate decision regarding acquisitions and their terms will be made by directors who have no interest in the New Acquisition Incentive Plan will significantly reduce the potential conflicts resulting from the structure of the plan.

    COMMON UNITS ARE SUBJECT TO THE MANAGING GENERAL PARTNER'S LIMITED CALL
     RIGHT

    The Managing General Partner may exercise its right to call and purchase Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Partnership. The Managing General Partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise such right. As a consequence, a Common Unitholder may have his Common Units purchased from him even though he may not desire to sell them, and the price paid may be less than the amount the holder would desire to receive upon sale of his Common Units. For a description of such right, see "The Partnership Agreement--Limited Call Right."

    THE PARTNERSHIP MAY RETAIN SEPARATE COUNSEL FOR ITSELF OR FOR THE HOLDERS OF
     COMMON UNITS; ADVISORS RETAINED BY THE PARTNERSHIP HAVE NOT BEEN RETAINED TO ACT FOR HOLDERS OF COMMON UNITS

    The Common Unitholders were not represented by counsel in connection with the preparation of the Partnership Agreement or other agreements referred to herein. The attorneys, independent public accountants and others who have performed services for the Partnership in connection with the IPO, the Transactions and the offering made hereby have been retained by the Managing General Partner, its affiliates and the Partnership and may continue to be retained by the Managing General Partner, its affiliates and the Partnership. Attorneys, independent public accountants and others who will perform services for the Partnership in the future will be selected by the Managing General Partner or the Audit Committee and may also perform services for the Managing General Partner and its affiliates. The Partnership may retain separate counsel for itself or the holders of Common Units in the event of a conflict of interest arising between the Managing General Partner and its affiliates, on the one hand, and the Partnership or the holders of Common Units, on the other, depending on the nature of such conflict, but it does not intend to do so in most cases.

    THE MANAGING GENERAL PARTNER IS NOT RESTRICTED FROM ENGAGING IN A
     TRANSACTION WHICH WOULD TRIGGER CHANGE OF CONTROL PROVISIONS

    The Partnership's indebtedness contains provisions relating to change of control. If such change of control provisions are triggered, such outstanding indebtedness may become due. There is no restriction on the ability of the Managing General Partner or Northwestern Growth to enter into a transaction which would trigger such change of control provisions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Financing and Sources of Liquidity."

    THE GENERAL PARTNERS' AFFILIATES MAY COMPETE WITH THE PARTNERSHIP

    The Managing General Partner may not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as a general partner of the Partnership or one or more affiliates of the Partnership, (ii) the acquiring, owning or disposing of debt or equity securities of the Partnership or such affiliates, and (iii) permitting its employees to perform services for its affiliates. Except as limited by the next paragraph, the Special General Partner and other affiliates of the Managing General Partner (including NPS and Northwestern Growth) are not restricted from engaging in any business activities, including those in competition with the Partnership.

    Affiliates of the Managing General Partner may engage in a business activity that involves the retail sale of propane to end users in the continental United States only if (i) the Managing General Partner determines in its reasonable judgment, prior to the commencement of such activity, that it is not in the best interests of the Partnership to engage in such activity either (A) because of the financial commitments or operating characteristics associated with such activity or (B) because such activity is not consistent with the business strategy or cannot otherwise be integrated with the Partnership's operations on a basis beneficial to the Partnership; or (ii) such activity is being undertaken as provided in a joint venture agreement or other agreement between the Partnership and an affiliate of the Managing General Partner and such joint venture or other agreement was determined at the time it was entered into to be fair to the Partnership in the reasonable judgment of the Managing General Partner.

    There are no restrictions on the ability of affiliates of the Managing General Partner to engage in the retail sale of propane outside the continental United States or in the trading, transportation, storage and wholesale distribution of propane. The Partnership Agreement expressly provides that if the Managing General Partner or its affiliates act in accordance with the foregoing, it shall not constitute a breach of the Managing General Partner's fiduciary duties to the Partnership or the Unitholders if the Managing General Partner or its affiliates engage in direct competition with the Partnership.

    THE PARTNERSHIP AGREEMENT PERMITS THE PARTNERSHIP TO ENGAGE IN ROLL-UP
     TRANSACTIONS

    The Partnership Agreement does not prohibit the Partnership from engaging in roll-up transactions. Were the Managing General Partner to cause the Partnership to engage in a roll-up transaction, there could be no assurance that such a transaction would not have a material adverse effect on a Unitholder's investment in the Partnership.

FIDUCIARY AND OTHER DUTIES

    The General Partners will be accountable to the Partnership and the Unitholders as fiduciaries. Consequently, the Managing General Partner must exercise due care, good faith and integrity in handling the assets and affairs of the Partnership. In contrast to the relatively well-developed law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. Neither the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") nor case law defines with particularity the fiduciary duties owed by general partners to limited partners or a limited partnership, but the Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard of duty owed by general partners to limited partners and the partnership.

    Fiduciary duties are generally considered to include an obligation to act with due care and the highest good faith, fairness and loyalty. Such duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. In order to induce the Managing General Partner to manage the business of the Partnership, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions intended to have the effect of restricting the fiduciary duties that might otherwise be owed by the Managing General Partner to the Partnership and its partners and waiving or consenting to conduct by the Managing General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

    The Partnership Agreement provides that in order to become a limited partner of the Partnership, a holder of Common Units is required to agree to be bound by the provisions thereof, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The Delaware Act also provides that a partnership agreement is not unenforceable by reason of its not having been signed by a person being admitted as a limited partner or becoming an assignee in accordance with the terms thereof.

    The Partnership Agreement provides that whenever a conflict arises between the General Partners or their affiliates, on the one hand, and the Partnership or any other partner, on the other, the Managing General Partner shall resolve such conflict. The Managing General Partner in general shall not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership, and any resolution shall conclusively be deemed to be fair and reasonable to the Partnership if such resolution is (i) approved by the Audit Committee (although no party is obligated to seek such approval and the Managing General Partner may adopt a resolution or course of action that has not received such approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). In resolving such conflict, the Managing General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting practices or principles and such other factors as its deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the Managing General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partners. In connection with the resolution of any conflict that arises, unless the Managing General Partner has acted in bad faith, the action taken by the Managing General Partner shall not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act or other applicable law. The Partnership also provides that in certain circumstances the Managing General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards.

    The Delaware Act provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

    The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited, to the extent permitted by law, as required to permit the Managing General Partner and its officers and directors to act under the Partnership Agreement or any other agreement contemplated therein and to make any decisions pursuant to the authority prescribed in the Partnership Agreement, so long as such action is reasonably believed by the Managing General Partner to be in, or not inconsistent with, the best interests of the Partnership. Further, the Partnership Agreement provides that the General Partners and their officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the Managing General Partner and such other persons acted in good faith.

    In addition, under the terms of the Partnership Agreement, the Partnership is required to indemnify the General Partners and their officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partners or such other persons, if the General Partners or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe their conduct was unlawful. See "The Partnership Agreement--Indemnification." Thus, the General Partners could be indemnified for their negligent acts if they meet such requirements concerning good faith and the best interests of the Partnership.

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
                               TAX CONSIDERATIONS

    The following section describes the material United States tax considerations that may be relevant to prospective Unitholders. The statements of law or legal conclusion set forth in this section constitute the opinion of Schiff Hardin & Waite, counsel to the General Partners and the Partnership ("Counsel"). This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, including modifications made by the Taxpayer Relief Act of 1997 (the "Act"), all of which are subject to change at any time. Such changes, which may be applied retroactively, may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to the Partnership are references to both the Partnership and the Operating Partnership.

    This section only addresses the tax consequences to Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other Unitholders subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). This section does not address all tax consequences that may be applicable to a Unitholder. Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him of the ownership or disposition of Common Units.

    For the reasons hereinafter described, Counsel has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a Unitholder whose Common Units are loaned to a short seller to cover a short sale of Common Units (see "--Tax Treatment of Operations-- Treatment of Short Sales"), (ii) whether a Unitholder acquiring Common Units in separate transactions must maintain a single aggregate adjusted tax basis in his Common Units (see "--Disposition of Common Units--Recognition of Gain or Loss"),
(iii) whether the Partnership's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Common Units--Allocations Between Transferors and Transferees"), (iv) whether the Partnership's convention for allocating recapture income and allocating all items of income, gain, loss, deduction and credit for the period ending December 31, 1996 to the General Partners will be recognized for federal income tax purposes (see "--Allocation of Partnership Income, Gain, Loss and Deduction"), and (v) whether the Partnership's method for depreciating Section 743 adjustments will be recognized for federal income tax purposes (see "--Tax Treatment of Operations--Section 754 Election").

    An opinion of counsel represents only that counsel's best legal judgment and does not bind the Internal Revenue Service (the "IRS") or the courts. No ruling has been or will be requested from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting the Partnership or prospective Unitholders. Thus, no assurance can be provided that the opinions set forth herein would be sustained by a court if contested by the IRS. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the prices at which Common Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partners.

CLASSIFICATION OF THE PARTNERSHIP

    Based on the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Partnership and the Operating Partnership will each be treated as a partnership, and (ii) owners of Common Units (with certain exceptions, as described in "--Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership).

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
TAX RATES

    The top marginal income tax rate for individuals is 36% subject to a 10% surtax on individuals with taxable income in excess of $271,050 per year. The surtax is computed by applying a 39.6% rate to taxable income in excess of the threshold. Long-term capital gains recognized after July 28, 1997 on marketable securities such as Common Units will be taxed at a maximum rate of 20% for individuals if the individual's holding period is more than 18 months and a maximum rate of 28% if the holding period is more than one year, but not more than 18 months.

CONSEQUENCES OF EXCHANGING PROPERTY FOR COMMON UNITS

    RECOGNITION OF GAIN OR LOSS

    In general, no gain or loss will be recognized for federal income tax purposes by the Partnership or by a person (including any individual, partnership, S corporation or corporation taxed under Subchapter C of the Code) contributing property (including stock) to the Partnership in exchange for Common Units. If the Partnership assumes liabilities or takes assets subject to liabilities in connection with a contribution of assets in exchange for Common Units, however, the application of either one or both of two federal income tax rules may result in the recognition of taxable gain by the contributing person.

    The first of these rules is the "disguised sale rule." Under the disguised sale rule, if the Partnership assumes or takes property subject to a liability of the contributing person other than a "qualified liability," the Partnership is treated as transferring taxable consideration to the contributing person to the extent that the amount of the liability exceeds the contributing person's share of that liability immediately after the Partnership assumes or takes subject to the liability. For this purpose, a qualified liability includes: (a) a liability that was incurred by the partner more than two years prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to the Partnership and that has encumbered the transferred property throughout that two-year period; (b) a liability that was not incurred in anticipation of the transfer of the property to the Partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to the Partnership and that has encumbered the transferred property since it was incurred; (c) a liability that is allocable under the rules of Treasury Regulation Section 1.163-8T to capital expenditures with respect to the property; or (d) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the Partnership was used or held but only if all the assets related to that trade or business are transferred other than assets that are not material to a continuation of the trade or business. Assuming that any such liabilities are nonrecourse in nature (no partner of the Partnership has any liability for failure to pay), a contributing person's "share" of the liabilities will generally equal his Percentage Interest in the Partnership multiplied by the amount of such liabilities.

    If the disguised sale rule applies to a contribution of assets in exchange for Common Units, the person contributing assets will recognize taxable gain in an amount equal to the amount of taxable consideration determined as described above, minus a proportionate share of the tax basis in the contributed assets.

    The second rule under which a person contributing assets in exchange for Common Units could recognize taxable gain is the "distribution in excess of basis rule." Under this rule, a person contributing assets to the Partnership will recognize gain if, and to the extent that, the difference between the amount of such liabilities and the contributing person's share of those liabilities (determined under the principles of Section 752 of the Code) immediately following the transfer of assets to the Partnership exceeds the tax basis of the assets contributed.

    Any such gain may be taxed as ordinary income or capital gains. See "Disposition of Common Units" below.

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
    ALLOCATIONS OF INCOME, DEPRECIATION AND AMORTIZATION

        As required by Section 704(c) of the Code, certain items of Partnership income, deduction, gain and loss will be specially allocated to account for the difference between the tax basis and fair market value of property contributed to the Partnership in exchange for Common Units ("Contributed Property") (any excess of the fair market value over the tax basis of Contributed Property is referred to herein as "built-in gain"; any excess of the tax basis over fair market value is referred to as "built-in loss"). These allocations are designed to insure that a person contributing property to the Partnership will recognize the federal income tax consequences associated with any built-in gain or built-in loss. In general, a partner contributing assets with a built-in gain will not recognize taxable gain upon the contribution of those assets in exchange for Common Units. See "Recognition of Gain or Loss" above. However, such built-in gain will be recognized over the period of time during which the Partnership claims depreciation or amortization deductions with respect to the Contributed Property, or when the Contributed Property is disposed of by the Partnership.

    BASIS OF COMMON UNITS

    A person who contributes property (including stock) to the Partnership in exchange for Common Units will generally have an initial tax basis for his Common Units equal to the tax basis of the property contributed to the Partnership in exchange for Common Units plus any gain recognized on the contribution. The tax basis for a Common Unit will be increased by the Unitholder's share of Partnership income and his share of increases in Partnership debt. The basis for a Common Unit will be decreased (but not below zero) by distributions from the Partnership (including deemed distributions resulting from the assumption of indebtedness by the Partnership), by the Unitholder's share of Partnership losses, by his share of decreases in Partnership debt and by the Unitholder's share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized.

OWNERSHIP OF UNITS BY S CORPORATIONS

    Section 1362(b) of the Code provides that certain small business corporations may elect to be treated as an "S corporation." In order to elect S corporation status, a corporation must not: (a) have more than 75 shareholders (a husband and wife are treated as one shareholder); (b) have as a shareholder a person (other than an estate and other than certain trusts) who is not an individual; (c) have a nonresident alien as a shareholder; and (d) have more than one class of stock. All of the shareholders of a corporation must elect for the corporation to be treated as an S corporation. The election is made by filing Form 2553, which must be filed on or before the 15th day of the third month of a taxable year in order for the election to be effective for that taxable year. (A corporation that has not elected S corporation status is referred to as a "C corporation").

    In general, an S corporation is not subject to tax on its income. Instead, each shareholder takes into account his pro rata share of the corporation's items of income (including tax-exempt income), loss, deduction or credit. The character of any item included in a shareholder's pro rata share is determined as if such item were realized or incurred directly by the shareholder. Thus, an S corporation that exchanges its assets for Common Units will not generally pay tax on its distributive share of partnership income. Instead, such income will be taxed as if the Common Units were held directly by the shareholders of the S corporation.

    Distributions made by an S corporation are generally nontaxable to the extent they are made out of the corporation's "accumulated adjustments account," which represents the undistributed income of the corporation accumulated subsequent to the effective date of its S election. Distributions in excess of the accumulated adjustments account are treated as taxable dividends to the extent that the corporation has "subchapter C earnings and profits," which includes any earnings and profits accumulated by a corporation prior to the date an S corporation election is effective, reduced by any distributions that are treated as having been made out of subchapter C earnings and profits. Distributions in excess of the accumulated adjustments account and subchapter earnings a profits are treated as a return of capital to the extent of a shareholder's basis in his stock, and are treated as gain from the sale or exchange of property to the extent in excess of such basis.

    A corporation that operates as a C corporation and subsequently makes an election to be treated as an S corporation may be subject to tax on the excess of the aggregate fair market value of its assets over the aggregate adjusted tax basis of its assets as of the first day it is treated as an S corporation (any such excess is referred to as "net unrealized built-in gain"). This tax is not immediately imposed at the time of conversion to S corporation status. Instead, if a C corporation converts to S corporation status, it will be subject to tax on its net unrealized built-in gain if and to the extent that is has a net recognized built-in gain at any time during the next ten years. If an S corporation is subject to tax on built-in gain, the gain is recognized and taxed to the corporation at the highest corporate tax rate, and is then passed through (after reduction for corporate taxes paid) and taxed to the shareholder. A corporation's net recognized built-in gain for any tax year is the lesser of the net amount of the corporation's recognized built-in gains and recognized built-in losses for the tax year or what the corporation's taxable income would have been for the year had it been a C corporation.

    Recognized built-in gain is defined as any gain recognized during the recognition period (the 10 year period beginning with the first day as an S corporation) on the disposition of any asset except to the extent that the corporation can establish that the asset was not held by the corporation on its first day as an S corporation or that the gain recognized exceeds the excess of the fair market value of the asset as of the first day the corporation was an S corporation over the adjusted basis of the asset on that date. Similarly, the term recognized built-in loss means any loss recognized during the recognition period on the disposition of any asset to the extent that the S corporation establishes that the asset was held at the beginning of its first day as an S corporation and that the loss does not exceed the excess of the adjusted basis of the asset as of the corporation's first day as an S corporation over the fair market value of the asset as of that date.

    For example, assume that a corporation elects to be treated as an S corporation on January 1, 1994, and that it has a net unrealized built-in gain of $500,000. On January 1, 1994, it has a piece of equipment with a fair market value of $1 million and a tax basis of $800,000. If the company sold this asset in 1996 and had a tax gain of $300,000, the recognized built-in gain would be $200,000. Assuming the company had no other recognized built-in gains or recognized built-in losses for that tax year and that its taxable income had it been a C corporation would have been greater than $200,000, a corporate tax would be assessed on gain of $200,000.

    Under the rules relating to taxation of an S corporation's built-in gains, if an S corporation owns a partnership interest on the first day of its first taxable year as an S corporation, or transfers property which it held on the first day of its first taxable year as an S corporation to a partnership during the recognition period, a disposition of the partnership interest during the recognition period may result in recognized built-in gain, taxable as described above. Thus, an S corporation receiving Common Units in exchange for its assets could be taxable on a sale or other disposition of those Common Units within the recognition period. In addition, sales or other dispositions of assets (including inventory), by the Partnership, which were contributed by an S corporation in exchange for Common Units could result in the recognition of taxable built-in gain by the S corporation.

    A C corporation electing S corporation status will be immediately taxable to the extent of any "LIFO recapture amount." LIFO recapture amount is defined as the amount by which inventory of the C corporation maintained on a LIFO basis has a tax basis which is less than the tax basis the inventory would have had the corporation maintained its inventory using the FIFO method.

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
    Prospective Unitholders should also note that additional proposals have been made which would alter the rules described above, generally requiring the immediate recognition of corporate and shareholder level taxable gain upon the conversion of a large C corporation to S corporation status.

PARTNERSHIP STATUS

    A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest.

    No ruling has been or will be sought from the IRS as to the status of the Partnership or the Operating Partnership as a partnership for federal income tax purposes. Instead the Partnership has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Partnership and the Operating Partnership will each be classified as a partnership for federal income tax purposes.

    In rendering its opinion, Counsel has relied on certain factual representations made by the Partnership and the General Partners. Such factual matters are as follows:

    (a) With respect to the Partnership and the Operating Partnership, the General Partners, at all times while acting as general partners of the Partnership and the Operating Partnership (since the IPO), have had and will have combined net worth, computed on a fair market value basis, excluding their interests in the Partnership and in the Operating Partnership and any notes or receivables due from the Partnership or the Operating Partnership, of not less than $15 million;

    (b) The Partnership has been and will be operated in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement, and
       (iii) the description thereof in this Prospectus;

    (c) The Operating Partnership has been and will be operated in accordance with (i) all applicable partnership statutes, (ii) the limited partnership agreement for the Operating Partnership, and (iii) the description thereof in this Prospectus;

    (d) The General Partners have and will, at all times, act independently of the limited partners (other than the limited partner interest held by the General Partners);

    (e) For each taxable year of the Partnership's existence, less than 10% of the gross income of the Partnership has been and will be derived from sources other than (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code; and

    (f) None of the Partnership, the Operating Partnership, or any subsidiary partnership will elect to be treated as an association or corporation.

    Counsel's opinion as to the partnership classification of the Partnership in the event of a change in one of the general partners is based upon the assumption that the new general partner will satisfy the foregoing representations.

    Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes interest (from other than a financial business), dividends and income and gains from the transportation and marketing of crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane and the transportation of propane and

                                       65
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natural gas liquids. Based upon the representations of the Partnership and the
General Partners and a review of the applicable legal authorities, Counsel is of the opinion that at least 90% of the Partnership's gross income will constitute qualifying income. The Partnership estimates that less than 7% of its gross income for each taxable year will not constitute qualifying income.

    If the Partnership fails to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

    If the Partnership or the Operating Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed to the Partnership or the Operating Partnership at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnership's current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the Unitholder's tax basis in his Common Units) or taxable capital gain (after the Unitholder's tax basis in the Common Units is reduced to zero). Accordingly, treatment of either the Partnership or the Operating Partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Units.

    The discussion below is based on the assumption that the Partnership will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

    Unitholders who have become limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes. Moreover, the IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, Counsel is of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Common Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Common Units will be treated as partners of the Partnership for federal income tax purposes. As this ruling does not extend, on its facts, to assignees of Common Units who are entitled to execute and deliver Transfer Applications, but who fail to do so, Counsel's opinion does not extend to them. Income, gain, deductions or losses would not appear to be reportable by a Unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. A purchaser or other transferee of Common Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Common Units unless the Common Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units.

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
    A beneficial owner of Common Units whose Common Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Common Units for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Short Sales."

TAX CONSEQUENCES OF UNIT OWNERSHIP

    FLOW-THROUGH OF TAXABLE INCOME

    No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether any cash distributions are received by such Unitholder. Consequently, a Unitholder may be allocated income from the Partnership even if he has not received a cash distribution. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending with or within the taxable year of the Unitholder.

    TREATMENT OF PARTNERSHIP DISTRIBUTIONS

    Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his tax basis in his Common Units immediately before the distribution. Cash distributions in excess of a Unitholder's tax basis generally will be considered to be gain from the sale or exchange of the Common Units, taxable in accordance with the rules described under "--Disposition of Common Units" below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partners, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that Unitholder. To the extent that Partnership distributions cause a Unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "--Limitations on Deductibility of Partnership Losses."

    A decrease in a Unitholder's percentage interest in the Partnership because of the issuance by the Partnership of additional Common Units will decrease such Unitholder's share of nonrecourse liabilities of the Partnership, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his tax basis in his Common Units, if such distribution reduces the Unitholder's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the Unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged such assets with the Partnership in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the Unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the Unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

    LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

    The deduction by a Unitholder of his share of Partnership losses will be limited to the tax basis in his Units and, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the Unitholder is considered to be "at risk" with respect to the Partnership's activities, if that is less than the Unitholder's tax basis. A Unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's

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
tax basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Unit, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

    In general, a Unitholder will be at risk to the extent of the tax basis of his Units, excluding any portion of that basis attributable to his share of Partnership nonrecourse liabilities, reduced by any amount of money the Unitholder borrows to acquire or hold his Units if the lender of such borrowed funds owns an interest in the Partnership, is related to such a person or can look only to Units for repayment. A Unitholder's at risk amount will increase or decrease as the tax basis of the Unitholder's Units increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of Partnership nonrecourse liabilities).

    The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership such as the Partnership. Consequently, any passive losses generated by the Partnership will only be available to offset future income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a Unitholder's income generated by the Partnership may be deducted in full when he disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

    A Unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded Partnership as investment income for purposes of the limitations on the deductibility of investment interest.

    LIMITATIONS ON INTEREST DEDUCTIONS

    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) the Partnership's interest expense attributed to portfolio income, and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

    In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partners and the Unitholders in accordance with their respective percentage

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
interests in the Partnership. At any time that distributions are made to the Common Units and not to the Subordinated Units, or that Incentive Distributions are made to the General Partners, gross income will be allocated to the recipients to the extent of such distribution. If the Partnership has a net loss, items of income, gain, loss and deduction will generally be allocated first, to the General Partners and the Unitholders in accordance with their respective Percentage Interests to the extent of their positive capital accounts (as maintained under the Partnership Agreement) and, second, to the General Partners.

    As required by Section 704(c) of the Code and as permitted by Regulations thereunder, certain items of Partnership income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to the Partnership by each of the General Partners or any other person contributing property to the Partnership ("Contributed Property"). Under the Code, the partners in a partnership cannot be allocated more depletion, depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, the Partnership Agreement requires that certain items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Regulations under Section 704(c) of the Code permit a partnership to make reasonable allocations to reduce or eliminate such differences. The effect of these allocations will be to cause a property contributor to recognize any built-in tax gain (or loss) over the period of time during which the Partnership claims depreciation or amortization deductions with respect to the contributed property, or when such property is disposed of. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders, but these allocations may not be respected under current law. Under recently proposed regulations, which are not yet effective, the allocation of depreciation recapture should be respected. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a Unitholder will not change but instead a change in the character of the income allocated to a Unitholder would result. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

    Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the disparity between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

    Counsel is of the opinion that, with the exception of the allocations of recapture income and allocations of all items of income, gain, loss, deduction or credit to the General Partners for the taxable period ending on December 31, 1996 discussed above, allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of Partnership income, and investors should be aware that the allocations of recapture income and allocations of all items of income, gain, loss, deduction or credit to the General Partners for the taxable period ending on December 31, 1996 in the Partnership Agreement may be successfully challenged by the IRS.

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
TAX TREATMENT OF OPERATIONS

    ACCOUNTING METHOD AND TAXABLE YEAR

    The Partnership uses the year ending December 31 as its taxable year and has adopted the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his Units following the close of the Partnership's taxable year but before the close of his taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "--Disposition of Common Units--Allocations Between Transferors and Transferees."

    INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

    The tax basis of the assets of the Partnership will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The Partnership assets will initially have an aggregate tax basis equal to the tax basis of the assets in the possession of the General Partners or other contributor immediately prior to their contributions to the Partnership plus the amount of gain, if any, recognized by the General Partners or other contributor in connection with their contribution to the Partnership. The federal income tax burden associated with the difference between the fair market value of property contributed to the Partnership and the tax basis established for such property will be borne by the contributor of such property. See "--Allocation of Partnership Income, Gain, Loss and Deduction."

    To the extent allowable, the Partnership may elect to use the depreciation and cost recovery methods that will result in the largest depreciation deductions in the early years of the Partnership. The Partnership will not be entitled to any amortization deductions with respect to goodwill conveyed to the Partnership on formation. Property subsequently acquired or constructed by the Partnership may be depreciated using accelerated methods permitted by the Code.

    If the Partnership disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions as ordinary income upon a sale of his interest in the Partnership. See "--Allocation of Partnership Income, Gain, Loss and Deduction" and "--Disposition of Common Units--Recognition of Gain or Loss."

    Costs incurred in organizing the Partnership may be amortized over any period selected by the Partnership not shorter than 60 months. The costs incurred in promoting the issuance of Units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon termination of the Partnership. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under recently adopted regulations, the underwriting discounts and commissions would be treated as a syndication cost.

    SECTION 754 ELECTION

    The Partnership intends to make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally permits the Partnership to adjust a Common Unit purchaser's tax basis in the Partnership's assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser

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
and not to other partners. (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's tax basis in such assets ("Common Basis") and (2) his Section 743(b) adjustment to that basis.)

    Proposed Treasury Regulation Section 1.168-2(n) generally requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the purchaser acquires the Unit. Similarly, newly issued proposed Treasury regulations promulgated under Section 197 indicate that the Section 743(b) adjustment attributable to an amortizable
Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the
Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the Common Basis in such properties. Pursuant to the Partnership Agreement, the Partnership is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with Treasury Regulation Sections 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.168-2(n) or the Section 197 proposed Treasury regulations. See "--Uniformity of Units."

    Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, or treat that portion as non-amortizable to the extent attributable to property the Common Basis of which is not amortizable, despite its inconsistency with Proposed Treasury Regulation
Section 1.168-2(n), Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Partnership's assets) or the Section 197 proposed Treasury regulations. To the extent such
Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to Common Basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "--Uniformity of Units."

    The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill which, as an intangible asset, would be amortizable over a longer period of time than the Partnership's tangible assets.

    A Section 754 election is advantageous if the transferee's tax basis in his Units is higher than such Units' share of the aggregate tax basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such Units is lower than such Unit's share of the aggregate tax basis of the Partnership's assets immediately prior to the transfer. Thus, the fair market value of the Units may be affected either favorably or adversely by the election.

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
    The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the Partnership's opinion, the expense of compliance exceed the benefit of the election, the Partnership may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a subsequent purchaser of Units may be allocated more income than he would have been allocated had the election not been revoked.

    ALTERNATIVE MINIMUM TAX

    Each Unitholder will be required to take into account his distributive share of any items of Partnership income, gain, deduction or loss for purposes of the alternative minimum tax.

    A Unitholder's alternative minimum taxable income derived from the Partnership may be higher than his share of Partnership net income because the Partnership may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.

    VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES

    The federal income tax consequences of the acquisition, ownership and disposition of Units will depend in part on estimates by the Partnership of the relative fair market values, and determinations of the initial tax bases, of the assets of the Partnership. Although the Partnership may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by the Partnership. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years.

    TREATMENT OF SHORT SALES

    A Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units may be considered as having disposed of ownership of those Units. If so, he would no longer be a partner with respect to those Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any Partnership income, gain, deduction or loss with respect to those Units would not be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Units.

DISPOSITION OF COMMON UNITS

    RECOGNITION OF GAIN OR LOSS

    Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership

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
nonrecourse liabilities. Because the amount realized includes a Unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of Units could result in a tax liability in excess of any cash received from such sale.

    Under the Act, a taxpayer is treated as having sold an "appreciated" partnership interest (one in which gain would be recognized if such interest were sold) if such taxpayer or related persons entered into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminated both the risk of loss and opportunity for gain on the appreciated financial position (including selling "short against the box" transactions). Unitholders should consult with their tax advisers in the event they are considering entering into a short sale transaction or any other risk arbitrage transaction involving their Common Units.

    Prior Partnership distributions in excess of cumulative net taxable income in respect of a Common Unit which decreased a Unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the Unitholder's tax basis in such Common Unit, even if the price is less than his original cost.

    Should the IRS successfully contest the convention used by the Partnership to amortize only a portion of the Section 743(b) adjustment (described under "--Tax Treatment of Operations--Section 754 Election") attributable to an amortizable Section 197 intangible after a sale by the General Partners of Units, a Unitholder could realize additional gain from the sale of Units than had such convention been respected. In that case, the Unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other Unitholders.

    Gain or loss recognized by a Unitholder (other than a "dealer" in Common Units) on the sale or exchange of a Unit held for more than one year will generally be taxable as long-term capital gain or loss, with the tax rate on a long-term cacpital gain depending upon whether the Unitholder held Common Units for more than 18 months. A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "substantially appreciated inventory" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Inventory is considered to be "substantially appreciated" if its value exceeds 120% of its adjusted basis to the Partnership. Ordinary income attributable to unrealized receivables, substantially appreciated inventory and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

    The IRS has ruled that a partner who acquires interests in a Partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of Common Units, a Common Unitholder will be unable to select high or low basis Common Units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to the Partnership, because, similar to corporate stock, interests in the Partnership are evidenced by separate certificates. Accordingly, Counsel is unable to opine as to the effect such ruling will have on the Unitholders. A Unitholder considering the purchase of additional Common Units or a sale of Common Units purchased in separate transactions should consult his tax advisor as to the possible consequences of such ruling.

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    ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

    In general, the Partnership's taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the Unitholders in proportion to the number of Units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the Unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a Unitholder transferring Common Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

    The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of Units. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The Partnership is authorized to revise its method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

    A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of Partnership income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

    NOTIFICATION REQUIREMENTS

    A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the Unit that is allocated to goodwill or going concern value of the Partnership. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

    CONSTRUCTIVE TERMINATION

    The Partnership and the Operating Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. A termination results in the closing of a Partnership's taxable year for all partners and the Partnership's assets are regarded as having been distributed to the partners and reconveyed to the Partnership, which is then treated as a new partnership. However, under new proposed regulations which are not yet effective, the Partnership will be deemed to have conveyed all its assets and liabilities to a newly formed partnership in exchange for all the interests in such partnership and then the Partnership will be deemed to have liquidated and to have distributed to its partners the interests in this newly formed partnership. A termination of the Partnership will cause a termination of the Operating Partnership and any Subsidiary Partnership. Such a termination could also result in penalties or loss of tax basis adjustments under Section 754 of the Code if the Partnership were unable to determine that the termination had occurred.

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    In the case of a Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the tax year of the Partnership may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. In addition, each Unitholder will realize taxable gain to the extent that any money deemed as a result of the termination to have been distributed to him exceeds the adjusted tax basis of his Units. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a constructive termination. A termination could also result in a deferral of Partnership deductions for depreciation. Finally, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted prior to the termination.

    ENTITY-LEVEL COLLECTIONS

    If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or any General Partner or any former Unitholder, the Partnership is authorized to pay those taxes from Partnership funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to current Unitholders. The Partnership is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF UNITS

    Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of such Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) proposed Treasury regulations recently promulgated under Section 197. Any non-uniformity could have a negative impact on the value of the Units. See "--Tax Treatment of Operations--Section 754 Election."

    The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the Common Basis of which is not amortizable, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Partnership's assets) or proposed Treasury regulations recently promulgated under Section 197. See "--Tax Treatment of Operations--Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such a position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization convention under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions

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
than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of Units might be affected, and the gain from the sale of Units might be increased without the benefit of additional deductions. See "--Disposition of Common Units--Recognition of Gain or Loss."

    TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

    Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

    A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will include that type of income.

    Non-resident aliens and foreign corporations, trusts or estates which hold Units will be considered to be engaged in business in the United States on account of ownership of Units. As a consequence they will be required to file federal tax returns in respect of their share of Partnership income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a Partnership is required to pay a withholding tax on the portion of the Partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require the Partnership to change these procedures.

    Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

    Under a ruling of the IRS a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. Apart from the ruling, a foreign Unitholder will not be taxed upon the disposition of a Unit if that foreign Unitholder has

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
held less than 5% in value of the Units during the five-year period ending on the date of the disposition and if the Units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

    PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES

    The Partnership intends to furnish to each Unitholder, within 90 days (75 days for taxable years of the Partnership beginning after December 31, 1997) after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's allocable share of the Partnership's income, gain, loss and deduction for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the Partnership will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the Unitholder's allocable share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The Partnership cannot assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the Units.

    The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

    Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the Managing General Partner as the Tax Matters Partner of the Partnership.

    The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% interest in the profits of the Partnership and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

    A Unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Partnership's return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. Partners in electing large partnerships would be required to treat all Partnership items in a manner consistent with the Partnership return. The Partnership will elect to be treated as an electing large partnership.

    Under the reporting provisions of the Act, each partner of an electing large partnership will take into account separately his share of the following items, determined at the partnership level: (1) taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities; (4) tax exempt interest; (5) a net alternative minimum tax adjustment separately computed

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
for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit; (8) rehabilitation credit; (9) foreign income taxes; (10) credit for producing fuel from a nonconventional source; and
(11) any other items the Secretary of Treasury deems appropriate.

    The Act also makes a number of changes to the tax compliance and administrative rules relating to partnerships. One provision requires that each partner in an electing large partnership, such as the Partnership, take into account his share of any adjustments to partnership items in the year such adjustments are made. Alternatively, under the Act, an electing large partnership can elect to or, in some circumstances, can be required to directly pay the tax resulting from any such adjustments. Moreover, a partnership (and not its partners) is liable for any interest and penalties that result from a partnership adjustment. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units.

    NOMINEE REPORTING

    Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person,
(ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

    REGISTRATION AS A TAX SHELTER

    The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Partnership is not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the Managing General Partner, as a principal organizer of the Partnership, has registered the Partnership as a tax shelter (I.D. No. 97071000067) with the Secretary of the Treasury in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish the registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

    ACCURACY-RELATED PENALTIES

    An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or

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
regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

    A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include the Partnership. If any Partnership item of income, gain, loss or deduction included in the distributive shares of Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

    A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

    In addition to federal income taxes, Unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership currently owns property and conducts business in the following states which currently impose a personal income tax: Alabama, Arizona, Arkansas, California, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, Missouri, New Hampshire, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Utah, Vermont and Virginia. A Unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. See "--Disposition of Common Units--Entity-Level Collections." Based on current law and its estimate of future Partnership operations, the Managing General Partner anticipates that any amounts required to be withheld will not be material.

    It is the responsibility of each Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

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
                         UNITS ELIGIBLE FOR FUTURE SALE

    The General Partners hold an aggregate of 6,597,619 Subordinated Units (all of which will convert into Common Units at the end of the Subordination Period and some of which may convert earlier). See "Cash Distribution Policy--Distributions from Operating Surplus during Subordination Period." The sale of these Units could have an adverse impact on the price of the Common Units or on any trading market that may develop.

    The Common Units offered hereby will generally be freely transferable without restriction or further registration under the Securities Act, except that any Common Units issued to an "affiliate" (as that term is defined in the under the Securities Act) of a company being acquired by the Partnership (or by an affiliate of the Partnership) in a transaction subject to Rule 145 under the Securities Act may not be resold unless such sale is registered under the Securities Act or made pursuant to an exemption from such registration requirements, including the exemption provided in Rule 145. Rule 145 generally applies to mergers, sales of assets and similar business combination transactions subject to the approval of the shareholders of the company being acquired. Rule 145 permits an affiliate of the company being acquired to sell Common Units acquired in the business combination transaction up to an amount that does not exceed, during any three-month period, the greater of (i) 1% of the total number of Common Units outstanding or (ii) the average weekly reported trading volume of the Common Units for the four calendar weeks prior to the sale. Sales under Rule 145 are also subject to certain manner of sale provisions and the availability of current public information about the Partnership. After one year has elapsed since the date Common Units were acquired, a person subject to the limitations of Rule 145 who is not an affiliate of the Partnership may sell the Common Units without regard to the volume or manner of sale limitations of Rule 145.

    Prior to the end of the Subordination Period, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 4,270,000 additional Common Units (excluding Common Units issued upon conversion of Subordinated Units, pursuant to the employee benefit plans of the Managing General Partner, the Partnership or other members of the Partnership Group, or in connection with certain acquisitions (such as the Common Units offered hereby) or capital improvements or the repayment of certain indebtedness and subject to adjustment in the event of a combination or subdivision of the Common Units), or an equivalent amount of securities ranking on a parity with the Common Units, without the approval of the holders of at least a Unit Majority. The Partnership Agreement provides that, after the Subordination Period, the Partnership may issue an unlimited number of limited partner interests of any type without a vote of the Unitholders. The Partnership Agreement does not impose any restriction on the Partnership's ability to issue equity securities ranking junior to the Common Units at any time. Any issuance of additional Common Units or certain other equity securities would result in a corresponding decrease in the proportionate ownership interest in the Partnership represented by, and could adversely affect the cash distributions to and market price of, Common Units then outstanding. See "The Partnership Agreement--Issuance of Additional Securities."

    Authorized but unissued Common Units with an aggregate value of $12.5 million (valued at the initial offering price in the IPO) are available for issuance to executives, officers and directors of the Managing General Partner pursuant to the Restricted Unit Plan. Common Units will be issued upon vesting in accordance with the terms and conditions of the Restricted Unit Plan. As of December 31, 1997 Common Units with an aggregate value of $10.2 million had been allocated and the remaining Common Units available under the Restricted Unit Plan may be allocated or issued in the future to such participants, and subject to such terms and conditions, as the Board of Directors of the Managing General Partner, or a committee thereof, shall determine.

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
    Pursuant to the Partnership Agreement, the General Partners and their affiliates have the right, upon the terms and subject to the conditions therein, to cause the Partnership to register under the Securities Act and state laws the offer and sale of any Units or other Partnership Securities that they hold. Subject to the terms and conditions of the Partnership Agreement, such registration rights allow the General Partners and their affiliates or their assignees holding any Units to require registration of any such Units and to include any such Units in a registration by the Partnership of other Units, including Units offered by the Partnership or by any Unitholder. Such registration rights will continue in effect for two years following any withdrawal or removal of the Managing General Partner as a general partner of the Partnership. In connection with any such registration, the Partnership will indemnify each Unitholder participating in such registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. The Partnership will bear all costs and expenses of any such registration. In addition, the General Partners and their affiliates may sell their Units in private transactions at any time, subject to compliance with applicable laws.

                              PLAN OF DISTRIBUTION

    This Prospectus may be used by the Partnership for the offer and sale of up to 3,000,000 Common Units from time to time in connection with the acquisition of other businesses, properties or securities. The consideration offered by the Partnership in such acquisitions, in addition to any Common Units offered by this Prospectus, may include assets, debt or other securities (which may be convertible into Common Units covered by this Prospectus), or assumption by the Partnership of liabilities of the business being acquired, or a combination thereof. The terms of acquisitions are typically determined by negotiations between the Partnership and the owners of the businesses, properties or securities to be acquired, with the Partnership taking into account the quality of management, the past and potential earning power and growth of the businesses, properties or securities to be acquired, and other relevant factors. Common Units issued to the owners of the businesses, properties or securities to be acquired are generally valued at a price reasonably related to the market value of the Common Units either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the Common Units.

    Under certain circumstances, this Prospectus also may be used for resales of Common Units by persons who receive Common Units in acquisitions. See "Outstanding Securities Covered by this Prospectus."

                          VALIDITY OF THE COMMON UNITS

    The validity of the Common Units has been passed upon for the Partnership by Schiff Hardin & Waite, Chicago, Illinois.

                                    EXPERTS

    The audited financial statements of Cornerstone Propane Partners, L.P. incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The audited financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement for Empire Energy Corporation, to the extent and for the periods indicated in their report, have been audited by Baird, Kurtz & Dobson, independent public accountants, and are included herein in reliance upon the report of said firm given upon its authority as experts in giving such report.

    The audited financial statements of SYN Inc. incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The CGI Holdings, Inc. financial statements as of July 31, 1996 and for each of the two years in the period ended July 31, 1996, and for the four and one-half months ended December 16, 1996 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The audited financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement for Synergy Group Incorporated, to the extent and for the periods indicated in their report, have been audited by Baird, Kurtz & Dobson, independent public accountants, and are included herein in reliance upon the report of said firm given upon its authority as experts in giving such report.

                                                                      APPENDIX A

                           GLOSSARY OF CERTAIN TERMS

    ACQUISITION: Any transaction in which any member of the Partnership Group acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

    ACQUISITION FACILITY: A $75.0 million revolving credit facility entered into by the Operating Partnership to be used for acquisitions and improvements.

    ADJUSTED OPERATING SURPLUS: With respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

    AUDIT COMMITTEE: A committee of the board of directors of the Managing General Partner composed of at least two or more directors who are neither officers nor employees of either of the General Partners nor officers, directors or employees of any affiliate of either of the General Partners.

    AVAILABLE CASH:  With respect to any quarter prior to liquidation:

        (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such quarter and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings for working capital purposes made subsequent to the end of such quarter, less

        (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Managing General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or by which it is bound or its assets are subject, or (iii) provide funds for distributions to Unitholders and the General Partners in respect of any one or more of the next four quarters; provided, however, that the Managing General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash within such quarter if the Managing General Partner so determines. Notwithstanding the foregoing, "Available Cash" with respect to the quarter in which the liquidation of the Partnership occurs and any subsequent quarter shall equal zero.

    BANK CREDIT FACILITY: The $75.0 million Acquisition Facility and the $50.0 million Working Capital Facility both entered into by the Operating Partnership.

    CAPITAL ACCOUNT: The capital account maintained for a Partner pursuant to the Partnership Agreement. The Capital Account of a Partner in respect of a general partner interest, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right, or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

    CAPITAL IMPROVEMENTS: Any addition or improvement to the capital assets owned by any member of the Partnership Group or acquisition of existing or the construction of new capital assets (including retail distribution outlets, propane tanks, pipeline systems, storage facilities, appliance showrooms, training facilities and related assets), made to increase the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

    CAPITAL SURPLUS: All Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash will be deemed to be Capital Surplus.

    CAUSE: Means a court of competent jurisdiction has entered a final, non-appealable judgment finding the Managing General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

    CLOSING DATE: The first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

    COAST:  CGI Holdings, Inc., a Delaware corporation.

    CODE:  Internal Revenue Code of 1986, as amended.

    COMBINED OPERATIONS: The propane business and assets of Synergy, Empire Energy and Coast contributed to the Partnership pursuant to the Contribution Agreement.

    COMMISSION:  Securities and Exchange Commission.

    COMMON UNIT ARREARAGE: The amount by which the Minimum Quarterly Distribution in respect of a quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a Common Unit, cumulative for such quarter and all prior quarters during the Subordination Period.

    COMMON UNITS: A Unit representing a fractional part of the Partnership Interests of all limited partners and assignees and having the rights and obligations specified with respect to Common Units in the Partnership Agreement.

    CONTRIBUTION AGREEMENT: The Contribution, Conveyance and Assumption Agreement dated the Closing Date among the Operating Partnership, the General Partners and certain other parties governing the Transactions pursuant to which, among other things, the propane assets andoperations of Synergy, Empire Energy and Coast were transferred and the liabilities assumed.

    CORNERSTONE: Cornerstone Propane Partners, L.P., a Delaware limited partnership.

    COUNSEL: Schiff Hardin & Waite, special counsel to the General Partners and the Partnership.

    CURRENT MARKET PRICE: With respect to any class of Units listed or admitted to trading on any national securities exchange as of any date, the average of the daily Closing Prices (as hereinafter defined) for the

20 consecutive Trading Days (as hereinafter defined) immediately prior to such date. "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange (other than the Nasdaq Stock Market) on which the Units of such class are listed or admitted to trading or, if the Units of such class are not listed or admitted to trading on any national securities exchange (other than the Nasdaq Stock Market), the last quoted price on such day, or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Managing General Partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Managing General Partner. "Trading Days" means a day on which the principal national securities exchange on which Units of any class are listed or admitted to trading is open for the transaction of business or, if the Units of a class are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open.

    DELAWARE ACT:  The Delaware Revised Uniform Limited Partnership Act, 6 Del
C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

    DEPARTING PARTNER: A former General Partner, either Managing General Partner or Special General Partner, from and after the effective date of any withdrawal or removal of such former General Partner pursuant to the Partnership Agreement.

    EBITDA: Operating income plus depreciation and amortization. As used in this Prospectus, EBITDA is not intended to be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity or ability to service debt obligations.

    EMPIRE ENERGY:  Empire Energy Corporation, a Tennessee corporation.

    EXCHANGE ACT:  Securities Exchange Act of 1934, as amended.

    EXECUTIVES: Messrs. Keith G. Baxter, Charles J. Kittrell, Ronald J. Goedde and Vincent J. DiCosimo.

    GENERAL PARTNERS: The Managing General Partner and the Special General Partner and their successors and permitted assigns as general partners of the Partnership and the Operating Partnership.

    HEATING DEGREE DAY: Heating Degree Days measure the amount by which the average of the high and low temperature on a given day is below 65 degrees Fahrenheit. For example, if the high temperature is 60 degrees and the low temperature is 40 degrees for a National Oceanic and Atmospheric Administration measurement location, the average temperature is 50 degrees and the number of heating degree days for that day is 15.

    INCENTIVE DISTRIBUTION RIGHT: A non-voting limited partner Partnership Interest issued to the General Partners in connection with the transfer of their assets to the Partnership, which Partnership Interest confers upon the holder thereof only the rights and obligations specifically provided in the Partnership Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of holders of a Partnership Interest).

    INCENTIVE DISTRIBUTIONS: The distributions of Available Cash from Operating Surplus initially made to the General Partners that are in excess of the General Partners' aggregate 2% general partner interest.

    INITIAL UNIT PRICE: $21.00 per Common Unit, the amount per Unit equal to the initial public offering price of the Common Units in the IPO.

    IRS:  Internal Revenue Service.

    MANAGING GENERAL PARTNER: Cornerstone Propane GP, Inc., a California corporation, and its successors, as managing general partner of the Partnership.

    MINIMUM QUARTERLY DISTRIBUTION: $.54 per Unit with respect to each quarter or $2.16 per Unit on an annualized basis, subject to adjustment as described in "Cash Distribution Policy--Distributions from Capital Surplus" and "Cash Distribution Policy--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

    NEW ACQUISITION INCENTIVE PLAN: The plan providing bonuses to participants in the plan (who are determined by the Board of Directors of the Managing General Partner and include the Executives) for adding new businesses to the Partnership's propane operations, based upon 4% of the gross acquisition price, spread among the participants in the plan based on their relative salaries.

    NON-CITIZEN ASSIGNEE: A Limited Partner or assignee who (i) fails to furnish information about nationality, citizenship, residency or other related status within 30 days after a request by the Managing General Partner for such information, or (ii) the Managing General Partner determines after receipt of such information is not an eligible citizen.

    NORTHWESTERN GROWTH: Northwestern Growth Corporation, a South Dakota corporation and a wholly owned subsidiary of NPS.

    NOTE PLACEMENT: The private placement by the Operating Partnership of the Notes.

    NOTES: The $220.0 million aggregate principal amount of Senior Secured Notes due 2010 privately placed by the Operating Partnership.

    NPS:  Northwestern Public Service Company, a Delaware corporation.

    OPERATING EXPENDITURES: All Partnership Group expenditures, including taxes, reimbursements of the General Partners, debt service payments and capital expenditures, subject to the following:

        (a) Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the Managing General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

        (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements (as opposed to capital expenditures made to maintain assets), (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to partners. Where capital expenditures are made in part for Acquisitions or Capital Improvements and in part for other purposes, the Managing General Partner's good faith allocation between the amounts paid for each shall be conclusive.

    OPERATING PARTNERSHIP: Cornerstone Propane, L.P., a Delaware limited partnership, and any successors thereto.

    OPERATING PARTNERSHIP AGREEMENT: The Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of December 17, 1996 (which has been filed as an exhibit to the registration statement of which this Prospectus is a part).

    OPERATING SURPLUS: As to any period prior to liquidation, on a cumulative basis and without duplication:

        (a) the sum of (i) $25 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date,
    (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from borrowings for working capital purposes, less

        (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the Managing General Partner to provide funds for future Operating Expenditures, provided however, that disbursements made (including contributions to a member of the Partnership Group or disbursements on behalf of a member of the Partnership Group) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced for purposes of determining Operating Surplus, within such period if the Managing General Partner so determines. Notwithstanding the foregoing, "Operating Surplus" with respect to the quarter in which the liquidation occurs and any subsequent quarter shall equal zero.

    OPINION OF COUNSEL: A written opinion of counsel, acceptable to the Managing General Partner in its reasonable discretion, to the effect that the taking of a particular action will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

    PARTNERSHIP: Cornerstone Propane Partners, L.P., a Delaware limited partnership, and any successors thereto.

    PARTNERSHIP AGREEMENT: The Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 17, 1996, (which has been filed as an exhibit to the registration statement of which this Prospectus is a part), as it may be amended, restated or supplemented from time to time. Unless the context requires otherwise, references to the Partnership Agreement constitute references to the Partnership Agreement of the Partnership and to the Operating Partnership Agreement, collectively.

    PARTNERSHIP GROUP: The Partnership, the Operating Partnership and any subsidiary of either such entity, treated as a single consolidated entity.

    PARTNERSHIP INTEREST: An interest in the Partnership, which shall include general partner interests, Common Units, Subordinated Units, Incentive Distribution Rights or other equity securities of the Partnership, or a combination thereof or interest therein as the case may be.

    PLANS: The New Acquisition Incentive Plan of the Managing General Partner, together with the Annual Operating Performance Incentive Plan.

    REGISTRATION STATEMENT:  The Registration Statement on Form S-4, as amended
(No. 333-     ), filed by the Partnership with the Commission.

    RESTRICTED UNIT PLAN: The Cornerstone Propane Partners, L.P. 1996 Restricted Unit Plan.

    SECURITIES ACT:  The Securities Act of 1933, as amended.

    SPECIAL GENERAL PARTNER: Synergy and its successors and assigns as special general partner of the Partnership.

    SUBORDINATED UNIT: A Unit representing a fractional part of the Partnership Interests of all limited partners and assignees and having the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement.

    SUBORDINATION PERIOD: The Subordination Period will generally extend until the first to occur of: (a) the first day of any quarter beginning after December 31, 2001 in respect of which (i) distributions of Available Cash from Operating Surplus on each of the outstanding Common Units and the Subordinated Units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units, plus the related distribution on the general partner interests in the Partnership and in the Operating Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages; and (b) the date on which the Managing General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partners and their Affiliates are not voted in favor of such removal. Prior to the end of the Subordination Period, one-quarter of the Subordinated Units (1,649,405 Subordinated Units) will convert into Common Units on a one-for-one basis on the first day after the record date established by the Managing General Partner for any quarter ending on or after December 31, 2000 in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interests in the Partnership and in the Operating Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages. In addition, if the Managing General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partners and their affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their 2% general partner interests (and all the rights to the Incentive Distribution) into Common Units or to receive cash in exchange for such interests.

    SYNERGY: SYN Inc., a Delaware corporation and majority-owned subsidiary of Northwestern Growth.

    TARGET DISTRIBUTION LEVELS: See "Cash Distribution Policy--Incentive Distributions--Hypothetical Annualized Yield."

    TRANSFER AGENT: Continental Stock Transfer & Trust Company serving as registrar and transfer agent for the Common Units.

    TRANSFER APPLICATION: An application for transfer of Units in the form set forth on the back of a certificate, substantially in the form included in this Prospectus as Appendix A, or in a form substantially to the same effect in a separate instrument.

    UNITHOLDERS: Holders of the Common Units and the Subordinated Units, collectively.

    UNIT MAJORITY: During the Subordination Period, at least a majority of the outstanding Common Units, voting as class, and at least a majority of the outstanding Subordinated Units, voting as a class and, thereafter, at least a majority of the outstanding Units.

    UNITS: The Common Units and the Subordinated Units, collectively, but not including the right to receive Incentive Distributions.

    UNRECOVERED CAPITAL: At any time, the Initial Unit Price, less the sum of all distributions theretofore made in respect of an Initial Common Unit constituting Capital Surplus and any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of such Unit, adjusted as the Managing General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

    WORKING CAPITAL FACILITY: A $50.0 million revolving credit facility entered into by the Operating Partnership to be used for working capital and other Partnership purposes.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Section of the Prospectus entitled "The Partnership
Agreement--Indemnification" is incorporated herein by this reference.

    Subject to any terms, conditions or restrictions set forth in the Partnership Agreements, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
 *3.1  Amended and Restated Agreement of Limited Partnership of Cornerstone
         Propane Partners, L.P. dated as of December 17, 1996.

 *3.2  Amended and Restated Agreement of Limited Partnership of Cornerstone
         Propane, L.P. dated as of December 17, 1996.

  5.1 Opinion of Schiff Hardin & Waite as to the legality of the securities being registered.

  8.1  Opinion of Schiff Hardin & Waite relating to tax matters.

*10.1 Credit Agreement dated December 17, 1996, among Cornerstone Propane, L.P., various financial institutions and Bank of America National Trust and Savings Association, as agent.

*10.2  Note Purchase Agreement dated December 17, 1996, among Cornerstone
         Propane, L.P. and certain investors.

*10.3  Contribution, Conveyance and Assumption Agreement dated as of December 17,
         1996, among Cornerstone Propane Partners, L.P., Cornerstone Propane,
         L.P., Cornerstone Propane GP, Inc., Empire Energy SC Corporation and SYN
         Inc.

*10.4  1996 Cornerstone Propane Partners, L.P. Restricted Unit Plan.

***10.5 Form of Amended and Restated Employment Agreements for Messrs. Baxter,
         Kittrell, Goedde and DiCosimo effective as of May 1, 1997.

**10.6 Amendment to No. 1 to Credit Agreement.

**10.7 Amendment to No. 2 to Credit Agreement.

**21.1 List of Subsidiaries

 23.1  Consent of Arthur Andersen LLP

 23.2  Consent of Baird, Kurtz & Dobson

 23.3  Consent of Price Waterhouse LLP

 23.4  Consent of Schiff Hardin & Waite (included in Exhibit 5.1 and 8.1)

 24.1  Powers of Attorney (included on signature page)

------------------------

* Incorporated by reference to the Partnership's Current Report on Form 8-K dated April 14, 1997.

** Incorporated by reference to the Partnership's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

*** Incorporated by reference to the Partnership's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

    b.  Financial Statement Schedules.

    All Financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement provided, however, that the undertakings set forth in paragraphs(1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

           (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (5) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) To respond to requests for information that is incorporated by reference into this Prospectus within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        (8) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (9) That every prospectus (i) that is filed pursuant to paragraph (8) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watsonville, State of California, on February 13, 1998.

                                CORNERSTONE PROPANE PARTNERS, L.P.

                                By:    CORNERSTONE PROPANE GP, INC., GENERAL
                                                      PARTNER

                                By:             /s/ KEITH G. BAXTER
                                     -----------------------------------------
                                                  Keith G. Baxter
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below appoints Richard R. Hylland, Daniel K. Newell, Keith G. Baxter and Ronald J. Goedde, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and conforming all that said attorney-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to this registration statement has been signed by the following persons in the capacities and dates indicated below.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ MERLE D. LEWIS        Chairman of the Board and
------------------------------    Director of Cornerstone    February 13, 1998
        Merle D. Lewis            Propane GP, Inc.

                                Vice Chairman of the Board
    /s/ RICHARD R. HYLLAND        and Director of
------------------------------    Cornerstone Propane GP,    February 13, 1998
      Richard R. Hylland          inc.

                                President, Chief Executive
     /s/ KEITH G. BAXTER          Officer and Director of
------------------------------    Cornerstone Propane GP,    February 13, 1998
       Keith G. Baxter            Inc. (Principal
                                  Executive Officer)

                                Executive Vice President
                                  and Chief Financial
     /s/ RONALD J. GOEDDE         Officer of Cornerstone
------------------------------    Propane GP, Inc.           February 13, 1998
       Ronald J. Goedde           (Principal Financial and
                                  Accounting Officer)

     /s/ DANIEL K. NEWELL
------------------------------  Director of Cornerstone      February 13, 1998
       Daniel K. Newell           Propane GP, Inc.

------------------------------  Director of Cornerstone      February 13, 1998
        Paul Christen             Propane GP, Inc.

        /s/ KURT KATZ
------------------------------  Director of Cornerstone      February 13, 1998
          Kurt Katz               Propane GP, Inc.

                               INDEX TO EXHIBITS

EXHIBITS DESCRIPTION
------ --------------------------------------------------------------------------
 *3.1  Amended and Restated Agreement of Limited Partnership of Cornerstone
         Propane Partners, L.P. dated as of December 17, 1996.

 *3.2  Amended and Restated Agreement of Limited Partnership of Cornerstone
         Propane, L.P. dated as of December 17, 1996.

  5.1 Opinion of Schiff Hardin & Waite as to the legality of the securities being registered.

  8.1  Opinion of Schiff Hardin & Waite relating to tax matters.

*10.1 Credit Agreement dated December 17, 1996, among Cornerstone Propane, L.P., various financial institutions and Bank of America National Trust and Savings Association, as agent.

*10.2  Note Purchase Agreement dated December 17, 1996, among Cornerstone
         Propane, L.P. and certain investors.

*10.3  Contribution, Conveyance and Assumption Agreement dated as of December 17,
         1996, among Cornerstone Propane Partners, L.P., Cornerstone Propane,
         L.P., Cornerstone Propane GP, Inc., Empire Energy SC Corporation and SYN
         Inc.

*10.4  1996 Cornerstone Propane Partners, L.P. Restricted Unit Plan.

***10.5 Form of Amended and Restated Employment Agreements for Messrs. Baxter,
         Kittrell, Goedde and DiCosimo, effective as of May 1, 1997.

**10.6 Amendment to No. 1 to Credit Agreement.

**10.7 Amendment to No. 2 to Credit Agreement.

**21.1 List of Subsidiaries

 23.1  Consent of Arthur Andersen LLP

 23.2  Consent of Baird, Kurtz & Dobson

 23.3  Consent of Price Waterhouse LLP

 23.4  Consent of Schiff Hardin & Waite (included in Exhibit 5.1 and 8.1)

 24.1  Powers of Attorney (included on signature page)

------------------------

* Incorporated by reference to the Partnership's Current Report on Form 8-K dated April 14, 1997.

** Incorporated by reference to the Partnership's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

*** Incorporated by reference to the Partnership's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.